    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 1998

                                                            REGISTRATION 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                           ONYX SOFTWARE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      WASHINGTON                     7372                  91-1629814
   (STATE OR OTHER            (PRIMARY STANDARD         (I.R.S. EMPLOYER
   JURISDICTION OF                INDUSTRIAL         IDENTIFICATION NUMBER)
   INCORPORATION OR          CLASSIFICATION CODE
    ORGANIZATION)                  NUMBER)
                            310 - 120TH AVENUE N.E.
                           BELLEVUE, WASHINGTON 98005
                                 (425) 451-8060
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                 BRENT R. FREI
          PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD
                           ONYX SOFTWARE CORPORATION
                            310 - 120TH AVENUE N.E.
                           BELLEVUE, WASHINGTON 98005
                                 (425) 451-8060
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                ---------------
                                   COPIES TO:

           GREGORY GORDER                        MARK A. BERTELSEN
      ALESIA L. PINNEY-HAWKINS                    JOSE F. MACIAS
           ALAN C. SMITH                           S. DAWN SMITH
          PERKINS COIE LLP               WILSON SONSINI GOODRICH & ROSATI
   1201 THIRD AVENUE, 40TH FLOOR             PROFESSIONAL CORPORATION
   SEATTLE, WASHINGTON 98101-3099               650 PAGE MILL ROAD
           (206) 583-8888                PALO ALTO, CALIFORNIA 94304-1050
                                                  (650) 493-9300
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                                ---------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
        TITLE OF EACH CLASS              PROPOSED MAXIMUM          AMOUNT OF
  OF SECURITIES TO BE REGISTERED    AGGREGATE OFFERING PRICE(1) REGISTRATION FEE
--------------------------------------------------------------------------------
Common Stock, $0.01 par value per
 share............................          $35,650,000              $9,911
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).
                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE + +CANNOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY + +THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED DECEMBER 8, 1998

                                       Shares

                          [LOGO OF ONYX SOFTWARE(R)]

                                  Common Stock

                                   --------

 Prior to this offering, there has been no public market for the common stock.
                          The initial public offering
 price is expected to be between $  and $  per share. Application has been made to list the
      common stock on the Nasdaq National Market under the symbol "ONXS."

    INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS"
                              STARTING ON PAGE 5.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED
     IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                          UNDERWRITING
                                                 PRICE TO DISCOUNTS AND PROCEEDS
                                                  PUBLIC   COMMISSIONS  TO ONYX
                                                 -------- ------------- --------
Per Share.......................................    $          $           $
Total(1)........................................   $          $           $

(1) ONYX has granted the Underwriters an option, exercisable for 30 days from
    the date of this prospectus, to purchase a maximum of    additional shares
    to cover over-allotments of shares.

  Delivery of the shares of common stock will be made on or about     , 1999,
against payment in immediately available funds.

CREDIT SUISSE FIRST BOSTON

                SG COWEN

                                 PIPER JAFFRAY INC.

                          Prospectus dated      , 1999

                            [ARTWORK AND GRAPHICS]

ERM Solutions for Progressive Organizations

ONYX Software builds ERM solutions for organizations competing in today's business environment. Specifically, the ONYX solution:

 . integrates functional departments of an enterprise around common relationships

 . is rapidly deployable throughout the entire enterprise

 . yields lower total cost of ownership

 . employs latest-generation technologies, including the Windows NT and Microsoft
  BackOffice platforms and Internet technologies.

ONYX enables communication and collaboration across the organization through a consistent, easy-to-use interface that is accessible through the Internet and corporate intranets and extranets.

GAIN PERSPECTIVE -- AND UNDERSTANDING.

Having a single repository of marketing, sales and service information allows the ONYX solution to provide a real-time view of an organization's performance.

THE RIGHT TECHNOLOGY MIX.

ERM technologies can vary significantly. The ONYX ERM solution provides out-of-the-box functionality that lowers acquisition, implementation, consulting and education costs, while allowing customers to tailor the application to their business methodologies using preconfigured templates.

WORKING SMARTER -- FASTER.

We have designed the ONYX ERM solution to be rapidly deployable throughout the enterprise, thereby helping to provide a higher return on investment. On average, customers have completed initial deployments of ONYX applications in eight to ten weeks.

                                 ------------

                               TABLE OF CONTENTS

                                   PAGE
                                   ----
Prospectus Summary................   3
Risk Factors......................   5
Use of Proceeds...................  16
Dividend Policy...................  16
Capitalization....................  17
Dilution..........................  18
Selected Consolidated Financial
 Data.............................  19
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations........  21
Business..........................  32

                                                                       PAGE
                                                                       ----
Management............................................................  46
Certain Transactions..................................................  52
Principal Shareholders................................................  54
Description of Capital Stock..........................................  56
Shares Eligible for Future Sale.......................................  59
Underwriting..........................................................  61
Notice to Canadian Residents..........................................  62
Legal Matters.........................................................  63
Experts...............................................................  63
Additional Information................................................  64
Index to Consolidated Financial Statements............................ F-1

                                 ------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

"ONYX," "ONYX Web Wizards" and "Total Customer Management" are registered trademarks of ONYX Software Corporation. We have applied for federal registration of the marks "Customer Center," "Customer Center-Unplugged," "RapidLink" and "ChannelConnect." All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.

Except as otherwise noted herein, information in this prospectus assumes (1) the conversion of all outstanding shares of redeemable convertible preferred stock into an aggregate of 3,533,925 shares of common stock upon the closing of this offering, (2) no exercise of the underwriters' over-allotment option and
(3) the filing, upon the approval by our shareholders, of Articles of Amendment to our Third Amended and Restated Articles of Incorporation (the "Restated Articles").


                     DEALER PROSPECTUS DELIVERY OBLIGATION

  UNTIL       , 1999, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus carefully.

                           ONYX SOFTWARE CORPORATION

  ONYX is a leading provider of Enterprise Relationship Management ("ERM") software solutions, which automate the key functions that enable enterprises to more effectively acquire, manage and retain customers, partners and other relationships. The ONYX ERM solution is based on the Microsoft Windows NT and Microsoft BackOffice platforms and features a common data model which creates a single repository of marketing, sales and service information that is accessible throughout the enterprise. We designed our solution from inception to be an integrated, enterprise-wide ERM solution that is easy to use through a variety of interfaces, including the Internet and corporate intranets and extranets. The ONYX ERM solution is rapidly deployable, scaleable, flexible and reliable, resulting in a low total cost of ownership.

  We believe there is a market opportunity for an ERM system that employs recent technology developments to enable enterprises to better address the competitive and operational processes of today's challenging and rapidly developing business environment to more effectively acquire, manage and retain customers, partners and other relationships. This solution would provide a high return on investment by improving the effectiveness of sales, marketing and support activities while maintaining a low total cost of ownership.

  Our integrated product family allows enterprises to automate the customer lifecycle across the entire enterprise, instead of automating only individual departments. We target mid- to large-sized organizations and divisions of Fortune 500 companies, marketing and selling our software and services through a direct sales force, as well as through distributors. We have direct sales offices in the United States, the United Kingdom, Singapore and Australia and distributors in Latin America, Asia and Europe. We serve over 300 customers in a variety of industries, including financial services, high technology, health care, manufacturing and telecommunications. Our customers include American Express Financial Advisors, Brooklyn Union Gas Company, Cincinnati Bell Telephone, Datastream Systems Inc., GIGA Information Group, NTL Internet and Sierra Health Services, Inc.

  Our principal executive offices are located at 310 - 120th Avenue N.E., Bellevue, Washington 98005 and our telephone number is (425) 451-8060. We were incorporated in Washington in 1994.

                                  THE OFFERING

Common stock offered....................      shares
Common stock to be outstanding after
 this offering..........................      shares(1)
Use of proceeds.........................  For working capital and other general corporate purposes
Proposed Nasdaq National Market symbol..  ONXS

--------
(1) Based on shares outstanding on November 30, 1998. Includes 3,533,925 shares of common stock issuable upon conversion of the outstanding shares of preferred stock. Excludes (1) 3,388,252 shares of common stock issuable upon exercise of options outstanding (of which 469,067 shares are exercisable) under our Amended and Restated 1994 Combined Incentive and Nonqualified Stock Option Plan (the "1994 Plan") at a weighted average exercise price of $1.66 per share, (2) 16,200 shares of common stock issuable upon exercise of options outstanding (of which none are exercisable) under our 1998 Stock Incentive Compensation Plan (the "1998 Plan") at an exercise price of $9.00 per share, (3) 1,502,672 shares available for issuance under the 1998 Plan and (4) 500,000 shares available for issuance under our 1998 Employee Stock Purchase Plan (the "ESPP"), which was approved by the Board of Directors on December 4, 1998 and recommended to the shareholders for adoption.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                         FOR THE PERIOD
                              FROM
                          FEBRUARY 23,
                              1994           YEAR ENDED        NINE MONTHS ENDED
                         (INCEPTION) TO     DECEMBER 31,         SEPTEMBER 30,
                          DECEMBER 31,  ---------------------  ------------------
                              1994       1995   1996   1997      1997      1998
                         -------------- ------ ------ -------  --------  --------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
 Total revenues.........    $    166    $2,198 $9,645 $19,437  $ 12,277  $ 24,004
 Income (loss) from
  operations............         (35)      801  2,065  (3,746)   (2,572)   (5,396)
 Net income (loss)......         (15)      523  1,394  (2,544)   (1,735)   (5,494)
 Pro forma basic and
  diluted net loss per
  share(1)..............                              $ (0.23)           $  (0.47)
 Shares used in
  computation of pro
  forma net loss per
  share(1)..............                               11,262              11,739

                                                    SEPTEMBER 30, 1998
                                            ------------------------------------
                                                                    PRO FORMA
                                            ACTUAL   PRO FORMA(2) AS ADJUSTED(3)
                                            -------  ------------ --------------
CONSOLIDATED BALANCE SHEET DATA:
 Cash and cash equivalents................. $   177   $     177
 Working capital...........................   1,629       1,629
 Total assets..............................  17,098      17,098
 Redeemable convertible preferred stock....  12,981         --
 Shareholders' equity (deficit)............  (6,573)      6,408

--------
(1) See Notes 1 and 8 of Notes to Consolidated Financial Statements for information concerning the determination of basic and diluted net income
     (loss) per share.
(2) As adjusted to give effect to the conversion of 3,433,925 outstanding shares of redeemable convertible preferred stock into 3,533,925 shares of common stock. See "Certain Transactions."
(3)  As adjusted to give effect to the sale by ONYX of    shares of common
     stock offered through this prospectus at an assumed initial public offering price of $ per share and after deducting underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

  You should carefully consider the risks described below before buying shares in this offering. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

  If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected, the trading price of our common stock could decline, and you might lose all or part of your investment.

  This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipate," "believes," "expects," "future," and "intends," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks described below and elsewhere in this prospectus.

OUR FUTURE OPERATING RESULTS ARE UNCERTAIN AND LIKELY TO FLUCTUATE.

  Our operating results have varied widely in the past, and we expect that they will continue to fluctuate in the future. In addition, our operating results may not follow any past trends. In particular, it is difficult to predict the timing or amount of our license revenues because

  . our sales cycles are lengthy and variable, typically ranging between two to six months from our initial contact with a potential customer to the signing of a license agreement (although occasionally sales require substantially more time);

  . the amount of unfulfilled orders for our products at the beginning of a quarter is small because our products are typically shipped shortly after orders are received; and

  . we recognize a substantial portion of our license revenues in the last month of a quarter, and often in the last weeks or days of a quarter.

  Nevertheless, we base our decisions regarding our operating expenses on anticipated revenue trends. Because many of our expenses are relatively fixed, a delay in recognizing revenue from a limited number of license transactions could cause our operating results to vary significantly from quarter to quarter and could result in operating losses. To the extent these expenses are not followed by increased revenues, our operating results will suffer. Our future operating results will depend on many factors, including

  .  demand for our products and services;

  .  product and price competition;

  .  variability in the mix of our license and service revenues;

  .  variability in the mix of our direct and indirect license revenues;

  . variability in the mix of services that we perform and those performed by third-party service providers;

  . success in expanding our direct sales force, indirect distribution channels and consulting organization;

  . our ability to develop and market new and enhanced products on a timely basis;

  . timing of our new product introductions and product enhancements or those of our competitors;

  . continued purchases by our existing customers, including additional license and maintenance revenues;

  .  international sales and strategic acquisitions; and

  .  the loss of any key employees and timing of our new hires.

  We continue to experience significant seasonality with respect to software license revenues. In recent years, we have recognized more license revenues in our fourth quarter than in each of the first three quarters of a fiscal year and have experienced lower license revenues in our succeeding first quarter. We believe that these fluctuations are primarily caused by customer buying patterns (often influenced by year-end budgetary pressures) and the efforts of our direct sales force to meet or exceed year-end sales quotas. We expect that seasonal trends will continue in the future.

  In the past, the software industry has experienced significant downturns, particularly when general economic conditions decline and spending on management information systems decreases. Our business, financial condition and operating results may fluctuate substantially from quarter to quarter as a consequence of general economic conditions in the software industry. In addition, the fiscal or quarterly budget cycles of our customers can cause our revenues to fluctuate from quarter to quarter. As a result of all of these factors, we believe that period-to-period comparisons of our operating results are not meaningful, and you should not rely on such comparisons to predict our future performance. Fluctuations in our operating results, particularly compared to the expectations of market analysts or investors, could cause volatility in the price of our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

WE HAVE A LIMITED OPERATING HISTORY AND HAVE INCURRED LOSSES.

  We commenced operations in February 1994 and commercially released version
1.0 of ONYX Customer Center in December 1994. Accordingly, we have a limited operating history, and we face all of the risks and uncertainties encountered by early stage companies. The new and evolving nature of the ERM market increases these risks and uncertainties. To address these risks, we must, among other things

  .  successfully implement our sales and marketing strategy;

  .  respond to competitive developments;

  .  attract, retain and motivate qualified personnel;

  . develop and upgrade our products and technologies more rapidly than our competitors; and

  . commercialize our products and services incorporating these enhanced technologies.

  We incurred net losses in each quarter from ONYX's inception through the third quarter of 1994 and from the first quarter of 1997 to the third quarter of 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview." As of September 30, 1998, we had an accumulated deficit of $6.1 million. We expect to continue to devote substantial resources to our product development and sales and customer support. As a result, we will need to generate significant quarterly revenues to achieve and maintain profitability. Our limited operating history makes it difficult to forecast our future operating results. Our business strategies may not be successful, and we may not be profitable in any future period. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR MARKET IS HIGHLY COMPETITIVE.

  The market for ERM software is intensely competitive, fragmented and rapidly changing. We face competition in the ERM software market primarily from (1) front-office software applications vendors, such as Clarify, Inc., Pivotal Corp., SalesLogix Corporation, Siebel Systems, Inc. and The Vantive Corporation, (2) large enterprise software vendors, particularly enterprise resource planning ("ERP") system vendors, such as Baan Company N.V., J. D. Edwards & Company, Oracle Corporation, PeopleSoft Corporation and SAP AG, and
(3) our potential customers' internal information technology ("IT") departments, which may seek to develop proprietary ERM systems. In addition, as we develop new products, particularly applications focused on particular industries, we may begin competing with companies with whom we have not previously competed. It is also possible that new competitors will enter the market or that our competitors will form alliances that may enable them to rapidly increase their market share.

  Many of our competitors have already established supplier relationships with divisions of our current or potential customers. These competitors may be able to use their existing relationships to discourage these customers from purchasing additional ONYX products or persuade them to replace our products with their products. Many of our competitors have longer operating histories, significantly greater resources and name recognition and a larger installed base of customers. As a result, these competitors may have greater credibility with our existing and potential customers. They also may be able to devote greater resources to the development, promotion and sale of their products, which would allow them to respond more quickly to new or emerging technologies and changes in customer requirements.

  We expect that competition will increase as other established and emerging companies enter the ERM market, as new products and technologies are introduced and as new competitors enter the market. Increased competition may result in price reductions, lower gross margins and loss of our market share, any of which could materially adversely affect our business, financial condition and operating results. See "Business--Competition."

WE DEPEND ON CONTINUED ADOPTION OF THE WINDOWS NT/MICROSOFT BACKOFFICE
PLATFORMS.

  We have designed our products to operate exclusively on the Windows NT and Microsoft BackOffice platforms. As a result, we market our products exclusively to customers who have developed their enterprise computing systems around these platforms. Our future financial performance will depend on continued growth in the number of enterprises that successfully adopt the Windows NT and Microsoft BackOffice computing platforms. Acceptance of the Windows NT and Microsoft BackOffice platforms may not continue to increase in the future. The adoption of new operating systems and computing platforms, and the market for software applications that run on those platforms, has in the past been significantly affected by the timing of new product releases and enhancements to these platforms. If the Windows NT/Microsoft BackOffice market fails to grow or grows more slowly than we currently expect, or the market is affected by delays in the release of new or enhanced products, our business, financial condition and operating results could be materially adversely affected. Also, the performance of our products depends, to some extent, on the technical capabilities of the Windows NT and Microsoft BackOffice platforms. If the Windows NT and Microsoft BackOffice platforms do not meet the technical demands of our products, the performance or scalability of the ONYX ERM solution may be limited and, as a result, our business, financial condition and operating results could be materially adversely affected. See "Business--Industry Background," "--Products and Services" and "--Competition."

THE MARKET FOR ERM SOLUTIONS IS NEW AND HIGHLY UNCERTAIN.

  The market for ERM products is still emerging, and continued growth in demand for and acceptance of ERM products remains uncertain. Even if the ERM market grows, businesses may purchase our competitors' ERM products or develop their own. We believe that many of our potential customers are not fully aware of the benefits of ERM solutions and that these solutions may never achieve market acceptance. We have spent, and will continue to spend, considerable resources educating potential customers about our products and ERM software solutions in general. However, even with these educational efforts, market acceptance of our products may not increase. If the market for our products does not grow or grows more slowly than we currently anticipate, our business, financial condition and operating results would be materially adversely affected.

WE RELY ON SALES OF ONLY ONE PRODUCT FAMILY.

  As of September 30, 1998, substantially all of our 1998 revenues were generated from the sale of the ONYX Customer Center product family and related maintenance, training and implementation services. We expect revenues from the ONYX Customer Center product family to continue to account for a substantial majority of our future revenues. As a result, factors adversely affecting the pricing of or demand for the ONYX Customer Center product family, such as competition or technological change, could materially adversely affect our business, financial condition and operating results. Our future financial performance will substantially depend on successfully deploying current versions of the ONYX Customer Center product family and developing, introducing and establishing customer acceptance of new and enhanced versions of the ONYX Customer Center product family. See "Business-- Products and Services" and "--Sales and Marketing."

WE MAY BE UNABLE TO EXPAND OUR SALES AND SUPPORT INFRASTRUCTURE.

  To date, we have sold our products primarily through our direct sales force and have supported our customers with our consulting and customer support staff. Our future revenue growth will depend in large part on recruiting and training additional direct sales, consulting and customer support personnel and expanding our indirect distribution channels. We have experienced and continue to experience difficulty in recruiting qualified sales and support personnel and in establishing third-party relationships. We may not be able to successfully expand our direct sales force or other distribution channels and any such expansion may not result in increased revenues. We believe the complexity of our products and the large-scale deployments anticipated by our customers will require us to hire a number of highly trained consulting and customer support personnel, and, if we are unable to do so, we may be unable to meet customer demands. Our business, financial condition and operating results would be materially adversely affected if we fail to expand our direct sales force or other distribution channels or if we fail to expand our technical and customer support staff. See "--We may experience difficulties managing our growth, and we depend on certain key employees" and "Business--Strategy," "-- Sales and Marketing" and "--Customers and Markets."

WE MAY EXPERIENCE DIFFICULTIES MANAGING OUR GROWTH, AND WE DEPEND ON CERTAIN KEY EMPLOYEES.

  Continued growth of our business may place a significant strain on our existing management systems and resources. To compete effectively and manage future growth, we must continue to improve our financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage our work force. If we are not successful, our business, financial condition and operating results would be materially adversely affected. Our future performance will also largely depend on the efforts and abilities of our key technical, customer support, sales and managerial personnel and our ability to retain them. We have in the past experienced difficulty in hiring qualified technical, customer support, sales and managerial personnel. In addition, the loss of any of our executive officers could materially adversely affect our business, financial condition and operating results. Our success will depend on our ability to attract and retain such personnel in the future. See "--We may be unable to expand our sales and support infrastructure," "Business--Sales and Marketing" and "Management."

OUR MARKET IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE.

  The software market in which we compete is characterized by rapid technological change, frequent new product introductions, changes in customer demands and evolving industry standards. For example, existing products can become obsolete and unmarketable when products using new technologies are introduced and new industry standards emerge. As a result, the life cycles of our products are difficult to estimate. We may need to modify our products when third parties change software that we integrate into our products. To be successful, we must continue to enhance our current product line and develop new products that successfully respond to such developments. For example, we intend to enhance our products to provide more advanced Internet functionality, which partially depends on available Internet security, bandwidth and reliability. We have delayed enhancements or new product release dates several times in the past and may not be able to introduce enhancements or new products successfully or in a timely manner in the future. Our business, financial condition and operating results would be materially adversely affected if we delay release of our products and product enhancements or if these products and product enhancements fail to achieve market acceptance when released. In addition, customers may defer or forego purchases of our products if we, our competitors or major hardware, systems or software vendors introduce or announce new products or product enhancements. Such events could materially adversely affect our business, financial condition and operating results. See "Business--Products and Services."

WE FACE RISKS FROM EXPANSION OF OUR INTERNATIONAL OPERATIONS.

  We intend to continue to substantially expand our international operations and enter new international markets. This expansion will require significant management attention and financial resources to successfully translate and localize our software products to various languages and to develop direct and indirect international sales and support channels. We may not be able to maintain or increase international market demand for the ONYX Customer Center product family and if we are unable to do so, international sales will be limited, and our business, financial condition and operating results will be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  International operations are subject to inherent risks, including

  .  the difficulties and costs of staffing and managing foreign operations;

  . the difficulties of achieving the optimal mix of direct and indirect sales channels;

  .  the impact of possible adverse economic conditions;

  .  the costs of localizing products for foreign markets;

  . longer receivables collection periods and greater difficulty in accounts receivable collection as compared to those experienced in our domestic operations;

  .  unexpected changes in regulatory requirements;

  .  reduced protection for intellectual property rights in some countries;

  . fluctuations in the value of the U.S. dollar relative to other currencies;

  .  potentially adverse tax consequences;

  .  seasonal reductions in business activities; and

  .  political and economic instability.

  We (or our distributors or resellers) may not be able to sustain or increase international revenues from licenses or from consulting and customer support. The above factors could materially adversely affect our future international revenues and, consequently, our business, financial condition and operating results. Our foreign subsidiaries operate primarily in local currencies, and their results are translated into U.S. dollars. We do not currently engage in currency hedging activities, but we may do so in the future. Increases in the value of the U.S. dollar relative to foreign currencies would materially adversely affect our operating results. These factors could materially adversely affect our future international operations and, consequently, our business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Customers and Markets" and "--Sales and Marketing."

WE RELY HEAVILY ON KEY PARTNERS AND SYSTEMS INTEGRATORS.

  We have established relationships with a number of organizations that are important to our worldwide sales, marketing and support activities and the implementation of our products. We expect our relationships with these organizations to provide marketing and sales opportunities for our direct sales force and expand the distribution of our products. We believe that these relationships help us keep pace with the technological and marketing developments of major software vendors and, in certain instances, provide us with technical assistance for our product development efforts. If we fail to maintain our existing relationships, or to establish new relationships, or if our partners do not perform to our expectations, our business, financial condition and operating results could be materially adversely affected.

  We rely on a number of systems consulting and integration firms to implement our software, provide customer support services and endorse our products during the competitive evaluation stage of the sales cycle. Although we seek to maintain relationships with these service providers, many of them have similar, and often more established, relationships with our competitors. Further, these third parties, many of which have significantly greater resources than we have, may in the future market software products that compete with ours or reduce or discontinue their relationships with us or their support of our products. See "Business--Products and Services." In addition, our business, financial condition and operating results could be materially adversely affected if

  . we are unable to develop and retain effective, long-term relationships with our systems integrators;

  . we are unable to adequately train a sufficient number of systems integrators;

  . our systems integrators do not have or do not devote the resources necessary to facilitate implementation of our products; or

  .  our systems integrators endorse a product or technology other than ours.

OUR SALES CYCLE IS LONG.

  We believe that an enterprise's decision to purchase an ERM system is discretionary, involves a significant commitment of its resources and is influenced by its budget cycles. To successfully sell our products, we generally must educate our potential customers regarding the use and benefit of our products, which can require significant time and resources. Consequently, the period between initial contact and the purchase of our products is often long and subject to delays associated with the lengthy budgeting, approval and competitive evaluation processes that typically accompany significant capital expenditures. Our sales cycles are lengthy and variable, typically ranging between two to six months from our initial contact to the signing of a license agreement (although occasionally sales require substantially more time). Such delays may cause our operating results to vary widely. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

WE DEPEND ON SERVICE REVENUES.

   Support and service revenues represented 24% of our total revenues for 1995, 30% for 1996, 32% for 1997 and 37% for the nine months ended September 30, 1998. We anticipate that service revenues will continue to represent a significant percentage of total revenues. Because service revenues have a lower gross margin than license revenues, a continued increase in the percentage of total revenues represented by service revenues or an unexpected decrease in license revenues could have a detrimental impact on overall gross margins and our operating results. Service revenues depend in part on the ongoing renewals of customer support contracts by our installed customer base, and we cannot provide any assurances that these customers will renew their support contracts. Also, we subcontract certain consulting, customer support and training services to third-party service providers. Contract revenues generally carry lower gross margins than our service business overall; as a result, our service revenues and related margins may vary from period to period, depending on the mix of these third-party contract revenues. In addition, consulting revenues as a percentage of total revenues could decline if customers select third-party service providers to install and service our products more frequently than they have in the past. If service revenues are lower than anticipated, our business, financial condition and operating results could be materially adversely affected. Our ability to increase service revenues will depend in large part on our ability to increase the scale of our services organization, including our ability to successfully recruit and train a sufficient number of qualified services personnel. We cannot provide any assurance that we will be able to do so. See "--We may experience difficulties managing our growth, and we depend on certain key employees" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE RELY ON SOFTWARE LICENSED TO US BY THIRD PARTIES.

  We incorporate into our products certain software that is licensed to us by third-party software developers. Although we believe there are other sources for this licensed software, any significant interruption in the supply of any of this licensed software could materially adversely affect our sales, unless and until we can replace the functionality provided by this licensed software. Because our products incorporate software developed and maintained by third parties, we depend on such third parties' abilities to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. The third-party software currently offered in conjunction with our products may become obsolete or incompatible with future versions of our products. Our sales could be materially adversely affected if we are unable to replace the functionality provided by that software. See "Business--Products and Services."

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS.

  Our success depends in part on our ability to protect our proprietary rights. To protect our proprietary rights, we rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with employees and third parties, and protective contractual provisions such as those contained in license agreements with consultants, vendors and customers, although we have not signed such agreements in every case. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts we have entered into, and we may not become aware of, or have adequate remedies in the event of, such breach.

  We pursue the registration of certain of our trademarks and service marks in the United States and in certain other countries, but we have not secured registration of all our marks. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in other jurisdictions. A significant portion of our marks include the word "Onyx." Other companies use "Onyx" in their marks alone or in combination with other words, and we cannot prevent all third-party uses of the word "Onyx." We license certain proprietary rights to third parties. Such licensees may not abide by compliance and quality control guidelines with respect to such proprietary rights and may take actions that would materially adversely affect our business, financial condition and operating results.

  We have been subject to claims and expect to be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of trademarks and other intellectual property rights of third parties. See "Business--Legal Proceedings." ONYX Computers, Incorporated ("OCI") has filed a lawsuit against us alleging trademark infringement of the mark ONYX in Canada. We are negotiating to settle the litigation. However, our negotiations may not be successful. An adverse outcome could have a material adverse effect on our financial condition and operating results.

  In the computer software market, there is frequent and substantial intellectual property litigation, which is often complex and expensive, and involves a significant diversion of resources and uncertainty of outcome. We may need to litigate to enforce and protect our intellectual property or to defend against a claim of infringement or invalidity. Although we attempt to avoid infringing known proprietary rights of third parties in our product development efforts, we have been and expect to continue to be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of third-party proprietary rights by us and our licensees. In addition, we expect that software developers will be increasingly subject to infringement claims as the number of products and competitors in our industry grows and the functionality of products in different industry segments overlaps. Furthermore, former employers of our present and future employees may assert claims that our employees have improperly disclosed confidential or proprietary information to us. If we discover that any elements of the ONYX Customer Center product family violate third-party proprietary rights, we may be unable to obtain licenses on commercially reasonable terms, if at all, and to avoid or settle litigation without substantial expense and damage awards. Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to pay damages or enter into royalty or license agreements on terms that are not advantageous to us. Any of these results could materially adversely affect our business, financial condition and operating results.

  We rely on certain technology that we license from third parties, including software that is integrated with internally developed software and used in our products, to perform key functions. Although we are generally indemnified against claims that such third-party technology infringes the proprietary rights of others, such indemnification is not always available for all types of intellectual property rights, and in some cases the scope of such indemnification is limited. Even if we receive broad indemnification, third-party indemnitors are not always well capitalized and may not be able to indemnify us in the event of infringement, resulting in substantial exposure to us. Infringement or invalidity claims arising from the incorporation of third-party technology, and claims for indemnification from our customers resulting from such claims, may be asserted or prosecuted against us. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential product redevelopment costs and delays, and could materially adversely affect our business, financial condition and operating results. See "Business--Intellectual Property and Other Proprietary Rights."

OUR PRODUCTS MAY SUFFER FROM DEFECTS OR ERRORS.

  Software products as complex as ours frequently contain errors or defects, especially when first introduced or when new versions are released. We have had to delay commercial release of certain versions of our products until software problems were corrected, and in some cases have provided product enhancements to correct errors in released products. Our new products or releases may not be free from errors after commercial shipments have begun. Any errors that are discovered after commercial release could result in loss of revenues or delay in market acceptance, diversion of development resources, damage to our reputation or increased service and warranty costs, all of which could materially adversely affect our business, financial condition and operating results.

WE MAY FACE PRODUCT LIABILITY CLAIMS.

  Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that these provisions may be ineffective under the laws of certain jurisdictions. Although we have not experienced any product liability claims to date, the sale and support of our products entails the risk of such claims, and we may be subject to such claims in the future. Although we maintain product liability insurance, this coverage may not be adequate and may not continue to be available. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim brought against us could materially adversely affect our business, financial condition and operating results.

THE INTEGRATION OF ENCYC MAY BE DIFFICULT AND DISRUPTIVE.

  In September 1998, we acquired EnCyc, Inc, a privately held marketing encyclopedia software company ("EnCyc"). We are currently in the process of integrating the EnCyc business with our business. This integration is subject to risks commonly encountered in making acquisitions, including, among others, risk of loss of key personnel, difficulties associated with assimilating the technologies, products, personnel and operations, potential disruption of our ongoing business, and the ability of our sales force, consultants and development staff to adapt to the new product line. We may not successfully overcome these risks or any other problems encountered in connection with the acquisition of EnCyc.

ANY FUTURE ACQUISITIONS MAY BE DIFFICULT AND DISRUPTIVE.

  As part of our business strategy, we expect to consider acquiring other companies that would complement our existing product offerings, augment our market coverage, enhance our technological capabilities, or otherwise offer us growth opportunities. Future acquisitions may result in the following, any of which could adversely affect our operating results or the trading price of our common stock:

  . issuances of equity securities that may dilute your ownership interest in ONYX;

  . cash payments or assumption of debt or other liabilities of the companies we acquire;

  . large one-time write-offs and amortization expenses related to goodwill and other intangible assets; and

  .  negative changes to our financial model.

  In addition, acquisitions involve many risks and challenges that we might not successfully overcome, including

  . difficulties in assimilating technologies, products, personnel and operations;

  .  diversion of management's attention;

  . risks of entering markets in which we have no or limited prior experience; and

  .  loss of key employees of acquired organizations.

  We may not be able to successfully integrate any technologies, products, personnel or operations of companies that we may acquire in the future. If we fail to do so, our business, financial condition and operating results could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR STOCK PRICE MAY BE VOLATILE.

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock will be determined through negotiations between ONYX and the representatives of the Underwriters. The market price for our shares of common stock is likely to be very volatile, and, if you decide to purchase our shares, you may not be able to resell your shares at or above the initial public offering price due to a number of factors, including

  .  actual or anticipated variations in quarterly operating results;

  .  the gain or loss of significant orders;

  .  changes in earning estimates by analysts;

  . announcements of technological innovations or new products by us or our competitors;

  .  general conditions in the software and computer industries; and

  .  other events or factors that negatively affect the stock market.

  In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price for many companies in industries similar or related to ours and that have been unrelated to these companies' operating performances. These broad market fluctuations could materially adversely affect the market price of our common stock.

CERTAIN EXISTING SHAREHOLDERS OWN A LARGE PERCENTAGE OF OUR VOTING STOCK.

  Following the closing of this offering, our officers, directors and affiliated entities together will beneficially own approximately % of the outstanding shares of our common stock ( % if the Underwriters' over-allotment option is exercised in full). As a result, these shareholders will be able to control all matters requiring shareholder approval and, thereby, our management and affairs. Matters that typically require shareholder approval include:

  .  election of directors;

  .  merger or consolidation; and

  .  sale of all or substantially all our assets.

  This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock. See "Principal Shareholders."

OUR ARTICLES OF INCORPORATION AND BYLAWS AND WASHINGTON LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER.

  Certain provisions of our Restated Articles and our Amended and Restated Bylaws (the "Restated Bylaws") and Washington law could make it more difficult for a third party to obtain control of ONYX. See "Description of Capital Stock."

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

  After this offering, we will have outstanding    shares of common stock.
Sales of a substantial number of shares of common stock in the public market following this offering could materially adversely affect the market price of our common stock. All the shares sold in this offering will be freely tradable. The remaining 13,360,134 shares of common stock outstanding after this offering will be available for sale in the public market as follows:

     NUMBER OF SHARES   DATE OF AVAILABILITY FOR SALE
     ----------------   -----------------------------
            --                , 1999 (date of this prospectus)
          82,309              , 1999 (90 days after the date of
                        this prospectus)
        13,135,597            , 1999 (180 days after the date of
                        this prospectus)
         242,228        At various times thereafter upon the
                        expiration of one-year holding periods

See "Shares Eligible for Future Sale" and "Underwriting."

WE FACE "YEAR 2000" RISKS.

  Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Significant uncertainty exists in the software industry and other industries concerning the scope and magnitude of problems associated with the century change. Based on our assessment to date, we believe the current versions of our software products are "Year 2000 compliant"--that is, they are capable of adequately distinguishing 21st century dates from 20th century dates. However, our products are generally integrated into enterprise systems involving sophisticated hardware and complex software products that may not be Year 2000 compliant. We may face claims based on Year 2000 problems in other companies' products, or issues arising from the integration of multiple products within an overall system. We also need to ensure Year 2000 compliance of our own internal computer systems. In addition, we may experience reduced sales of our products as potential customers reduce their budgets for ERM software due to increased expenditures on their own Year 2000 compliance efforts. We do not expect the total cost to us of Year 2000 compliance issues to be material to our business, financial condition and operating results. However, we and our customers and suppliers may not identify and remediate all significant Year 2000 problems on a timely basis. Remediation efforts may involve significant time and expense and unremediated problems could materially adversely affect our business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

WE FACE RISKS RELATED TO THE EUROPEAN MONETARY CONVERSION.

  We are aware of the issues associated with the forthcoming changes in Europe aimed at forming a European economic and monetary union (the "EMU"). One of the changes resulting from this union will require EMU member states to irrevocably fix their respective currencies to a new currency, the Euro, on January 1, 1999, at which date the Euro will become a functional legal currency of these countries. During the next three years, business in the EMU member states will be conducted in both the existing national currency, such as the French Franc or the Deutsche Mark, and the Euro. As a result, companies operating in or conducting business in EMU member states will need to ensure that their financial and other software systems are capable of processing transactions and properly handling these currencies, including the Euro.

  We are still assessing the impact the conversion to the Euro will have on both our internal systems and the products we sell. We will take appropriate corrective actions based on the results of such assessment. We have not yet determined the cost related to addressing this issue. This issue and its related costs could materially adversely affect our business, financial condition and operating results.

CHANGES IN ACCOUNTING STANDARDS COULD AFFECT OUR FUTURE OPERATING RESULTS.

  We recognize revenues from software license agreements upon delivery of our software products if

  .  persuasive evidence of an arrangement exists;

  .  collection is probable;

  .  the fee is fixed or determinable; and

  . vendor-specific objective evidence exists to allocate the total fee to all elements of the arrangement.

  We recognize customer support (maintenance) revenues ratably over the contract term--typically one year--and recognize revenues for consulting and training services as such services are performed.

  Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition," was issued in October 1997 by the American Institute of Certified Public Accountants and amended by Statement of Position 98-4 ("SOP 98-4"). We adopted SOP 97-2 effective January 1, 1998. Based on our interpretation of SOP 97-2 and SOP 98-4, we believe our current revenue recognition policies and practices are consistent with SOP 97-2 and SOP 98-4. However, full implementation guidelines for this standard have not yet been issued. Once available, such implementation guidance could lead to unanticipated changes in our current revenues accounting practices, which changes could materially adversely affect our business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Additionally, the accounting standard setters, including the Securities and Exchange Commission (the "Commission") and the Financial Accounting Standards Board are reviewing the accounting standards related to business combinations and stock-based compensation. Any changes to either of these standards or any other accounting standards could materially adversely affect our business, financial condition and operating results.

                                USE OF PROCEEDS

  We expect to receive approximately $  million in net proceeds from the sale
of the    shares of common stock in this offering, assuming the initial public offering price is $ per share (approximately $ million if the Underwriters' over-allotment option is exercised in full).

  We intend to use the net proceeds of this offering primarily for additional working capital and other general corporate purposes, including increased domestic and international sales and marketing expenditures, increased research and development expenditures, and capital expenditures made in the ordinary course of business. We may also use a portion of the net proceeds to acquire additional businesses, products and technologies or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments, oral or written to do so, and are not currently engaged in any negotiations for any such acquisition or joint venture. The amounts that we actually expend for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, the amount of cash we generate from operations and the progress of our product development efforts. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

  We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future. In addition, the terms of our current credit facility prohibit us from paying dividends without our lender's consent.

                                 CAPITALIZATION

  The following table sets forth (1) the actual capitalization of ONYX as of September 30, 1998, (2) the pro forma capitalization of ONYX after giving effect to the conversion of all 3,433,925 outstanding shares of redeemable convertible preferred stock into 3,533,925 shares of common stock, and (3) the
pro forma as adjusted capitalization to give effect to the sale of    shares of
common stock at $ per share in this offering (less underwriting discounts and commissions and estimated expenses we expect to pay in connection with this offering). You should read this table in conjunction with our Consolidated Financial Statements and the Notes thereto included elsewhere in this prospectus.

                                       SEPTEMBER 30, 1998
                         -----------------------------------------------------
                                                                PRO FORMA
                            ACTUAL           PRO FORMA         AS ADJUSTED
                         ---------------  ----------------  ------------------
                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Long-term obligations,
 net of current
 portion................ $           692   $           692    $           692
Redeemable convertible
 preferred stock, $0.01
 par value per share;
 10,000,000 shares
 authorized: 3,433,925
 shares issued and
 outstanding, actual; no
 shares issued and
 outstanding, pro forma
 and pro forma as
 adjusted...............          12,981               --                 --
Shareholders' equity
 (deficit):
  Preferred stock, $0.01
   par value per share
   10,000,000 shares
   authorized; none pro
   forma or pro forma
   adjusted.............             --                --                 --
  Common stock, $0.01
   par value per share;
   40,000,000 shares
   authorized; 9,823,709
   shares issued and
   outstanding, actual;
   13,357,634 shares
   issued and
   outstanding, pro
   forma;    shares
   issued and
   outstanding, pro
   forma as
   adjusted(1)..........             (79)           12,902
  Notes receivable from
   officers for common
   stock................            (212)             (212)              (212)
  Deferred stock-based
   compensation.........            (161)             (161)              (161)
  Accumulated other
   comprehensive
   income...............              15                15                 15
  Accumulated deficit...          (6,136)           (6,136)            (6,136)
                         ---------------   ---------------    ---------------
    Total shareholders'
     equity (deficit)...          (6,573)            6,408
                         ---------------   ---------------    ---------------
    Total
     capitalization..... $         7,100   $         7,100    $
                         ===============   ===============    ===============

--------
(1) Based on shares outstanding on September 30, 1998. Includes 3,533,925 shares of common stock issuable upon conversion of the outstanding shares of preferred stock. Excludes (1) 3,352,127 shares of common stock issuable upon exercise of options outstanding (of which 380,683 shares are exercisable) under the 1994 Plan at a weighted average exercise price of $1.52 per share, (2) 57,497 shares of common stock available for future issuance under the 1994 Plan, (3) 1,500,000 shares available for future issuance under the 1998 Plan adopted on October 23, 1998 and (4) 500,000 shares available for issuance under the ESPP, which was approved by the Board of Directors on December 4, 1998 and recommended to the shareholders for adoption.

                                    DILUTION

  If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

  The pro forma net tangible book value of ONYX at September 30, 1998, after giving effect to the automatic conversion of all outstanding shares of redeemable convertible preferred stock into 3,533,925 shares of common stock upon the closing of this offering was $2,974,000, or $0.22 per share of common
stock. After giving effect to the sale of the    shares of common stock at an
assumed initial public offering price of $ per share (less underwriting discounts and commissions and estimated expenses we expect to pay in connection with this offering), the pro forma as adjusted net tangible book value of ONYX at September 30, 1998 would be $ million, or $ per share. This represents an immediate increase in the as adjusted pro forma net tangible book value of $ per share to existing shareholders and an immediate dilution of $ per share to new investors, or approximately % of the assumed offering price of $ per share.

  The following table illustrates this per share dilution:

   Assumed initial public offering price per share.................       $
   Pro forma net tangible book value per share at September 30,
    1998........................................................... $0.22
   Increase per share attributable to new investors................
                                                                    -----
   Pro forma as adjusted net tangible book value per share after this offering..................................................
                                                                          ----
   Dilution per share to new investors.............................       $
                                                                          ====

  The following table sets forth on a pro forma as adjusted basis at September 30, 1998, after giving effect to the automatic conversion of all outstanding shares of preferred stock into an aggregate of 3,533,925 shares of common stock upon the closing of this offering, the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing shareholders and by investors purchasing common stock in this offering:

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                ------------------ ------------------- PRICE PER
                                  NUMBER   PERCENT   AMOUNT    PERCENT   SHARE
                                ---------- ------- ----------- ------- ---------
   Existing shareholders....... 13,357,634       % $12,507,000       %  $ 0.94
   New investors...............
                                ----------  -----  -----------  -----
     Total.....................             100.0% $            100.0%
                                ==========  =====  ===========  =====

  The foregoing computations assume the exercise of no stock options after September 30, 1998. At November 30, 1998, we had outstanding options to purchase a total of 3,404,452 shares of common stock at a weighted average exercise price of $1.70 per share, as illustrated below:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                              NUMBER OF EXERCISE
                                                               OPTIONS   PRICE
                                                              --------- --------
       1994 Plan............................................. 3,388,252  $ 1.66
       1998 Plan.............................................    16,200  $ 9.00
                                                              ---------
       Total................................................. 3,404,452  $ 1.70
                                                              =========

To the extent the option holders exercise these outstanding options, or any options we grant in the future, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The tables that follow present portions of our financial statements and are not complete. You should read the following selected consolidated financial data in conjunction with our Consolidated Financial Statements and related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1995, 1996 and 1997, and for the nine months ended September 30, 1998, and the consolidated balance sheet data as of December 31, 1996 and 1997, and September 30, 1998, are derived from our Consolidated Financial Statements that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this prospectus. The consolidated statement of operations data for the period from February 23, 1994 (inception) to December 31, 1994, and the consolidated balance sheet data as of December 31, 1994 and 1995 are derived from audited consolidated financial statements that are not included in this prospectus. The consolidated statement of operations data for the nine months ended September 30, 1997 are derived from unaudited Consolidated Financial Statements included in this prospectus. The unaudited Consolidated Financial Statements include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for that period. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year. Historical results are not necessarily indicative of future results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Nine Months Ended September 30, 1997 and 1998."

                         FOR THE PERIOD
                              FROM
                          FEBRUARY 23,
                              1994           YEAR ENDED         NINE MONTHS ENDED
                         (INCEPTION) TO     DECEMBER 31,          SEPTEMBER 30,
                          DECEMBER 31,  ---------------------  -------------------
                              1994       1995   1996   1997       1997      1998
                         -------------- ------ ------ -------  ----------- -------
                                        (IN THOUSANDS, EXCEPT  (UNAUDITED)
                                           PER SHARE DATA)
CONSOLIDATED STATEMENT
OF OPERATIONS DATA:
 Revenues:
 License................     $ 115      $1,665 $6,797 $13,191   $  8,408   $15,153
 Service................        51         533  2,848   6,246      3,869     8,851
                             -----      ------ ------ -------   --------   -------
   Total revenues.......       166       2,198  9,645  19,437     12,277    24,004
 Cost of revenues:
 License................         2          10     52     250         90       607
 Service................        52         300  2,062   5,022      3,060     5,880
                             -----      ------ ------ -------   --------   -------
   Total cost of
    revenues............        54         310  2,114   5,272      3,150     6,487
                             -----      ------ ------ -------   --------   -------
 Gross margin...........       112       1,888  7,531  14,165      9,127    17,517
 Operating expenses:
 Sales and marketing....        35         583  3,187  11,026      7,278    13,615
 Research and
  development...........        86         255  1,170   4,729      2,931     6,705
 General and
  administrative........        26         249  1,109   2,156      1,490     2,593
                             -----      ------ ------ -------   --------   -------
   Total operating
    expenses............       147       1,087  5,466  17,911     11,699    22,913
                             -----      ------ ------ -------   --------   -------
 Income (loss) from
  operations............       (35)        801  2,065  (3,746)    (2,572)   (5,396)
 Interest income, net...         2          10    118     314        231        95
                             -----      ------ ------ -------   --------   -------
 Income (loss) before
  income taxes..........       (33)        811  2,183  (3,432)    (2,341)   (5,301)
 Income tax provision
  (benefit).............       (18)        288    789    (888)      (606)      193
                             -----      ------ ------ -------   --------   -------
 Net income (loss)......     $ (15)     $  523 $1,394 $(2,544)  $ (1,735)  $(5,494)
                             =====      ====== ====== =======   ========   =======
 Pro forma basic and
  diluted net loss per
  share(1)..............                              $ (0.23)             $ (0.47)
 Shares used in
  computation of pro
  forma basic and
  diluted loss per
  share(1)..............                               11,262               11,739

                                DECEMBER 31,          SEPTEMBER 30, 1998
                         --------------------------  ---------------------
                         1994  1995   1996   1997    ACTUAL   PRO FORMA(2)
                         ---- ------ ------ -------  -------  ------------
                               (IN THOUSANDS)
CONSOLIDATED BALANCE
 SHEET DATA:
 Cash and cash
  equivalents........... $ 90 $  377 $1,356 $ 3,512  $   177  $       177
 Working capital........  136    391  4,288   9,307    1,629        1,629
 Total assets...........  221  1,200  8,004  15,952   17,098       17,098
 Long-term obligations,
  net of current
  portion...............  --     --     356     155      692          692
 Redeemable convertible
  preferred stock.......  --     --   3,202  12,070   12,981          --
 Shareholders' equity
  (deficit).............  185    708  1,878  (1,552)  (6,573)       6,408

--------
(1) See Notes 1 and 8 of Notes to Consolidated Financial Statements for an explanation of the method used to calculate pro forma basic and diluted income (loss) per share.
(2) Adjusted to reflect the conversion of 3,433,925 outstanding shares of redeemable convertible preferred stock into 3,533,925 shares of common stock. See "Description of Capital Stock."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This section of this prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. We use words such as "anticipate," "believes," "expects," "future," and "intends," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. For a description of these risks, see "Risk Factors."

OVERVIEW

  ONYX is a leading provider of ERM software solutions, which automate the key functions that enable enterprises to more effectively acquire, manage and retain customers, partners and other relationships. ONYX was founded in February 1994. We commercially released version 1.0 of our flagship product, ONYX Customer Center, in December 1994. In our first year of operation, we focused primarily on research and development activities. From early 1995 through mid-1996, we began to recruit personnel, purchase operating assets, market our products, build a direct sales force and expand our service business. Our revenues totaled $2.2 million in 1995 and $9.6 million in 1996. We generated net income of $523,000 in 1995 and $1.4 million in 1996.

  In mid-1996, we substantially expanded our operations to capitalize on our opportunity within the rapidly emerging ERM market. We decided, at the potential expense of profitability, to accelerate our investments in research and development, marketing, domestic and international sales channels, professional services and our general and administrative infrastructure. Since mid-1996, we have

  . hired more than 220 employees;

  . opened 13 domestic field sales offices;

  . entered the European and Pacific markets by opening direct sales offices in the United Kingdom, Australia and Singapore;

  . released localized versions of ONYX Customer Center in German, Spanish and International English;

  . established distributor relationships with 11 international resellers;

  . released two major upgrades to our flagship product;

  . released four Internet-based products; and

  . acquired a leading marketing encyclopedia software developer, EnCyc, Inc.
    ("EnCyc").

  We believe these investments have been critical to our growth to date. Our revenues were $19.4 million in 1997, representing an increase of 102% from 1996. During the first nine months of fiscal 1998, our revenues were $24.0 million, representing an increase of 96% compared to the same period of 1997. Nevertheless, these investments have also significantly increased our operating expenses, contributing to the net losses that we incurred in each fiscal quarter since the first quarter of 1997. As of September 30, 1998, we had an accumulated deficit of $6.1 million. We anticipate that our operating expenses will increase substantially for the foreseeable future as we expand our product development, sales and marketing and professional services staff. Accordingly, we may incur net losses in future quarters. See "Risk Factors--Our future operating results are uncertain and likely to fluctuate" and "--We have a limited operating history and have incurred losses."

 Source of Revenues and Revenue Recognition Policy

  We generate revenues from sales of software licenses and services. We receive software license revenues from licensing our products directly to end-users and indirectly through resellers. To a lesser extent, we receive software license revenues from third-party products that we distribute. We receive service revenues from sales of post-contract support, consulting and training services that we perform for customers that license our products either directly from us or indirectly through resellers.

  We recognize revenues from software license agreements upon delivery of our software products if there is persuasive evidence of an arrangement, collection is probable, the fee is fixed or determinable, and there is sufficient vendor-specific objective evidence to support allocating the total fee to all elements of the arrangement. Elements included in multiple element arrangements could consist of software products, upgrades, enhancements, customer support services or consulting services. If an acceptance period is required, we recognize revenues upon the earlier of customer acceptance or the expiration of the acceptance period. We enter into reseller arrangements that typically provide for sublicense fees payable to us based on a percentage of our list price. We recognize sublicense fees as they are reported by the reseller when it relicenses our products to end-users.

  We recognize revenues from customer support services ratably over the term of the contract, typically one year. We derive consulting revenues primarily from implementation services performed on a time-and-materials basis under separate service arrangements related to the installation of our software products. We recognize revenues from consulting and training services as these services are performed. If a transaction includes both license and service elements, we recognize license fee revenue on shipment of the software, provided services do not include significant customization or modification of the base product, and the payment terms for licenses are not subject to acceptance criteria. In cases where license fee payments are contingent on the acceptance of services, we defer recognition of revenues from both the license and the service elements until the acceptance criteria are met.

  We believe that our current revenue recognition policies and practices are materially consistent with the revenue recognition rules released by the American Institute of Certified Public Accountants in October 1997 and in early 1998. However, full implementation guidelines for these rules have not yet been issued. See "Risk Factors--Changes in accounting standards could affect our future operating results."

 EnCyc Acquisition

  On September 14, 1998, we acquired EnCyc, a marketing encyclopedia software developer founded in August 1995. In exchange for all the outstanding shares of EnCyc, we issued 233,333 shares of our common stock, paid $500,000 to EnCyc shareholders and liquidated $250,000 of EnCyc's existing long-term debt. In addition, in connection with the acquisition, we issued options to EnCyc employees to purchase up to 75,000 shares of our common stock. For accounting purposes, these options have been treated as part of the purchase price, resulting in a total purchase price of $2.3 million, including direct costs of the acquisition. In determining the purchase price, we estimated the fair value of our common stock and stock options issued in the transaction. We accounted for the acquisition under the purchase method of accounting. We have included the results of operations of EnCyc and the fair value of the assets acquired and liabilities assumed in our Consolidated Financial Statements beginning on the acquisition date. We recorded capitalized technology and other intangible assets of $2.2 million that will be amortized on a straight-line basis over the five years following the acquisition, which represents the expected life of the intangible assets that we acquired.

RESULTS OF OPERATIONS

  We believe that period-to-period comparisons of our operating results are not meaningful. You should not rely on them to predict our future performance. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by early stage companies, particularly companies in new and rapidly evolving markets. However, we may not be able to successfully address such risks and difficulties. In addition, although we have experienced significant revenue growth recently, such revenue growth may not continue, and we may not achieve or maintain profitability in the future. See "Risk Factors-- Our future operating results are uncertain and likely to fluctuate" and "--We have a limited operating history and have incurred losses."

  The following table presents certain financial data for the periods indicated as a percentage of total revenues:

                                      YEAR ENDED         NINE MONTHS ENDED
                                     DECEMBER 31,          SEPTEMBER 30,
                                   -------------------   -------------------
                                   1995   1996   1997      1997       1998
                                   -----  -----  -----   --------   --------
CONSOLIDATED STATEMENT OF OPERA-
 TIONS DATA:
 Revenues:
  License.........................  75.8%  70.5%  67.9%      68.5%      63.1%
  Service.........................  24.2   29.5   32.1       31.5       36.9
                                   -----  -----  -----   --------   --------
   Total revenues................. 100.0  100.0  100.0      100.0      100.0
                                   -----  -----  -----   --------   --------
 Cost of revenues:
  License.........................   0.5    0.5    1.3        0.7        2.5
  Service.........................  13.6   21.4   25.8       24.9       24.5
                                   -----  -----  -----   --------   --------
   Total cost of revenues.........  14.1   21.9   27.1       25.6       27.0
                                   -----  -----  -----   --------   --------
  Gross margin....................  85.9   78.1   72.9       74.4       73.0
 Operating expenses:
  Sales and marketing.............  26.5   33.0   56.7       59.3       56.7
  Research and development........  11.6   12.1   24.3       23.9       28.0
  General and administrative......  11.4   11.5   11.2       12.1       10.8
                                   -----  -----  -----   --------   --------
   Total operating expenses.......  49.5   56.6   92.2       95.3       95.5
                                   -----  -----  -----   --------   --------
 Income (loss) from operations....  36.4   21.5  (19.3)     (20.9)     (22.5)
 Interest income, net.............   0.5    1.2    1.6        1.9        0.4
                                   -----  -----  -----   --------   --------
 Income (loss) before income
  taxes...........................  36.9   22.7  (17.7)     (19.0)     (22.1)
 Income tax provision (benefit)...  13.1    8.2   (4.6)      (4.9)       0.8
                                   -----  -----  -----   --------   --------
 Net income (loss)................  23.8%  14.5% (13.1)%    (14.1)%    (22.9)%
                                   =====  =====  =====   ========   ========

RESULTS OF OPERATIONS--NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998

REVENUES

  Total revenues, which consist of software license and service revenues, increased 96%, from $12.3 million for the nine months ended September 30, 1997 to $24.0 million for the nine months ended September 30, 1998. No single customer accounted for more than 10% of our revenues for the nine months ended September 30, 1997 or 1998.

  Our license revenues increased 80%, from $8.4 million for the nine months ended September 30, 1997 to $15.2 million for the nine months ended September 30, 1998. The increase in license revenues resulted primarily from an increase in the volume of shipments of our software applications due to increased market acceptance of our products, repeat business in our existing customer base and expansion in international markets.

  Our service revenues increased 129%, from $3.9 million for the nine months ended September 30, 1997 to $8.9 million for the nine months ended September 30, 1998. Service revenues represented 32% of our total revenues for the nine months ended September 30, 1997 and 37% for the nine months ended September 30, 1998. The increase in service revenues resulted primarily from an increase in customer support revenues as our installed base continued to grow and, to a lesser extent, increases in consulting and training services. We expect the proportion of service revenues to total revenues to fluctuate in the future, depending in part on our customers' direct use of third-party consulting and implementation service providers and the ongoing renewals of customer support contracts. See "Risk Factors--We depend on service revenues."

  Revenues outside of North America totaled $699,000 for the nine months ended September 30, 1997 and $4.2 million for the nine months ended September 30, 1998. Revenues from indirect sales channels totaled $73,000 for the nine months ended September 30, 1997 and $6.2 million for the nine months ended
September 30, 1998. The increase in both our international and indirect revenues resulted primarily from the increased volume of business generated by our international resellers, the majority of which were added in mid-1997.

  We do not believe that we can sustain the historical percentage growth rates of license and service revenues as our revenue base increases.

COST OF REVENUES

 Cost of license revenues

  Cost of license revenues consists of license fees for third-party software, product media, product duplication and manuals. Cost of license revenues increased 574%, from $90,000 for the nine months ended September 30, 1997 to $607,000 for the nine months ended September 30, 1998. Cost of license revenues as a percentage of related license revenues was 1% for the nine months ended September 30, 1997 and 4% for the nine months ended September 30, 1998. The increase in dollar amount in cost of license revenues resulted primarily from an increase in third-party products we resold, as well as an increase in the volume of shipments of our software applications. The increase in cost of license revenues as a percentage of related license revenues resulted primarily from the increase in third-party products we sold, which contribute significantly lower margins.

 Cost of service revenues

  Cost of service revenues consists of personnel and third-party service provider costs related to consulting services, customer support and training. Cost of service revenues increased 92%, from $3.1 million for the nine months ended September 30, 1997 to $5.9 million for the nine months ended September 30, 1998. The increase in dollar amount resulted primarily from the hiring and training of consulting, support and training personnel to support our growing customer base. Cost of service revenues as a percentage of related service revenues was 79% for the nine months ended September 30, 1997 and 66% for the nine months ended September 30, 1998. The cost of services as a percentage of service revenues may vary between periods primarily for two reasons: (1) the mix of services we provide (consulting, customer support, training), which have different cost structures, and (2) the resources we use to deliver these services (internal versus third parties). The decrease in cost of service revenues as a percentage of the related service revenues resulted from a lower percentage use of third-party service providers, which contribute significantly lower margins than internal resources, and increased customer support revenues, which contribute higher margins than the other services.

COSTS AND EXPENSES

 Sales and marketing

  Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, lead referral fees, travel and promotional expenses and facility and communication costs for direct sales offices. Sales and marketing expenses increased 87%, from $7.3 million for the nine months ended September 30, 1997 to $13.6 million for the nine months ended September 30, 1998. The increase in dollar amount of our sales and marketing expenses resulted primarily from our continued investment in sales and marketing infrastructure, both domestically and internationally, which included significant personnel-related expenses, recruiting fees, travel expenses, and related facility and equipment costs, as well as increased marketing activities, including trade shows, public relations, direct mail campaigns and other promotional expenses. The increase in dollar amount of our sales and marketing expenses also resulted from an increase in lead referral fees made under our agreement with certain international partners. Sales and marketing expenses represented 59% of our total revenues for the nine months ended September 30, 1997 and 57% for the nine months ended September 30, 1998. The decrease in sales and marketing expenses as a percentage of total revenues reflects the more rapid growth in our revenues compared to the growth of sales and marketing expenses due to maturing direct and indirect sales channels, as well as increased service revenues as a percentage of total revenues. We believe that we need to significantly increase our sales and marketing efforts to expand our market position and further increase acceptance of our products. Accordingly, we anticipate that sales and marketing expenses will increase in future periods.

 Research and development

  Research and development expenses consist primarily of salaries, benefits and equipment for software developers, quality assurance personnel, program managers and technical writers and payments to outside contractors. Research and development expenses increased 129%, from $2.9 million for the nine months ended September 30, 1997 to $6.7 million for the nine months ended September 30, 1998. The increase in dollar amount resulted from an increase in the number of software developers and quality assurance personnel and the use of outside contractors to support our product development and testing activities. Research and development costs represented 24% of our total revenues for the nine months ended September 30, 1997 and 28% for the nine months ended September 30, 1998. The increase in research and development expenses as a percentage of total revenues primarily reflects the more rapid investment in our research and development activities compared to the growth of our revenues in this period. We believe that we need to significantly increase our research and development investment to expand our market position and continue to expand our product line. Accordingly, we anticipate that research and development expenses will increase in future periods.

 General and administrative

  General and administrative expenses consist primarily of salaries, benefits and related costs for our executive, finance, administrative and information services personnel, professional services fees. General and administrative expenses increased 74%, from $1.5 million for the nine months ended September 30, 1997 to $2.6 million for the nine months ended September 30, 1998. The increase in dollar amount resulted primarily from the addition of finance, executive and administrative personnel to support the growth of our business. General and administrative costs represented 12% of our total revenues for the nine months ended September 30, 1997 and 11% for the nine months ended September 30, 1998. We believe our general and administrative expenses will continue to increase as we expand our administrative staff, domestically and internationally, and incur expenses associated with becoming a public company, including, but not limited to, annual and other public reporting costs, directors' and officers' liability insurance, investor relations programs and professional services fees.

 Deferred compensation

  We recorded deferred compensation of approximately $98,000 for the nine months ended September 30, 1998, representing the difference between the exercise prices of options granted to acquire 138,400 shares of common stock during the nine months ended September 30, 1998 and the deemed fair value for financial reporting purposes of our common stock on the grant dates. We amortized deferred compensation expense of $77,000 during the nine months ended September 30, 1998. Total deferred compensation at September 30, 1998 of $161,000 will be amortized over the vesting periods of the options.

 Interest income, net

  Interest income, net consists of earnings on our cash and cash equivalent and short-term investment balances offset by interest expense associated with debt obligations. Interest income, net was $231,000 for the nine months ended September 30, 1997 and $95,000 for the nine months ended September 30, 1998. The decrease in interest income, net resulted from a reduction in interest income as a result of declining cash and cash equivalents and short-term investment balances.

 Income taxes

  As a result of our net operating loss in 1997 and prior years' profitability, we realized a tax benefit of $606,000 for the nine months ended September 30, 1997. We recorded an income tax provision of $193,000 for the nine months ended September 30, 1998 in connection with our foreign operations. We made no provision or benefit for federal or state income taxes for the nine months ended September 30, 1998 due to the operating losses incurred in the period. As of September 30, 1998, we had net operating loss carryforwards for tax reporting purposes of approximately $6.1 million, which begin to expire in 2017. In addition, as of September 30, 1998, we had tax credit carryforwards of approximately $453,000, which begin to expire in 2017. The Internal Revenue Code of 1986, as amended (the "Code"), limits the use in any future period of net operating loss and credit carryforwards upon the occurrence of certain events, including a significant change in ownership interests. We had net deferred tax assets, including net operating loss carryforwards and tax credits, totaling approximately $2.7 million as of September 30, 1998. We have recorded a valuation allowance for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset balance. See Note 9 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS--YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

REVENUES

  Total revenues increased 339%, from $2.2 million in 1995 to $9.6 million in 1996, and 102% to $19.4 million in 1997. During 1995, one customer accounted for 15% of total revenues. No single customer accounted for more than 10% of our revenues in 1996 or 1997.

  Our license revenues increased 308%, from $1.7 million in 1995 to $6.8 million in 1996, and 94% to $13.2 million in 1997. The increase in license revenues from 1995 to 1996 primarily resulted from an increase in the volume of shipments of our software applications due to increased market acceptance of our existing products, new product offerings and, to a lesser extent, repeat business from our existing customer base. The increase in revenues from 1996 to 1997 resulted from the continued effect of those same factors, as well as expansion in international markets, primarily Europe and the South Pacific.

  Our service revenues increased 434%, from $533,000 in 1995 to $2.8 million in 1996, and 119% to $6.2 million in 1997. Of our total revenues, service revenues represented 24% in 1995, 30% in 1996 and 32% in 1997. The increases in service revenues from 1995 to 1997 resulted primarily from the increase in consulting, customer support and training services associated with increased sales of our software applications and overall growth of our installed base of customers during these periods. See "Risk Factors--We depend on service revenues."

  Revenues outside of North America totaled $1,000 in 1995, $348,000 in 1996 and $1.2 million in 1997. The increases in international revenues from 1995 to 1997 resulted from our investment in direct and indirect sales channels, primarily in Europe, Australia and Singapore, over the period. Prior to 1997, revenues from indirect sales channels were insignificant. In 1997, revenues from indirect sales channels totaled $103,000.

COST OF REVENUES

 Cost of license revenues

  Cost of license revenues increased 420%, from $10,000 in 1995 to $52,000 in 1996, and 381% to $250,000 in 1997. Cost of license revenues as a percentage of related license revenues were 1% in 1995 and 1996 and 2% in 1997. The increases in dollar amount of cost of license revenues from 1995 to 1997 resulted primarily from an increase in the volume of shipments of our software applications and product royalties for third-party technology shipped with our Web Wizard and ONYX Customer Center-Unplugged products.

 Cost of service revenues

  Cost of service revenues increased 587%, from $300,000 in 1995 to $2.1 million in 1996, and 144% to $5.0 million in 1997. The increases in dollar amount from 1995 to 1997 resulted from the hiring and training of consulting, support and training personnel to support our growing customer base and increased use of third-party service providers. Cost of service revenues as a percentage of related service revenues were 56% in 1995, 72% in 1996 and 80% in 1997. The increases in cost of service revenues as a percentage of related service revenues from 1995 to 1997 primarily reflected a higher concentration of third-party service providers, which results in significantly lower margins.

COSTS AND EXPENSES

 Sales and marketing

  Sales and marketing expenses increased 447%, from $583,000 in 1995 to $3.2 million in 1996, and 246% to $11.0 million in 1997. The increases in sales and marketing expenses from 1995 to 1997 resulted primarily from our investment in sales and marketing infrastructure, both domestically and internationally, which included significant personnel-related expenses, recruiting fees, travel expenses, and related facility and equipment costs, as well as increased marketing activities, including trade shows, public relations, direct mail campaigns and other promotional expenses. Sales and marketing expenses represented 27% of our total revenues in 1995, 33% in 1996 and 57% in 1997. The increases in sales and marketing expenses as a percentage of total revenues from 1995 to 1997 primarily reflects the more rapid investment in our sales and marketing infrastructure compared to the growth of our revenues in this period.

 Research and development

  Research and development expenses increased 359%, from $255,000 in 1995 to $1.2 million in 1996, and 304% to $4.7 million in 1997. The increases in research and development expenses from 1995 to 1997 primarily related to the increase in the number of software developers and quality assurance personnel and outside contractors brought on to support our product development and testing activities. Research and development costs represented 12% of our total revenues in 1995, 12% in 1996 and 24% in 1997. The increases in research and development expenses as a percentage of total revenues from 1995 to 1997 primarily reflects the more rapid investment in our research and development activities compared to the growth of our revenues in this period.

 General and administrative

  General and administrative expenses increased 345%, from $249,000 in 1995 to $1.1 million in 1996, and 94% to $2.2 million in 1997. The increases from 1995 to 1997 primarily resulted from the addition of finance, executive and administrative personnel to support the growth of our business during these periods. General and administrative costs represented 11% of our total revenues in each of 1995, 1996 and 1997.

 Deferred compensation

  We recorded deferred compensation of approximately $140,000 in December 1997, representing the difference between the exercise prices of 405,450 shares of common stock subject to options granted during December 1997 and the deemed fair value for financial reporting purposes of our common stock on the grant date. The deferred compensation will be amortized to operating expense over the vesting periods of the options.

 Interest income, net

  Interest income, net was $10,000 in 1995, $118,000 in 1996 and $314,000 in
1997. The increases from 1995 to 1997 primarily resulted from increases in interest income resulting from higher average cash and cash equivalent and short-term investment balances over the period.

 Income taxes

  Our provision for federal, state and foreign income taxes was $288,000 for 1995 and $789,000 for 1996, yielding an effective rate of 36% in 1995 and 1996. As a result of our net operating loss in 1997 and prior years' profitability, we realized a tax benefit of $888,000 in 1997. See Note 9 of Notes to Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

  The following table presents our unaudited quarterly results of operations for 1997 and the nine months ended September 30, 1998. You should read the following table in conjunction with our Consolidated Financial Statements and related Notes thereto included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited Consolidated Financial Statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from the results of operations for any quarter.

                                                       THREE MONTHS ENDED
                         ------------------------------------------------------------------------------------
                         MARCH 31,  JUNE 30,  SEPTEMBER 30, DECEMBER 31,  MARCH 31,  JUNE 30,   SEPTEMBER 30,
                           1997       1997        1997          1997        1998       1998         1998
                         ---------  --------  ------------- ------------  ---------  ---------  -------------
                                                         (IN THOUSANDS)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
 Revenues:
 License...............  $   2,160  $  3,096   $     3,152  $     4,783   $   4,116  $   5,076   $     5,961
 Service...............      1,029     1,173         1,667        2,377       2,839      2,929         3,083
                         ---------  --------   -----------  -----------   ---------  ---------   -----------
  Total revenues.......      3,189     4,269         4,819        7,160       6,955      8,005         9,044
                         ---------  --------   -----------  -----------   ---------  ---------   -----------
 Cost of revenues:
 License...............         24        24            42          160          93        240           274
 Service...............        700     1,049         1,311        1,962       1,970      1,916         1,994
                         ---------  --------   -----------  -----------   ---------  ---------   -----------
  Total cost of
   revenues............        724     1,073         1,353        2,122       2,063      2,156         2,268
                         ---------  --------   -----------  -----------   ---------  ---------   -----------
 Gross margin..........      2,465     3,196         3,466        5,038       4,892      5,849         6,776
 Operating expenses:
 Sales and marketing...      1,614     2,573         3,091        3,748       3,818      4,372         5,425
 Research and
  development..........        659       790         1,482        1,798       2,069      2,383         2,253
 General and
  administrative.......        381       515           593          667         780        868           945
                         ---------  --------   -----------  -----------   ---------  ---------   -----------
  Total operating
   expenses............      2,654     3,878         5,166        6,213       6,667      7,623         8,623
                         ---------  --------   -----------  -----------   ---------  ---------   -----------
 Loss from operations..       (189)     (682)       (1,700)      (1,175)     (1,775)    (1,774)       (1,847)
 Interest income, net..         33       103            94           84          40         22            33
                         ---------  --------   -----------  -----------   ---------  ---------   -----------
 Loss before income
  taxes................       (156)     (579)       (1,606)      (1,091)     (1,735)    (1,752)       (1,814)
 Income tax provision
  (benefit)............        (40)     (150)         (416)        (282)         62         62            69
                         ---------  --------   -----------  -----------   ---------  ---------   -----------
 Net loss..............  $    (116) $   (429)  $    (1,190) $      (809)  $  (1,797) $  (1,814)  $    (1,883)
                         =========  ========   ===========  ===========   =========  =========   ===========

  The following table sets forth unaudited quarterly results of operations as a percentage of revenues for 1997 and 1998.

                                                        THREE MONTHS ENDED
                          --------------------------------------------------------------------------------
                          MARCH 31, JUNE 30,  SEPTEMBER 30, DECEMBER 31, MARCH 31, JUNE 30,  SEPTEMBER 30,
                            1997      1997        1997          1997       1998      1998        1998
                          --------- --------  ------------- ------------ --------- --------  -------------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
 Revenues:
 License................     67.7 %   72.5 %       65.4 %       66.8 %      59.2 %   63.4 %       65.9 %
 Service................     32.3     27.5         34.6         33.2        40.8     36.6         34.1
                            -----    -----        -----        -----       -----    -----        -----
  Total revenues........    100.0    100.0        100.0        100.0       100.0    100.0        100.0
                            -----    -----        -----        -----       -----    -----        -----
 Cost of revenues:
 License................      0.8      0.6          0.9          2.2         1.4      3.0          3.0
 Service................     22.0     24.6         27.2         27.4        28.3     23.9         22.1
                            -----    -----        -----        -----       -----    -----        -----
  Total cost of
   revenues.............     22.8     25.2         28.1         29.6        29.7     26.9         25.1
                            -----    -----        -----        -----       -----    -----        -----
 Gross margin...........     77.2     74.8         71.9         70.4        70.3     73.1         74.9
 Operating expenses:
 Sales and marketing....     50.6     60.3         64.1         52.4        54.9     54.6         60.0
 Research and
  development...........     20.6     18.5         30.8         25.1        29.7     29.8         24.9
 General and
  administrative........     11.9     12.0         12.3          9.3        11.2     10.9         10.4
                            -----    -----        -----        -----       -----    -----        -----
  Total operating
   expenses.............     83.1     90.8        107.2         86.8        95.8     95.3         95.3
                            -----    -----        -----        -----       -----    -----        -----
 Loss from operations...     (5.9)   (16.0)       (35.3)       (16.4)      (25.5)   (22.2)       (20.4)
 Interest income, net...      1.0      2.4          2.0          1.2         0.6      0.3          0.4
                            -----    -----        -----        -----       -----    -----        -----
 Loss before income
  taxes.................     (4.9)   (13.6)       (33.3)       (15.2)      (24.9)   (21.9)       (20.0)
 Income tax provision
  (benefit).............     (1.3)    (3.6)        (8.6)        (3.9)        0.9      0.8          0.8
                            -----    -----        -----        -----       -----    -----        -----
 Net loss...............     (3.6)%  (10.0)%      (24.7)%      (11.3)%     (25.8)%  (22.7)%      (20.8)%
                            =====    =====        =====        =====       =====    =====        =====

  The trends discussed in the annual comparisons of operating results from 1995 through 1997, and from the nine months ended September 30, 1997 to the nine months ended September 30, 1998, generally apply to the comparison of results of operations for the seven quarters in the 21-month period ended September 30, 1998, adjusted for the seasonality we have experienced as referred to below. Cost of service revenues remained relatively flat in dollar amount during the first three quarters of 1998 due to the declining use of third-party service providers offset by the hiring of our own service personnel. Research and development expenses declined in the three months ended September 30, 1998 due to reduced use of independent contractors and other outside services used for development of our products. The significant increase in sales and marketing expenses during the three months ended September 30, 1998 resulted primarily from increased lead referral fees made under our agreement with certain international partners.

  Our quarterly operating results have varied widely in the past, and we expect that they will continue to fluctuate in the future as a result of a number of factors, many of which are outside our control. See "Risk Factors--Our future operating results are uncertain and likely to fluctuate" and "--Changes in accounting standards could affect our future revenues and earnings." We have in the past experienced delays in the planned release dates of new software products or upgrades, and we have discovered software defects in new products after their introduction. New products or upgrades may not be released according to schedule, or may contain defects when released. Either of these situations could result in adverse publicity, loss of revenues, delay in market acceptance or claims by customers brought against us, any of which could materially adversely affect on our business, financial condition and operating results. See "Risk Factors--Our market is subject to rapid technological change," "--Our products may suffer from defects or errors" and "--Changes in accounting standards could affect our future operating results." In addition, the timing of individual sales has been difficult for us to predict, and large individual sales have, in some cases, occurred in quarters subsequent to those in which we originally anticipated they would occur. The loss or deferral of one or more significant sales could materially adversely affect our quarterly operating results. See "Risk Factors--Our sales cycle is long."

  ONYX has experienced, and expects to continue to experience, significant seasonality with respect to software license revenues. In recent years, there has been a greater demand for our products in our fourth quarter than in each of the first three quarters of a fiscal year. For example, in 1997, 37% of total revenues, 36% of license revenues and 38% of service revenues were recognized in the fourth quarter. We also have experienced lower revenues in our succeeding first quarter. For example, license revenues in the first quarter of 1998 decreased 14% from the fourth quarter of 1997. We believe that these fluctuations are caused by customer buying patterns (often influenced by year-end budgetary pressures) and the efforts of our direct sales force to meet or exceed year-end sales quotas. We expect that seasonal trends will continue for the foreseeable future. See "Risk Factors--Our future operating results are uncertain and likely to fluctuate."

LIQUIDITY AND CAPITAL RESOURCES

  Since our inception, we have primarily financed our operations through private placements of our common and preferred stock. Through September 30, 1998, proceeds from private placements of common and preferred stock totaled $11.3 million. To a lesser extent, we have financed our operations through equipment financing and traditional financing arrangements.

  As of September 30, 1998, we had cash and cash equivalents of $177,000, a decrease of $3.3 million from cash and cash equivalents held at December 31, 1997. In October 1998, we received a federal income tax refund of $963,000. Our working capital at September 30, 1998 was $1.6 million, compared to $9.3 million at December 31, 1997. We have a working capital revolving line of credit with a financial institution that is secured by our accounts receivable. This facility allows us to borrow up to the lesser of 80% of our eligible accounts receivable or $8.0 million. As of November 30, 1998, we had borrowed $1.6 million under the facility. The facility expires in June 2000. The agreement under which the line of credit was established contains certain covenants, including a provision requiring us to maintain specified financial ratios. We were in compliance with these covenants at September 30, 1998 and, at that time, there were no borrowings outstanding under this credit facility.

  We also have a $3.0 million term loan facility with a financial institution for the purpose of financing new capital equipment purchases. This facility operates as a revolver through August 1999, after which time any balances must be paid over a 36-month term. This facility also requires us to maintain certain financial covenants, including a requirement that we maintain certain financial ratios. We were in compliance with these covenants at September 30, 1998 and, at that time, there were no borrowings outstanding under this credit facility. As of November 30, 1998, we had borrowed $63,000 under this line of credit.

  Our operating activities resulted in net cash inflows of $584,000 in 1995 and $323,000 in 1996, and net cash outflows of $5.0 million in 1997 and $3.4 million for the nine months ended September 30, 1998. The sources of cash in 1995 and 1996 were primarily income from operations, increases in accounts payable and accrued liabilities and increases in deferred revenues, partially offset by increases in accounts receivable, and other current assets. The operating cash outflows in 1997 and the nine months ended September 30, 1998 resulted from significant investments in sales, marketing and product development, which led to operating losses. The cash outflows from operating losses, increases in accounts receivable, prepaid expenses and other current assets were partially offset by increases in accounts payable and accrued liabilities and deferred revenues.

  Investing activities used cash of $302,000 in 1995, $2.2 million in 1996 and $354,000 in 1997, primarily for the purchase of capital equipment and short-term securities. Investing activities provided cash of $642,000 in the nine months ended September 30, 1998, primarily due to proceeds from the maturity of securities offset by cash used for the acquisition of EnCyc and the purchase of capital equipment.

  Financing activities provided cash of $5,000 in 1995, $2.8 million in 1996 and $7.5 million in 1997, primarily through the issuance of preferred stock and proceeds from the exercise of stock options, partially offset by payments on capital equipment lease obligations. Financing activities used cash of $560,000 in the nine months ended September 30, 1998, primarily for payments on long-term obligations.

  We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future as we enter new markets for our products and services, increase research and development spending, increase sales and marketing activities, develop new distribution channels, improve our operational and financial systems and broaden our professional service capabilities. Such operating expenses will consume a material amount of our cash resources, including a portion of the net proceeds of this offering. We believe that the net proceeds of this offering, together with our existing cash and cash equivalents, tax refund and available bank borrowings, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next twelve months. Thereafter, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financing or from other sources. We may not be able to obtain adequate or favorable financing at that time. Any financing we do obtain may dilute your ownership interest in ONYX.

YEAR 2000 COMPLIANCE

  Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries (including technology, transportation, utilities, finance and telecommunications) will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Significant uncertainty exists in the software industry and other industries concerning the scope and magnitude of problems associated with the century change. We recognize the need to ensure our operations will not be adversely affected by Year 2000 software failures. We are assessing the potential overall impact of the impending century change on our business, financial condition and operating results.

  Based on our assessment to date, we believe the current versions of our software products are "Year 2000 compliant"--that is, they are capable of adequately distinguishing 21st century dates from 20th century dates. However, our products are generally integrated into enterprise systems involving sophisticated hardware and complex software products that may not be Year 2000 compliant. We may face claims based on Year 2000 problems in other companies' products, or issues arising from the integration of multiple products within an overall system. Although we have not been a party to any litigation or arbitration proceeding to date involving our products or services related to Year 2000 compliance issues, we may in the future be required to defend our products or services in such proceedings, or to negotiate resolutions of claims based on Year 2000 issues. The costs of defending and resolving Year 2000-related disputes, regardless of the merits of such disputes, and any liability we have for Year 2000-related damages, including consequential damages, could materially adversely affect our business, financial condition and operating results. In addition, we believe that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those we offer. To the extent Year 2000 issues cause a significant delay in, or cancellation of, decisions to purchase our products or services, our business, financial condition and operating results would be materially adversely affected.

  We are reviewing our internal management information and other systems to identify any products, services or systems that are not Year 2000 compliant and to take corrective action. To date, we have not encountered any material Year 2000 problems with our computer systems or any other equipment that might be subject to such problems. We plan to verify compliance by external vendors that supply us with software and information systems and to communicate with significant suppliers to determine the readiness of third parties' remediation of their own Year 2000 issues. As part of our assessment, we are evaluating the level of validation we will require of third parties to ensure their Year 2000 readiness. If third parties cannot provide us with products, services or systems that meet the Year 2000 requirements on a timely basis, our business, financial condition and operating results could be materially adversely affected. We do not expect the total cost of these Year 2000 compliance activities to be material to our business, financial condition and operating results. These costs and the timing with which we plan to complete our Year 2000 modifications and testing processes are based on our management's estimates. However, we may not identify and remediate all significant Year 2000 problems on a timely basis. Remediation efforts may involve significant time and expense and unremediated problems could materially adversely affect our business, financial condition and operating results.

                                    BUSINESS

ONYX SOFTWARE CORPORATION

  ONYX is a leading provider of Enterprise Relationship Management ("ERM") software solutions, which automate the key functions that enable enterprises to more effectively acquire, manage and retain customers, partners and other relationships. The ONYX ERM solution is based on the Windows NT and Microsoft BackOffice platforms and features a common data model that creates a single repository of marketing, sales and service information that is accessible throughout the enterprise. We designed our solution from inception to be an integrated, enterprise-wide ERM solution that is easy to use and widely accessible through a variety of interfaces, including the Internet and corporate intranets and extranets. The ONYX ERM solution is rapidly deployable, scaleable, flexible and reliable, resulting in a low total cost of ownership.

  Our integrated product family allows enterprises to automate the customer lifecycle across the entire enterprise, instead of automating only individual departments. We target mid- to large-sized organizations and divisions of Fortune 500 companies, marketing and selling our software and services through a direct sales force, as well as through distributors. The ONYX ERM solution can be easily implemented and flexibly configured to address an enterprise's specific business needs, resulting in a low total cost of ownership and rapid return on investment. We believe that our solution provides broad functionality that enables our customers to compete more effectively in today's intensely competitive and dynamic business environment.

INDUSTRY BACKGROUND

  In recent years, many enterprises have sought to use technology to improve interactions with their customers. Many of these enterprises have implemented customer interaction software ("CIS") systems to automate separate departments, such as sales, marketing and customer service and support. For example, sales force automation ("SFA") software has improved how sales departments manage customer contacts and sales opportunities. Forrester Research estimates that the aggregate customer applications market was $950 million in 1997 and will grow to $3.5 billion by 2000.

  As the competitive and operational pressures in today's business environment have increased, many enterprises have adopted CIS applications to help address these challenges. Traditionally, organizations utilizing UNIX- and mainframe-based CIS applications to manage enterprise relationships have been hindered by long development cycles and significant costs of ownership. Recently, improvements in the affordability and flexibility of client-server technologies have enabled enterprises of all sizes to adopt advanced technologies that were previously available only to large enterprises with significant IT resources. These technology developments include

  . improvements in the scalability and performance of powerful, low-cost "Wintel" servers and PCs, which are replacing traditional UNIX client-server systems;

  . adoption of the Internet and corporate intranets and extranets as channels of internal and external corporate communication; and

  . use of object-oriented programming languages, which have significantly improved the functionality and accessibility of enterprise software applications.

  These technology developments have also significantly contributed to the rapid penetration of the Windows NT and Microsoft BackOffice platforms within corporate enterprises. International Data Corporation projects that the installed base of Windows NT-based servers will increase from 1.6 million in 1997 to 5.9 million in 2002.

         [GRAPHIC OF PROJECTED WORLDWIDE MICROSOFT NT INSTALLED BASE]

  As these technology developments have made advanced software applications more widely available, organizations have begun to adopt a new approach to managing their enterprise relationships, called Enterprise Relationship Management. This relationship-centric approach automates the customer lifecycle by creating a single repository of marketing, sales and service information that is accessible throughout the enterprise. In an attempt to provide a comparable solution, traditional CIS application vendors have bundled departmental applications into product suites to provide more comprehensive relationship management capabilities. These solutions, however, remain limited in their ability to distribute and share information. In addition, many of these applications require significant customization and ongoing support.

  We believe there is a market opportunity for an ERM system that employs recent technological developments to enable enterprises competing in today's challenging and dynamic business environment to more effectively acquire, manage and retain customers, partners and other relationships. This solution would provide a high return on investment by improving the effectiveness of sales, marketing and support activities while maintaining a low total cost of ownership.

THE ONYX ERM SOLUTION

  We provide an integrated, enterprisewide ERM solution based on the Windows NT and Microsoft BackOffice platforms that is easy to use and widely accessible through a variety of interfaces, including the Internet and corporate intranets. We designed the ONYX ERM solution specifically to be rapidly deployable, scaleable, flexible and reliable, resulting in a low total cost of ownership. Our integrated product family allows enterprises to automate the customer lifecycle across the entire enterprise, instead of automating only individual departments, by creating a single repository of marketing, sales and service information. We target mid- to large-sized organizations and divisions of Fortune 500 companies. The ONYX ERM solution can be easily implemented and flexibly configured to address an enterprise's specific business needs, resulting in a low total cost of ownership and rapid return on investment. We believe that our solution provides broad functionality that enables our customers to compete more effectively in today's intensely competitive and dynamic business environment.

  Our solution provides the following key advantages:

Offers an Integrated   The ONYX ERM solution integrates functional departments
Approach to            of an enterprise around common relationships. This
Enterprise             integrated solution provides an enterprise with a
Relationship           relationship-centric approach to automating all its
Management             business-critical relationships, instead of automating
                       individual functional departments. We use a distributed, common data model which, unlike CIS, SFA or other point solutions, creates a single repository of marketing, service and sales information that is accessible throughout the enterprise. Each employee can access a unified view of an enterprise's interactions with a customer, thereby improving the enterprise's ability to satisfy the customer's needs.

Enables Rapid          We have designed the ONYX ERM solution to be rapidly
Deployment             deployable throughout the enterprise, thereby enabling
                       customers to generate a higher return on investment. On average, customers have completed initial deployments of ONYX applications in eight to ten weeks.

Easy to Use            The ONYX ERM solution enables communication and
                       collaboration across the organization through a consistent, easy-to-use "dashboard" interface. This common interface enables access to relationship information from both client-server and Web-based applications.

Yields Lower Total     We have specifically designed our solution to be a
Cost of Ownership      flexible application that is well suited for rapidly
                       growing enterprises demanding highly functional solutions without the high cost of ownership associated with traditional client/server implementations. The
                       ONYX ERM solution provides out-of-the-box functionality that lowers acquisition, implementation, consulting and education costs, while allowing customers to tailor the application to their business methodologies using preconfigured templates.

Provides Scalability   We designed the ONYX ERM solution to support the growth
                       of our customers as they add new users and process increased volume of transactions. Independent studies run on our product and those of our competitors in Microsoft scalability labs showed our product's ability to scale to 5,000 concurrent users in a simulated production environment.

Uses Latest            We designed our products to operate exclusively on the
Generation             Windows NT and Microsoft BackOffice platforms. We
Technologies           believe that we are the market leader in providing ERM
                       systems for these platforms. Our solution has been designed to extend all front-office information across the enterprise and to the extended enterprise, including customers, vendors and partners, through the use of the Internet, as well as corporate intranets and extranets.

STRATEGY

  Our objective is to establish a market leadership position in the ERM market. Our strategy includes the following key elements

Exploit Growing        We designed the ONYX ERM solution to be quickly and
Demand for Rapidly     efficiently adopted, installed and deployed in mid- to
Deployable, Low-       large-sized enterprises, including divisions of Fortune
Cost Solutions         500 companies. The length and high cost of deployment
                       of traditional high-end customized ERM products are unacceptable to growing numbers of enterprises.
                       Competitive pressures encourage enterprises of all sizes to adopt

                       IT solutions that can be deployed quickly, offer extensive capabilities that meet business-critical needs and provide interfaces that minimize user training and facilitate incremental upgrade, extension and scalability paths. We plan to continue to design our products to maintain low total cost of ownership.

Build on Market        For the foreseeable future, we plan to focus
Leadership Position    exclusively on the Windows NT platform and build on our
in Windows NT ERM      market leadership position in Windows NT-based ERM
                       solutions. The Windows NT platform is rapidly gaining share in the enterprise computing market. A recent
                       International Data Corporation study stated that Windows NT-based solutions are the most popular corporate choice for new customer relationship management solutions. We believe our products have a competitive advantage in leveraging the Windows NT platform because they were conceived, designed and implemented to optimize Microsoft technology.

Expand                 We plan to expand our global operations by investing in
Internationally        our sales channels in major international markets and
                       building new localized products. Our products are currently available in Spanish and German and are installed and operational in 22 countries worldwide.

Maintain Industry-     We plan to maintain industry-leading customer
Leading Customer       satisfaction through high-quality products, superior
Satisfaction           implementation and responsive customer service and
                       support. A recent study by CustomerSat.com, sponsored by us and some of our competitors, concluded that we exceeded the average customer satisfaction index achieved by our competition on all analyzed customer satisfaction attributes. We strive to maintain this position because we believe it is a critical differentiator and gives us a significant competitive advantage.

Expand Strategic       We are actively adding both channel and technology
Partnerships           partners. We believe that expanding our channel
                       partnerships will provide us with increasing access to various geographic markets and potential customers. In addition, we are forming strategic relationships that enhance the integration with our partners' technology to expand our product functionality.

Use Internet           We are developing new products and enhancing our
Technology             current products to provide greater Internet
                       connectivity and deploy Web-based technologies. The
                       Internet enables ERM information to be available to sales and service professionals, prospects, partners and customers.

PRODUCTS AND SERVICES

  The ONYX ERM solution consists of an integrated suite of products and services that enables an enterprise to manage its relationships, primarily its customers, partners and employees. Users of the ONYX ERM solutions, including employees in sales, marketing service and support, as well as customers and partners, can access the system through a variety of software interfaces and hardware devices.

 Products

  ONYX's ERM products provide four primary types of functionality, which automate the key processes involved in managing enterprise relationships, including sales, marketing and customer service and support.

  OPPORTUNITY AND PROCESS MANAGEMENT is the foundation of our product line. This functionality enables users to automate their relationship management processes across the entire enterprise. These processes include prospect management, forecasting, task management, campaign management, campaign tracking, lead assignment and management, work notes, key word search, customer and prospect segmentation tools, literature fulfillment, bug tracking, product and pricing configuration, reporting, administrative controls, contact management, surveys, calendar functions and activity tracking. Our products also provide connectivity to email, fax and telephony software applications.

  VERTICAL SOLUTIONS offer industry-specific methodologies and functionality tailored to the business processes of enterprises in particular industries. ONYX offers preconfigured templates tailored for the financial services, health-care and high-technology industries.

  DISTRIBUTED INTERFACE TECHNOLOGIES enable ONYX Customer Center users, including customers, partners, members, vendors and employees, to communicate with the ONYX Customer Center application through a variety of distributed interfaces, including the Internet and corporate intranets and extranets. ONYX offers several forms of interface functionality that facilitate the interaction between the user and the application for sales, service and distribution relationships.

  KNOWLEDGE MANAGEMENT functionality enables users to easily search for and share customer, market, competitive, technology, product and other information located on corporate networks to improve the efficiency and effectiveness of sales, marketing and support activities. This functionality also enables enterprises to exchange information among customers, partners and remote employees via the Web.

  INTEGRATION functionality facilities the linkage of the ONYX ERM solution to other business information and legacy systems, such as accounting and telephony. ONYX also provides software development kits that enable the development of integration interfaces between ONYX products and other business applications.

                             THE ONYX ERM SOLUTION

                       [GRAPHIC OF THE ONYX ERM SOLUTION]

  The ONYX ERM solution includes the following products:

 PRODUCT                    DESCRIPTION                     BENEFIT
 OPPORTUNITY AND PROCESS MANAGEMENT PRODUCTS
 ONYX Customer Center       . Provides an integrated and    . Improves productivity,
                              comprehensive system for        increases collaboration and
                              managing sales, marketing and   facilitates development of
                              customer service and support    strong relationships with key
                              relationships                   external people
                            . Enables employees to interact . Improves management
                              with each other, customers      visibility of the dynamic
                              and partners                    changes in the business
                            . Automates the processes of
                              sales, marketing, service and
                              support
 ONYX Customer Center-      . Provides the core             . Improves productivity of
  Unplugged                   functionality of ONYX           field users by providing
                              Customer Center for remote or   access to current
                              mobile users                    relationship information
                            . Provides synchronization
                              capabilities for remote or
                              mobile users to update
                              customer data
 Trilogy SC Config          . Enables users to dynamically  . Improves product
  (resold product)            configure and manage the        configuration and pricing
                              pricing of their product or     accuracy in the sales cycle
                              system

 VERTICAL SOLUTIONS
  PRODUCTS
 ONYX Industry Solutions    . Provides preconfigured ONYX   . Brings industry-specific
                              Customer Center templates       methodologies to an
                              tailored for a particular       implementation, allowing
                              industry                        customers to deploy the
                                                              solution effectively and
                                                              efficiently

  --ONYX Asset Management
  --ONYX Managed Care
  --ONYX High Tech

 DISTRIBUTED INTERFACE PRODUCTS
 ONYX Web Wizards for       . Captures, qualifies and       . Prepopulates the database
  Sales                       distributes prospect            automatically and distributes
                              information via the Web         sales leads to the
                                                              appropriate users according
                                                              to enterprise-required
                                                              business rules
                                                            . Qualifies customers in the
                                                              sales cycle
 ONYX Web Wizards for       . Enables support professionals . Improves and simplifies
  Service                     to answer support questions     interactions with customers
                              and interact with customers     to increase customer
                              via the Web                     satisfaction
 ONYX Channel Connect       . Distributes sales leads to    . Extends the capabilities of
                              channel and distribution        sales organizations by
                              partners via the Web            enhancing communication with
                                                              partners while capturing
                                                              valuable customer information
                                                              from partners

 KNOWLEDGE MANAGEMENT PRODUCTS
 ONYX Insight               . Allows employees, partners    . Empowers employees to find
                              and customers to search         and reuse information faster
                              secure portions of an           and more efficiently
                              enterprise's intranet from
                              their browser via the Web
                                                            . Facilitates convenient access
                                                              to information for customers
                                                              and partners without
                                                              intervention from the
                                                              enterprise
 ONYX EnCyc Marketing       . Provides users with access to . Builds presentations, quotes
  Encyclopedia                a repository of critical        and proposals easily and
                              sales and marketing             automatically
                              information
                            . Sends information to          . Customizes information
                              prospects, customers and        directly to a client's or
                              other users                     prospect's needs

 INTEGRATION FUNCTIONALITY PRODUCTS
 ONYX RapidLink for Great   . Integrates the Sales Order    . Enables ONYX Customer Center
  Plains                      Processing module of Great      users to more efficiently
                              Plains Dynamics C/S+ version    link to accounting and
                              4.0 with ONYX Customer Center   financial information
 ONYX Computer Telephony    . Provides customers and        . Enables users to access
  Integration Software        independent software vendors    computer telephony
  Development Kit             with the ability to create      functionality through ONYX
                              bi-directional integration      Customer Center
                              between telephony
                              applications and ONYX
                              Customer Center               . Enables ONYX Customer Center
                                                              to be interfaced with a
                                                              variety of telephony
                                                              applications

  We price our core application, ONYX Customer Center, as well as the remote version, ONYX Customer Center Unplugged, on a per user basis plus an additional database server fee that varies depending on the number of users licensed to use the database server. All the other products in the ONYX Customer Center product family provide functionality that enhances and extends the capabilities of ONYX Customer Center and, with the exception of EnCyc, are sold as add-ons to ONYX Customer Center based on a per server price. EnCyc is sold both as part of the ONYX Customer Center product family and as a stand-alone product at a base price plus an additional fee based on the number of users.

 Professional Services

  The ONYX ERM solution includes consulting support and training services as follows:

 Consulting            We offer our customers high-quality consulting,
                       including business process reengineering, change
                       management, systems integration, configuration,
                       installation and project management. We work closely
                       with our customers to identify their unique business
                       needs and we tailor our solution to these needs in an
                       efficient, cost-effective manner. We provide ongoing
                       business consulting to help our customers optimize the
                       use of our system over time.
                       We have implemented a comprehensive customer support
 Customer Support      program to assist customers to use our products and to
                       identify, analyze and solve any problems that may result from such use. The support program includes email support, on-line support via the Web and telephone support from our three worldwide support centers. In addition, we offer a premium support program that allows our customers to contact our support centers around the world seven days a week, 24 hours a day.
                       We offer a number of educational classes in conjunction
 Training              with our products, including end-user training and in-
                       depth technical training regarding the implementation and administration of our solution.

  We price our consulting and training services based on the time spent and resources used. We price our basic support program based on a percentage of the software license fee plus additional amounts for premium support services. We price training services on a per-class basis.

  We have established a number of strong relationships for both the implementation of our solution and the training of our customer base. For example, we have relationships internationally with KPMG Consulting in Singapore and Arthur Andersen LLP in Australia. Domestically, we have relationships with regional and local systems integrators such as Norstan Consulting, TechnologyWorks, Inc., Breakaway, Inc., Eggrock Partners, LLC and Aquarius Technology Corporation. We frequently participate in joint sales and marketing efforts with our systems integrators.

  We use an industry-leading third-party training organization, TRG Incorporated ("TRG"), to broaden our customer training offerings. TRG offers a wide range of training courses in the configuration, administration and use of our products. Such training is available either at the customer's place of business or at the facilities maintained by TRG.

 ONYX Technology

  ONYX's products are based on a 32-bit client/server architecture and use industry-standard, low cost modular components. This combination of robust technology and flexible design enables us to offer an attractive combination of reliability, performance, scalability, integration and low total cost of ownership. Following are the key technologies that enable ONYX to provide a robust ERM solution:

  Optimized for Windows NT and SQL Server. The ONYX ERM solution is optimized for Windows NT and SQL Server in both LAN and WAN environments in the following ways:

  .uses precompiled stored procedures;

  .uses Microsoft vendor-specific extensions to the ANSI 92 SQL standard;

  .uses Microsoft vendor-specific object interface (COM); and

  .optimizes data model architecture for the SQL Server query engine and data storage engine.

  n-tiered Architecture. The ONYX ERM solution consists of a relationship-centric, integrated data model surrounded by a set of configurable business objects. This architecture utilizes multiple tiers to deliver a balance between configurability, performance and administration. The logical tiers are: User Services (presentation layer), Business Services (business rules) and Data Services (data access and data store). All tiers can be customized, and customizations can be preserved during system upgrades.

  Configuration. To adapt to rapidly changing business needs, the ONYX ERM solution provides the following technologies:

  . Enterprise Configurable Procedures. The ONYX architecture allows customization of standard business rules and procedures through accessible and configurable software programming code. These Enterprise Configurable Procedures are implemented as SQL-stored procedures and are written in Transact-SQL, a vendor-specific implementation of ANSI 92 SQL. This enables more robust customization than traditional GUI-based configuration methods and enables these customized business rules to be preserved during system upgrades. Using Transact-SQL as the scripting language also enables the same business rules to be used online and offline.

  . External Data Connectivity. External Data Connectivity enables integration with other business applications and legacy systems, as well as customization of the core product. Standard External Data Connectivity is a data-driven architecture coupled with a graphical administration tool that allows administrators to integrate data residing outside the ONYX Customer Center solution with the ONYX enterprise client. Standard External Data Connectivity is particularly focused on integration with Windows NT/Microsoft BackOffice-based solutions. Common Object Model ("COM") External Data Connectivity utilizes industry-standard COM interfaces to enable broader integration, specifically with any ODBC-compliant database and custom forms.

  . Software Development Kits. To increase the breadth and depth of solutions available for the ONYX ERM solution, we have developed products that include integration platforms consisting of COM presentation objects and business objects allowing bi-directional integration between ONYX products and other business applications.

  Real-time synchronization architecture. Real-time synchronization architecture ensures that, upon completion of synchronization between the mobile client and enterprise database, the mobile user's data snapshot is a replica of the enterprise database. In addition, our architecture provides robust error detection and recovery by automatically restarting the data synchronization process at the point of failure should a connectivity link fail. Our synchronization system also provides robust, configurable data conflict resolution algorithms and enables synchronization to be performed without user intervention or attention.

  Integrated data model. The ONYX ERM solution includes a relationship-centric, integrated data model--every task, form, campaign, opportunity management form, forecasting tool and any other feature can be interrelated at any time within the application. This fundamental part of the architecture allows any relationship information to be shared with any other part of the organization and ensures that every user within an organization has access to the same data. This data model also provides flexibility to make additions and changes to the application as the needs of the enterprise change over time.

  Multiple interface support. Due to the architectural design enabling integration in front of the business rules, the ONYX ERM platform supports multiple interfaces, including Windows desktop applications, Web applications and personal digital assistants.

  Standards-based tools and components. Our products employ an n-tiered client/server architecture built on the Windows NT, Microsoft BackOffice, Microsoft Office and Microsoft Windows 95 and Windows 98 operating systems. ONYX utilizes advanced object-oriented development tools and technologies in the development of its products, including Microsoft Visual C++, Microsoft Visual Basic, Microsoft OLE2/COM/ActiveX, Sybase SQL Anywhere, PLATINUM ERwin relational database modeling tool, Rational Rose object modeling tool and Rational SQA Manager test automation tool.

CUSTOMERS AND MARKETS

  We target mid- to large-sized business and divisions of Fortune 500 companies. We believe that these enterprises have a strong need to move quickly and develop collaborative teams, and that they are deploying new technologies as a competitive advantage. We have licensed our products to over 300 customers as of September 30, 1998. The following is a representative list of our current customers who have purchased more than $200,000 in software licenses from January 1, 1997 to September 30, 1998.

  HIGH TECHNOLOGY                        HEALTH CARE
  Active Voice Corporation               AEA International Pte Ltd.
  Advent Software, Inc.                  Momentum Employee Benefits
  BindView Development                   Penn State Geisinger Health Plan
  Clarus Corporation                     Sierra Health Services, Inc.

  Data Dimensions Inc.                   MANUFACTURING
  Datastream Systems Inc.                Data Broadcasting Corporation
  Hummingbird Communications Ltd.        Direct Focus, Inc.
  JetForm Corporation                    MicroTouch Systems, Inc.
  Orcom Solutions, Inc.                  Optiva Corporation

  PC DOCS/Fulcrum                        TELECOMMUNICATIONS
  Restrac, Inc.                          Cincinnati Bell Telephone

                                         NTL Group Ltd. (Business Telecoms and
  FINANCIAL SERVICES                     Internet divisions)
  American Express Financial Advisors

  American Express Retirement Services   OTHER
  ASB Bank Ltd.                          Brooklyn Union Gas Company
  Evergreen Investment Services, Inc.    Coastal Video Communications
  First American Trust Company           Corporation
  Piper Jaffray Inc.                     Data Monitor

                                         GIGA Information Group
                                         Reed Exhibition Companies
                                         Weider Publications, Inc.

                         SELECTED CUSTOMER APPLICATIONS


      CUSTOMER                              APPLICATION
 American Express   American Express Financial Advisors is one of the leading
 Financial Advisors financial services companies in the United States and has approximately $188.8 billion under management. Three
                    divisions of American Express Financial Advisors use the
                    ONYX ERM solution. One division, Retirement Services, uses the ONYX ERM solution in Sales, Marketing, and Client
                    Services, which has allowed them to be more customer
                    focused and has improved their ability to manage client
                    information from the initial point of contact. It also
                    allows for improved visibility into the other business
                    relationships that other Amex divisions have with their
                    clients, including card, travel and other services.
 NTL Internet       NTL Internet, a U.K.-based Internet service provider,
                    purchased ONYX Customer Center to manage its inbound sales and support queries. The system was installed and
                    operational in four weeks, including integration with
                    existing billing systems and customization to address NTL
                    Internet's particular requirements, together with complete end-user training. NTL Internet's call center handles up to
                    6,000 calls per day, seven days per week, from customers
                    regarding new sales inquiries, connection requests and
                    operational queries. In 1998, NTL Internet was awarded the
                    UK Call Centre of the Year award by UK Computing Magazine.
                    In addition to supporting large and varied call volumes,
                    ONYX Customer Center is also directly integrated with NTL
                    Internet's sales and marketing Web site, where NTL Internet receives over 500 sales leads daily. NTL Internet utilizes
                    ONYX Web Wizards for Sales to automatically populate its
                    customer database with this lead information and uses ONYX
                    Web Wizards for Sales to then distribute this lead
                    information to the appropriate follow-up personnel. Using
                    the ONYX ERM solution, NTL Internet has converted a
                    significant number of these Web-based leads into sales.
 Sierra Health      Sierra Health Services, Inc. ("Sierra"), a diversified
 Services, Inc.     health care services company, selected ONYX as its ERM
                    solution provider for managing marketing, sales and service activities for direct relationships with individual
                    Medicare customers, commercial accounts and brokers. In the
                    Medicare segment, Sierra utilizes the ONYX ERM solution to manage its direct marketing, sales and service activities.
                    The ONYX ERM solution enables Sierra to generate lists of
                    Medicare prospects based on a variety of segmentation
                    criteria, which can then be used to automatically send
                    direct marketing materials to Medicare prospects. Telesales representatives use the ONYX ERM solution to schedule
                    prospect appointments. This integrated process enables
                    Sierra to carefully track rates of conversion from
                    competitive plans and measure the effectiveness of each
                    marketing campaign. Sierra also utilizes the ONYX ERM
                    solution to manage its commercial account relationships. A majority of Sierra's commercial accounts are acquired from brokers who sell its plans directly to employer groups.
                    Sales opportunity tracking, forecasting and quote/contract generation is managed with the ONYX ERM solution, enabling
                    Sierra to better forecast revenues and identify top
                    producing brokers with which to align itself. With the ONYX
                    ERM solution, Sierra is able to quickly provide its brokers and prospective group members with updated benefit/plan
                    information, thereby allowing Sierra to improve quote
                    generation times, reduce the contracting cycle and improve overall customer response and satisfaction.

SALES AND MARKETING

  We market and sell our software and services through a direct sales force, as well as through distributors. We have direct sales offices in the United States, the United Kingdom, Singapore and Australia and distributors in Latin America, Asia and Europe. As of September 30, 1998, we employed 120 people in sales and marketing. We support our field sales force with telemarketing representatives and sales engineers. The direct sales effort is complemented by indirect channel partners in many of our international markets.

  Our marketing programs are focused on creating awareness, preference and lead generation for the ONYX ERM solution. These programs are targeted at key executives such as Chief Executive Officers and Chief Information Officers, as well as Vice Presidents of Sales, Service and Marketing.

  To support our worldwide direct and indirect sales channels, we have sponsored a series of joint seminars with key customers and partners, such as Microsoft. Our marketing personnel engage in a variety of marketing activities, including managing and maintaining the ONYX Web site, making direct mailings, placing advertisements, conducting public relations programs and establishing and maintaining relationships with recognized industry analysts.

  We also have initiated a branding and marketing communications strategy to solidify our position as a leading provider of ERM software. This effort includes new messaging, target positioning, a new "look and feel" and an increased effort to broaden market awareness of ONYX. We have also initiated marketing strategies targeted at industry-specific vertical markets, including high technology, financial services, health care, telecommunications and manufacturing.

  Our sales process consists of several phases: lead generation, initial contact, lead qualification, needs assessment, enterprise overview, product demonstration, proposal generation and contract negotiation. In a number of instances, we believe that our relationships with strategic partners, including systems integrators, has substantially shortened our sales cycle. Partners have generated and qualified sales leads, made initial customer contacts and assessed needs prior to our introduction. Additionally, systems integration partners have assisted us in the creation of customized presentations and demonstrations, which we believe enhance our competitive position. While the sales cycle varies substantially from customer to customer, the initial sales cycle typically ranges from two to six months (although in the past certain sales cycles have lasted substantially longer).

  We have distribution partners located in Europe, Asia, Latin America and the South Pacific who market, promote and sell our software products. Our distributors also typically provide both the implementation and customer support services to our end-users, drawing on our expertise as necessary to assist them in these efforts. We collaborate with our distributors in a variety of areas, including seminars, trade shows and conferences. Our distributors also create market- and language-specific collateral and product demonstrations and assist in the localization of our products and related documentation.

RESEARCH AND DEVELOPMENT

  As of September 30, 1998, we employed 65 people in our research and development organization. This team is responsible for the design, development and release of ONYX products. The group is organized into four disciplines: development, quality assurance, documentation and program management. Members from each of these disciplines, along with a product manager from our marketing department, form separate product teams that work closely with sales, marketing, professional services, customers and prospects to better understand market needs and requirements. When required, we also utilize third-party development firms to expand the capacity and technical expertise of our internal research and development team. Additionally, we sometimes license third-party technology that is incorporated into our products. We believe this approach significantly shortens our time to market without compromising our competitive position or product quality. Therefore, we expect to continue to draw on third-party resources in the foreseeable future.

  We have a well-defined software development methodology that we believe allows us to deliver products that satisfy real business needs for the global market and meet commercial quality expectations. This methodology is based on the following key components:

  . specification and review of business requirements, functional requirements, prototypes, technical designs, test plans and documentation plans;

  .  iterative, scheduled quality assurance of code and documentation;

  .  frequent stabilization of product;

  .  test automation definition, instrumentation and execution;

  . test functions, components, systems, integration, performance, stress and international and year 2000 compliance;

  . full product regression testing before beta or general availability releases;

  . trial deployments in an internal production environment prior to release;

  .  external beta releases; and

  .  general availability release.

  We emphasize quality assurance throughout the software development life cycle. We believe that strong emphasis placed on analysis and design early in the project life cycle reduces the number and costs of defects that may be found in later stages. Our development methodology focuses on delivery of product to a global market, enabling localization into multiple languages from a single code base.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

  Our success depends in part on our ability to protect our proprietary rights. To protect our proprietary rights, we rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with employees and third parties, and protective contractual provisions such as those contained in license agreements with consultants, vendors and customers, although we have not signed such agreements in every case. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products, and obtain and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts we have entered into, and we may not become aware of, or have adequate remedies in the event of, such breach.

  We pursue the registration of certain of our trademarks and service marks in the United States and in certain other countries, but we have not secured registration of all our marks. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in other jurisdictions. A significant portion of our marks include the word "Onyx." Other companies use "Onyx" in their marks alone or in combination with other words, and we cannot prevent all third-party uses of the word "Onyx." We license certain proprietary rights to third parties. Such licensees may not abide by compliance and quality control guidelines with respect to such proprietary rights and may take actions that would materially adversely affect our business, financial condition and operating results.

  We have been subject to claims and expect to be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of trademarks and other intellectual property rights of third parties. See "--Legal Proceedings." OCI has filed a lawsuit against us alleging trademark infringement of the mark ONYX in Canada. This claim, even if not meritorious, could require the expenditure of significant financial and managerial resources. A negative outcome could materially adversely affect our business, financial condition and operating results.

  Other than the trademark infringement matter described above, as of the date of this prospectus, we are not a party to any litigation that, if adversely determined, would have a material adverse effect on our business, financial condition and operating results.

  In the computer software market there is frequent and substantial intellectual property litigation, which is often complex and expensive, and involves a significant diversion of resources and uncertainty of outcome. We may need to litigate to enforce and protect our intellectual property or to defend against a claim of infringement or invalidity. Although we attempt to avoid infringing known proprietary rights of third parties in our product development efforts, we have been and expect to continue to be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of third-party proprietary rights by us and our licensees. In addition, we expect that software developers will be increasingly subject to infringement claims as the number of products and competitors in our industry grows and the functionality of products in different industry segments overlaps. Furthermore, former employers of our present and future employees may assert claims that our employees have improperly disclosed confidential or proprietary information to us. If we discover that any elements of the ONYX Customer Center product family violate third-party proprietary rights, we may be unable to obtain licenses on commercially reasonable terms, if at all, and to avoid or settle litigation without substantial expense and damage awards. Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to pay damages or enter into royalty or license agreements on terms that are not advantageous to us. Any of these results could materially adversely affect our business, financial condition and operating results.

  We rely on certain technology that we license from third parties, including software that is integrated with internally developed software and used in our products, to perform key functions. Although we are generally indemnified against claims that such third-party technology infringes the proprietary rights of others, such indemnification is not always available for all types of intellectual property rights, and in some cases the scope of such indemnification is limited. Even if we receive broad indemnification, third-party indemnitors are not always well capitalized and may not be able to indemnify us in the event of infringement, resulting in substantial exposure to us. Infringement or invalidity claims arising from the incorporation of third-party technology, and claims for indemnification from our customers resulting from such claims, may be asserted or prosecuted against us. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential product redevelopment costs and delays, and could materially adversely affect our business, financial condition and operating results. See "Risk Factors--We may be unable to adequately protect our proprietary rights."

COMPETITION

  The market for ERM software is intensely competitive, fragmented and rapidly changing. We believe that we compete effectively as a result of our integrated, relationship-centric, rapidly deployable, Internet-enabled solution that is optimized for the Windows NT platform, coupled with our commitment to providing high-quality solutions that yield a rapid return on investment and a low total cost of ownership.

  We face competition in the ERM software market primarily from (1) front-office software applications vendors, such as Clarify, Inc., Pivotal Corp., SalesLogix Corporation, Siebel Systems, Inc., and The Vantive Corporation, (2) large enterprise software vendors, particularly ERP system vendors, such as Baan Company N.V., J. D. Edwards & Co., Oracle Corporation, PeopleSoft Corporation and SAP AG, and (3) our potential customers' IT departments, which may seek to develop proprietary ERM systems. In addition, as we develop new products, particularly applications focused on particular industries, we may begin competing with companies with whom we have not previously competed. It is also possible that new competitors will enter the market or that our competitors will form alliances that enable them to rapidly increase their market share.

  Many of our competitors have already established supplier relationships with divisions of our current or potential customers. These competitors may be able to leverage their existing relationships to discourage these customers from purchasing additional ONYX products or persuade them to replace our products with their products. Many of our competitors have longer operating histories, significantly greater resources and name recognition and a larger installed base of customers than we have. As a result, these competitors may have greater credibility with our existing and potential customers. They also may be able to devote greater resources to the development, promotion and sale of their products than we can to ours, which would allow them to respond more quickly than we can to new or emerging technologies and changes in customer requirements.

  We expect that competition will increase as other established and emerging companies enter the ERM market, as new products and technologies are introduced and as new competitors enter the market. Increased competition may result in price reductions, lower gross margins and loss of our market share, any of which could materially adversely affect our business, financial condition and operating results. See "Risk Factors--Our market is highly competitive."

EMPLOYEES

  As of September 30, 1998, we had a total of 281 employees, excluding independent contractors and other temporary employees, including 65 people in research and development, 120 people in sales and marketing, 64 people in consulting, customer support and training and 32 people in general and administrative services. Our future performance depends in significant part on the continued service of our key technical, sales and senior management personnel. The loss of the services of one or more of our key employees could have a material adverse effect on our business, financial condition and operating results. Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense. We cannot provide any assurance that we can retain our key technical, sales and managerial personnel in the future. None of our employees is represented by a labor union, and we consider our employee relations to be good. See "Risk Factors--We may experience difficulties managing our growth, and we depend on certain key employees."

FACILITIES

  Our principal administrative, sales, marketing, support and research and development facilities are located in approximately 38,500 square feet of space in Bellevue, Washington. Our principal lease, covering 33,000 square feet of this office space, expires on June 30, 1999. The remaining leases expire between June 1999 and January 2002. In July 1999, we plan to relocate our principal administrative, sales, marketing, support and research and development facilities to a new location in Bellevue, Washington with approximately 90,000 square feet, pursuant to a lease that expires in 2006. We currently lease other domestic sales and support offices in California, Colorado, Georgia, Illinois, Maryland, Massachusetts, Minnesota, New Jersey, Oregon and Texas. We maintain international offices in Australia, Singapore and the United Kingdom.

LEGAL PROCEEDINGS

  We have been subject to claims and expect to be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of trademarks and other intellectual property rights of third parties. See "Risk Factors--We may be unable to adequately protect our proprietary rights." OCI has filed a lawsuit against us alleging trademark infringement of the mark ONYX in Canada. This claim, even if not meritorious, could require the expenditure of significant financial and managerial resources. A negative outcome could materially adversely affect our business, financial condition and operating results.

  Other than the trademark infringement matter described above, as of the date of this prospectus, we are not a party to any litigation that, if adversely determined, would have a material adverse effect on our business, financial condition and operating results.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of ONYX as of November 1, 1998 are as follows:

   NAME                     AGE                             POSITION
   ----                     --- ----------------------------------------------------------------
   Brent R. Frei...........  32 President, Chief Executive Officer and Chairman of the Board
   Sarwat H. Ramadan.......  55 Vice President, Chief Financial Officer, Secretary and Treasurer
   Keith D. Brown..........  40 Vice President of Marketing
   Eben W. Frankenberg.....  32 Vice President of Sales
   Howard K. Hawk..........  35 Vice President of International Operations
   Michael D. Racine.......  41 Vice President of Professional Services
   Mary A. Reeder..........  40 Vice President of Product Development
   William B. Elmore(1)....  45 Director
   Jay C. Hoag(2)..........  40 Director
   Paul G. Koontz(1)(2)....  38 Director
   Daniel R. Santell.......  40 Director
   Todd A. Stevenson.......  30 Director

--------
(1)  Member of the Compensation Committee.
(2)  Member of the Audit Committee.

  Brent R. Frei, a cofounder of ONYX, has been a Director of ONYX since its inception in 1994, served as Secretary and Treasurer from September 1995 to October 1998, and has served as President since September 1995 and Chief Executive Officer and Chairman of the Board since October 1998. From 1991 to February 1994, Mr. Frei was a Programmer Analyst with Microsoft's Information Technology Group, in which position he was involved with creating international customer information systems. From 1989 to 1990, he was a Mechanical Engineer with Motorola Corporation. Mr. Frei received his B.S. in Engineering from the Thayer School of Engineering at Dartmouth College.

  Sarwat H. Ramadan has been Chief Financial Officer of ONYX since July 1998 and Vice President, Secretary and Treasurer since October 1998. From 1993 to July 1998, Mr. Ramadan was the Chief Financial Officer, Secretary and Treasurer of Integrated Measurement Systems, Inc., an engineering test stations and software company. From 1987 to 1993, Mr. Ramadan was Chief Accounting Officer and Finance Director of Mentor Graphics Corporation, an electronic design automation software company. Mr. Ramadan held various executive positions from 1985 to 1987 with CAD/CAM Resources, Inc. and from 1979 to 1985 with Computervision Corporation. Mr. Ramadan received his B.S. from Ain Shams University, his M.B.A. from the University of New Haven and his C.S.S. from Harvard University.

  Keith D. Brown has been Vice President of Marketing of ONYX since October 1997. From 1987 to October 1997, Mr. Brown held several positions, including Strategic Alliances Manager, Product Marketing Manager and Worldwide Marketing Manager, in Hewlett-Packard Corporation's LaserJet Printer Solutions Group. Mr. Brown received his B.S. in Electrical Engineering from the DeVry Institute of Technology and his M.B.A. from the University of Montana.

  Eben W. Frankenberg joined ONYX in January 1995 and has been Vice President of Sales since August 1995. From 1990 to December 1994, Mr. Frankenberg was a petroleum geophysicist for Amoco Production Company, a developer of crude oil and natural gas, and Amoco Netherlands Petroleum Co., a producer of petroleum. Mr. Frankenberg received his B.A. from Dartmouth College and his M.S. from Stanford University.

  Howard K. Hawk has been Vice President of International Operations of ONYX since August 1996. From 1989 to August 1996, Mr. Hawk was Director of International Information Technology of Microsoft. From 1985 to 1987, he was a Senior Consultant with Andersen Consulting LLP. Mr. Hawk received his B.S. in Business Administration with a concentration in Information Systems from the University of Washington.

  Michael D. Racine has been Vice President of Professional Services of ONYX since July 1994. From 1991 to July 1994, Mr. Racine held various positions with Microsoft's Information Technology Group, including Project Manager in the development and deployment of a revenue consolidation and reporting system. From 1987 to 1991, he was a Senior Consultant with Andersen Consulting LLP. Mr. Racine received his B.A. from Utah State University and his M.B.A. from the University of Oregon.

  Mary A. Reeder has been Vice President of Product Development of ONYX since June 1996. From 1989 to May 1996, Ms. Reeder worked for Microsoft, where she was involved in product development, process management and emerging technology. From 1987 to 1989, she was an independent consultant, developing custom software. From 1985 to 1987, she was a Senior Programmer Analyst of Data I/O Corporation, a manufacturer of engineering programming systems. Ms. Reeder received her B.S. in Computer Science and her B.F.A. in Graphic Design from the University of Washington.

  William B. Elmore has been a Director of ONYX since March 1996. Since 1995, Mr. Elmore has been a Member of Foundation Capital Management, L.L.C., the General Partner of Foundation Capital, L.P., a venture capital firm focused on early stage information technology companies. From 1987 to 1995, he was a General Partner of Inman & Bowman, a venture capital firm. Mr. Elmore serves on the Board of Directors of Wind River Systems, Inc. and Pilot Network Services, Inc., as well as several privately held companies. Mr. Elmore received his B.S. and M.S. in Electrical Engineering from Purdue University and his M.B.A. from Stanford University.

  Jay C. Hoag has been a Director of ONYX since October 1998. Since June 1995, Mr. Hoag has been a General Partner of Technology Crossover Ventures. From 1982 to 1994, he was with Chancellor Capital Management, Inc. Mr. Hoag serves on the Board of Directors of several privately held companies. Mr. Hoag received his B.A. in Economics and Political Science from Northwestern University and his M.B.A. from the University of Michigan.

  Paul G. Koontz has been a Director of ONYX since April 1997. Since 1996, Mr. Koontz has been a Member of Foundation Capital Management, L.L.C., the General Partner of Foundation Capital, L.P. From 1995 to 1996, he was with Sutter Hill Ventures and, in 1994, he was the initial Vice President of Marketing of Netscape Communications Corporation. From 1987 to 1994, Mr. Koontz was with Silicon Graphics, Inc., where he held a number of positions, including Director of Marketing. From 1983 to 1987, he held various marketing and management positions with Hewlett-Packard in the United States and Europe. Mr. Koontz serves on the Board of Directors of several privately held companies. Mr. Koontz received his B.S. in Mechanical Engineering from Princeton University and his Masters in Engineering Management from Stanford University.

  Daniel R. Santell has been a Director of ONYX since November 1994. Since 1996, Mr. Santell has been the Vice President of Worldwide Services for InterWorld Corporation. From 1995 to 1996, he was Director of the North American Client Services Division for SSA Corporation, from 1992 to 1996, he was Vice President of Product Development at Platinum Software and from 1983 to 1992, he was a Manager at Anderson Consulting LLP. Mr. Santell received his B.S.E. from Purdue University and his M.B.A. from the University of Washington.

  Todd A. Stevenson, a co-founder of ONYX, has been a Director of ONYX since its inception in 1994 and served as Chairman of the Board until October 1998. Mr. Stevenson has been a manager of the Developer Support Service Group since July 1998. He previously served as Chief Technology Officer from June 1996 to July 1998 and Vice President of Development from ONYX's inception to June 1996. From 1993 to 1994. Mr. Stevenson was a programmer involved in creating international customer information systems at Microsoft and from 1991 to 1993, he was a support analyst for Microsoft Pty (Australia) developer products.
Mr. Stevenson received his B.S. in Computer Science from Oregon State
University.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Compensation Committee currently consists of Messrs. Elmore and Koontz. The Compensation Committee

  . reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plans; and

  .  makes recommendations to the Board of Directors regarding such matters.

  The Audit Committee consists of Messrs. Hoag and Koontz. The Audit Committee

  . makes recommendations to the Board of Directors regarding the selection of independent auditors;

  . reviews the results and scope of the audit and other services provided by our independent auditors; and

  .  reviews and evaluates our audit and control functions.

DIRECTOR COMPENSATION

  All nonemployee directors of the Company will be paid $1,000 for each Board of Directors meeting attended in person, $500 for each Board meeting attended telephonically, $500 for each committee meeting attended in person and $250 for each committee meeting attended telephonically. We also reimburse them for reasonable expenses they incur in attending meetings of the Board of Directors and its committees. In November 1994, we granted Mr. Santell, an ONYX director, a nonqualified stock option to purchase 50,000 shares of common stock at an exercise price of $0.12 per share. Directors of ONYX are eligible to participate in the 1998 Plan. We currently intend to make comparable option grants to future nonemployee directors. See "--Employee Benefit Plans--Stock Option Program for Nonemployee Directors."

DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY

  The Restated Articles include a provision that limits the liability of directors to the fullest extent permitted by the Washington Business Corporation Act (the "WBCA") as it currently exists or as it may be amended in the future. Consequently, subject to the WBCA, no director shall be personally liable to ONYX or its shareholders for monetary damages resulting from his or her conduct as a director of ONYX, except liability for (1) acts or omissions involving intentional misconduct or knowing violations of law, (2) unlawful distributions, or (3) transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. The Restated Articles also provide that we shall indemnify any individual made a party to a proceeding because that individual is or was a director of ONYX and shall advance or reimburse reasonable expenses incurred by such individual in advance of the final disposition of the proceeding to the full extent permitted by applicable law. Any repeal of or modification to the Restated Articles may not adversely affect any right of a director of ONYX who is or was a director at the time of such repeal or modification. To the extent the provisions of the Restated Articles provide for indemnification of directors for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), those provisions are, in the opinion of the Commission, against public policy as expressed in the Securities Act and they are therefore unenforceable.

  The Restated Bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and agents to the full extent permitted by law. In addition, we intend to enter into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against certain liabilities that arise because of their status or service as directors or executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Finally, we intend to purchase and maintain a liability insurance policy, pursuant to which our directors and officers may be indemnified against liability they may incur for serving in their capacities as directors and officers of ONYX.

  We believe that the limitation of liability provision in the Restated Articles, the indemnification provisions in the Restated Bylaws, the indemnification agreements and the liability insurance policy will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers of ONYX.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee currently consists of Messrs. Elmore and Koontz. No member of the Board of Directors or of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation received for services rendered to ONYX in all capacities during the year ended December 31, 1997 by ONYX's President, Secretary and Treasurer. No other executive officer of ONYX who held office at December 31, 1997 met the definition of "highly compensated" within the meaning of the Commission's executive compensation disclosure rules.

                           SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION
                            ----------------------------------
   NAME AND PRINCIPAL                           OTHER ANNUAL      ALL OTHER
   POSITION                 SALARY($) BONUS($) COMPENSATION($) COMPENSATION($)
   ------------------------ --------- -------- --------------- ---------------
   Brent R. Frei........... $ 75,334  $ 1,500     $   -0-         $   -0-
    President, Secretary
    and Treasurer

  Mr. Frei does not currently hold options to purchase capital stock of ONYX.

EMPLOYEE BENEFIT PLANS

 1998 Stock Incentive Compensation Plan

  The Board of Directors and shareholders have adopted the 1998 Plan. The purpose of the 1998 Plan is to enhance long-term shareholder value by offering opportunities to employees, directors, officers, consultants, agents, advisors and independent contractors of ONYX and its subsidiaries to participate in ONYX's growth and success, and to encourage them to remain in the service of ONYX and its subsidiaries and to own ONYX stock. The 1998 Plan provides for awards of stock options and restricted stock. The Board has reserved a total of
(1) 1,500,000 shares of common stock (plus 18,872 shares that have been reserved but unissued under the 1994 Plan), (2) any shares returned to the 1994 Plan upon termination of options or repurchase of shares by ONYX and (3) an automatic annual increase, to be added on the first day of our fiscal year beginning in 2000, equal to the lesser of 1,675,763 shares or 5% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in ONYX's Annual Report for the preceding year. As of November 30, 1998, options to purchase 16,200 shares of common stock were outstanding under the 1998 Plan with exercise prices of $9.00 per share, options to purchase 1,502,672 shares were available for grant and no options had been exercised.

  Stock Option Grants. The Compensation Committee will serve as the Plan Administrator of the 1998 Plan. The Plan Administrator will have the authority to select individuals to receive options under the 1998 Plan and to specify the terms and conditions of each option granted (incentive or nonqualified), the exercise price (which, for incentive stock options, must be at least equal to the fair market value of the common stock on the date of grant), the vesting provisions and the option term. For purposes of the 1998 Plan, fair market value means the average of the high and low per share sales price as reported on the Nasdaq National Market on the date of grant. Unless otherwise provided by the Plan Administrator, and to the extent required for incentive stock options by the Code, an option granted under the 1998 Plan will expire ten years from the date of grant or, if earlier, three months after the optionee's termination of service (other than termination for cause) or one year after the optionee's death or disability.

  Stock Awards. The Plan Administrator is authorized under the 1998 Plan to issue shares of common stock to eligible participants with terms, conditions and restrictions established by the Plan Administrator in its sole discretion. Restrictions may be based on continuous service with ONYX or its subsidiaries or the achievement of performance goals. Holders of restricted stock are shareholders of ONYX and have, subject to certain restrictions, all the rights of shareholders with respect to such shares.

  Adjustments. The Plan Administrator will make proportional adjustments to the aggregate number of shares issuable under the 1998 Plan and to outstanding awards in the event of stock splits or other capital adjustments.

  Corporate Transactions. In the event of certain corporate transactions, such as a merger or sale of ONYX, each outstanding option and restricted stock award will automatically accelerate and become 100% vested immediately before the corporate transaction, unless the option or restricted stock award is, in connection with the corporate transaction, assumed by ONYX's successor corporation or parent thereof. Any option or restricted stock award granted to an "executive officer" (as defined for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) that is assumed or replaced in the corporate transaction will automatically accelerate in the event the executive officer terminates his or her employment for certain specified good reasons, or the successor corporation terminates the executive officer's employment or services without cause within two years following the corporate transaction.

 1998 Employee Stock Purchase Plan

  The Board of Directors adopted the ESPP in December 1998, subject to shareholder approval. If the ESPP is approved by our shareholders, we will implement it upon the effectiveness of this offering. We intend for the ESPP to qualify under Section 423 of the Code. The ESPP permits eligible employees of ONYX and its subsidiaries to purchase common stock through payroll deductions of up to 10% of their compensation. Under the ESPP, no employee may purchase common stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. In addition, owners of 5% or more of ONYX's or a subsidiary's common stock may not participate in the ESPP. We authorized the issuance under the ESPP of a total of 500,000 shares of common stock, plus an automatic annual increase, to be added on the first day of our fiscal year beginning in 2000, equal to the lesser of (a) 200,000 shares and (b) 1.2% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in ONYX's Annual Report for the preceding year, or a lesser amount determined by the Board of Directors. Any shares from increases in previous years that are not actually issued shall be added to the aggregate number of shares available for issuance under the ESPP.

  We will implement the ESPP with six-month offering periods. The first offering period will commence on the effectiveness of this offering. Subsequent offering periods will begin on each January 1 and July 1. The price of the common stock purchased under the ESPP will be the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period, except that the purchase price for the first offering period will be equal to the lesser of 100% of the initial public offering price of the common stock and 85% of the fair market value on June 30, 1999. The ESPP terminates ten years after the date of adoption by the Board of Directors, but the Board of Directors may terminate it at any earlier time. We have not yet issued any shares of common stock under the ESPP.

  In the event of a merger, consolidation or acquisition by another corporation of all or substantially all of our assets, each outstanding option to purchase shares under the ESPP shall be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed merger or sale. Similarly, in the event of a proposed liquidation or dissolution of ONYX, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.

 1994 Combined Incentive and Nonqualified Stock Option Plan

  The Board of Directors and shareholders have adopted the 1994 Plan and reserved an aggregate of 5,000,000 shares of common stock for grants of stock options under the 1994 Plan. The 1994 Plan provides for the grant of options for common stock to employees, directors, consultants or independent contractors of ONYX or its subsidiaries. As of November 30, 1998, options to purchase 3,388,252 shares of common stock were outstanding under the 1994 Plan with exercise prices ranging from $0.10 to $9.00 per share and options for 1,592,876 shares had been exercised. The Board of Directors of ONYX has suspended the 1994 Plan and determined that no further grants shall be made pursuant to the 1994 Plan.

  The 1994 Plan is administered by the Board of Directors. The Board of Directors has the authority to select individuals who are to receive options under the 1994 Plan and to specify the terms and conditions of each option so granted (incentive or nonqualified), the vesting provisions, the option term and the exercise price. Options granted under the 1994 Plan must be exercised within three months of the optionee's termination of service (as defined in the 1994 Plan) to or employment by ONYX, or within one year after the optionee's termination by death or disability, but in no event later than the expiration of the option term. Options granted under the 1994 Plan are not transferable by the optionee, except by will or the laws of descent and distribution, and generally are exercisable during the optionee's lifetime only by the optionee.

  In the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of ONYX, as a result of which the shareholders receive cash, stock or other property in exchange for their shares of common stock, the Board of Directors will determine whether provision will be made in connection with any such transaction for assumption of the options under the 1994 Plan or substitution of appropriate new options covering the stock of the successor corporation or an affiliate of the successor corporation. If the Board of Directors determines that no such assumption or substitution will be made, each outstanding option under the 1994 Plan will automatically accelerate and become 100% vested and exercisable immediately before the transaction. Acceleration will not occur, however, if, in the opinion of our accountants, it would render unavailable "pooling of interest" accounting for the transaction.

 401(k) Plan

  We maintain a 401(k) Plan that covers all our employees who satisfy certain eligibility requirements relating to minimum age, length of service and hours worked. We may make an annual contribution for the benefit of eligible employees in an amount determined by the Board of Directors. We have not made any such contribution to date and have no current plans to do so. Eligible employees may make pretax elective contributions of up to 15% of their compensation, subject to maximum limits on contributions prescribed by law.

                              CERTAIN TRANSACTIONS

  Since our inception in February 1994, we have issued shares of preferred stock in private placement transactions as summarized in the following table:

                                                      SHARES OF PREFERRED STOCK
                                      ----------------------------------------------------------
                                                         ENTITIES AFFILIATED
                                           ENTITIES        WITH TECHNOLOGY
                                       AFFILIATED WITH        CROSSOVER
   CLASS OF       ISSUANCE  PRICE PER FOUNDATION CAPITAL   MANAGEMENT II,       HILLMAN/DOVER
PREFERRED STOCK     DATE      SHARE   MANAGEMENT, L.L.C.       L.L.C.        LIMITED PARTNERSHIP
---------------  ---------- --------- ------------------ ------------------- -------------------
   Series A      March 1996   1.38        2,174,082                --                  --
   Series B      March 1997   6.35          314,961            629,922             314,960

  William B. Elmore and Paul G. Koontz, directors of ONYX, are Members of Foundation Capital Management, L.L.C., which is the General Partner of Foundation Capital, L.P. and a Member of Foundation Capital Entrepreneurs Fund, L.L.C (collectively, the "Foundation Entities"). Jay C. Hoag, a director of ONYX, is the Managing Member of Technology Crossover Management II, L.L.C., the General Partner of Technology Crossover Ventures II, L.P., TCV II (Q), L.P., Technology Crossover Ventures II, C.V., TCV II Strategic Partners, L.P. and TCV II V.O.F. (collectively, the "Technology Crossover Entities"). In addition, Foundation Capital Management, L.L.C. holds a 7.86% interest in TCV II Strategic Partners, L.P. All outstanding shares of preferred stock will convert into an aggregate of 3,533,925 shares of common stock upon the closing of this offering.

  In connection with the issuances of preferred stock described above, we entered into an Amended and Restated Investors' Rights Agreement dated as of March 31, 1997 (the "Investors' Rights Agreement") with the holders of the preferred stock (the "Preferred Shareholders") and certain principal shareholders of ONYX (the "Principal Common Shareholders"), including:

  . Brent R. Frei, President, Chief Executive Officer and Chairman of the Board of ONYX, his parents, Ronald and Glenda Frei, his sister, Colleen Chmelik, and his brother-in-law, James Chmelik;

  .  Brian M. Janssen, a former director and a principal shareholder of ONYX;

  . Todd A. Stevenson, a director of ONYX, and his parents, Leon and Barbara Stevenson; and

  .  Michael and Mary Racine, principal shareholders of ONYX.

Pursuant to the terms of the Investors' Rights Agreement, the holders of the Series B Preferred Stock are entitled to purchase in the initial public offering their pro rata share of an aggregate number of shares equal to the greater of (a) the number of shares having an aggregate offering price of $3,000,000 and (b) 10% of the shares offered in the initial public offering; provided, however, that the purchase amount shall not exceed the number of shares having an aggregate offering price of $4,000,000. See "Underwriting." Each holder of Series B Preferred Stock is also entitled to purchase its pro rata share of any shares not purchased by the other holders of Series B Preferred Stock. The Investors' Rights Agreement also grants to the Preferred Shareholders and the Principal Common Shareholders certain registration rights that obligate ONYX, under certain circumstances, to effect a registration under the Securities Act of shares of common stock. See "Description of Capital Stock--Registration Rights."

  In May 1998, the Technology Crossover Entities entered into a transaction with Ronald and Glenda Frei, pursuant to which Mr. and Mrs. Frei (1) borrowed $85,000 from the Technology Crossover Entities; (2) pledged 56,666 shares of common stock of ONYX to secure such indebtedness (the "Frei Pledge"); and (3) granted to the Technology Crossover Entities the right to purchase 20,000 shares of common stock at a per share price of $4.25 (the "Frei Call Option"). In connection with this transaction, we entered into a Call Option Agreement and a Stock Pledge Agreement, pursuant to which we agreed to hold in escrow the shares of ONYX common stock subject to the Frei Call Option and the Frei Pledge.

  Also in April 1998, the Foundation Entities entered into a transaction with Leon and Barbara Stevenson, pursuant to which Mr. and Mrs. Stevenson (1) borrowed $425,000 from the Foundation Entities and an affiliated entity; (2) pledged 283,331 shares of common stock to secure such indebtedness (the "Stevenson Pledge"); and (3) granted to the Foundation Entities and an affiliated entity the right to purchase 100,000 shares of common stock of ONYX at a per share purchase price of $4.25 (the "Stevenson Call Option"). In connection with this transaction, we entered into a Call Option Agreement and a Stock Pledge Agreement, pursuant to which we agreed to hold in escrow the shares of ONYX common stock subject to the Stevenson Call Option and the Stevenson Pledge.

  The Frei Call Option and the Stevenson Call Option will terminate if not exercised prior to the closing of this offering.

  In July 1998, Eben W. Frankenberg, an ONYX officer, exercised an option to purchase 800,000 shares of common stock and paid the exercise price by issuing a full recourse promissory note to us in the amount of $160,000. The note is secured by 750,000 shares of the common stock issued upon exercise. The note accrues interest at the rate of 5.39% per annum and is due in July 2001.

  In connection with this offering, our Board of Directors approved, and recommended to our shareholders for approval prior to this offering, amendments to our Articles of Incorporation that, among other things, increase by an aggregate of 100,000 the number of shares of common stock issuable on conversion of our Series B Preferred Stock and eliminate the minimum per share price threshold for automatic conversion of our preferred stock upon completion of this offering.

  We intend to enter into separate indemnification agreements with each of our directors and executive officers prior to the closing of this offering. See "Management--Director and Officer Indemnification and Liability."

                             PRINCIPAL SHAREHOLDERS

  The following table summarizes certain information regarding the beneficial ownership of our outstanding common stock as of November 30, 1998 for (1) each person or group that we know owns more than 5% of the common stock, (2) each of our directors, (3) each of the Named Executive Officers, and (iv) all of our directors and executive officers as a group. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names. Unless otherwise indicated, the following officers, directors and shareholders can be reached at the principal offices of the Company.

                                                   PERCENTAGE OF SHARES
                                                        OUTSTANDING
                                                   -------------------------
                               NUMBER OF SHARES      BEFORE         AFTER
     NAME AND ADDRESS        BENEFICIALLY OWNED(1)  OFFERING       OFFERING
     ----------------        --------------------- -----------    ----------
Entities Affiliated with
 Foundation Capital
 Management, L.L.C.(2).....        2,575,948              19.28%             %
  75 Willow Road
  Menlo Park, CA 94025
Brian M. Janssen(3)........        2,308,895              17.28
Todd A. Stevenson(4).......        2,500,000              18.71
Brent R. Frei(5)...........        2,500,000              18.71
Michael D. Racine(6).......          991,105               7.42
Eben W. Frankenberg(7).....          800,000               5.99
Glenda and Ronald Frei(8)..          708,000               5.30
Entities Affiliated with
 Technology Crossover
 Management II, L.L.C.(9)..          699,922               5.24
  56 Main Street, Suite 210
  Millburn, NJ 07041
William B. Elmore(10)......        2,575,948              19.28
Jay C. Hoag(11)............          699,922               5.24
Paul G. Koontz(12).........        2,575,948              19.28
Daniel R. Santell(13)......           40,000                  *             *
All directors and executive
 officers as a group (12
 persons)(14)..............       10,230,675              75.70

--------
  *   Less than 1%.

 (1) Beneficial ownership is determined in accordance with rules of the Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

 (2) Includes 2,514,043 shares issuable upon conversion of the preferred stock held by the Foundation Entities. Also includes 61,905 shares over which the Foundation Entities hold call options, which options are exercisable within 60 days of November 30, 1998 and expire upon the closing of this
      offering. Excludes up to       shares issuable on exercise of certain
      contractual rights of first offer pursuant to the Investors' Rights Agreement. See "Certain Transactions" and "Underwriting." Foundation Capital Management, L.L.C. is the General Partner of Foundation Capital, L.P. and the Manager of Foundation Capital Entrepreneurs Fund, L.L.C. and thus is deemed to beneficially own such shares.

 (3) Includes 300,000 shares for which Mr. Janssen has sole voting power pursuant to irrevocable proxies granted to him by various persons and entities to whom he previously transferred shares of ONYX common stock, which proxies will terminate upon the closing of this offering. Mr. Janssen disclaims beneficial ownership of such shares upon termination of such proxies. Mr. Janssen is a former director of ONYX.

 (4) Includes 578,750 shares for which Mr. Stevenson has sole voting power pursuant to irrevocable proxies granted to him by various persons to whom he previously transferred shares of ONYX common stock, which proxies will terminate upon the closing of this offering. Mr. Stevenson disclaims beneficial ownership of such shares upon termination of such proxies.

 (5) Includes 904,900 shares for which Mr. Frei has sole voting power pursuant to irrevocable proxies granted to him by various persons to whom he previously transferred shares of ONYX common stock, which proxies will terminate upon the closing of this offering. Mr. Frei disclaims beneficial ownership of such shares upon termination of such proxies.

 (6) Includes 350,505 shares held jointly with Mr. Racine's spouse. Also includes 70,300 shares held by the Michael Racine Generation-Skipping Trust of 1998 and 70,300 shares held by the Mary Racine Generation-Skipping Trust of 1998, trusts for the benefit of Mr. Racine's children, for which Mr. Racine has sole voting power pursuant to irrevocable proxies granted to him, which proxies will terminate upon the closing of this offering. Mr. Racine disclaims beneficial ownership of the shares held by such trusts upon termination of such proxies.

 (7) Includes 25,000 shares held by the Eben Whitfied Frankenberg Generation-Skipping Trust of 1998 and 25,000 shares held by the Sarah Shaw Frankenberg Generation-Skipping Trust of 1998, trusts for the benefit of Mr. Frankenberg's children, for which Mr. Frankenberg has sole voting power pursuant to irrevocable proxies granted to him, which proxies will terminate upon the closing of this offering. Mr. Frankenberg disclaims beneficial ownership of such shares upon termination of such proxies.

 (8) Represents 657,500 shares held by Glenda and Ronald Frei, including 20,000 shares subject to call options held by the Technology Crossover Entities, 36,500 shares held by their daughter, Kim Frei, a minor, and 14,000 shares held by their son, Mark Frei, a minor. See "Certain Transactions." Brent R. Frei currently exercises sole voting power with respect to these shares pursuant to irrevocable proxies that will expire upon the closing of this offering. Glenda and Ronald Frei disclaim beneficial ownership of the shares held by their minor children.

 (9) Includes 679,922 shares issuable upon conversion of the preferred stock held by the Technology Crossover Entities. Also includes 20,000 shares over which the Technology Crossover Entities hold call options, which options are exercisable within 60 days of November 30, 1998 and expire
      upon the closing of this offering. Excludes up to    shares issuable on
      exercise of certain contractual rights of first offer pursuant to the Investors' Rights Agreement. See "Certain Transactions" and "Underwriting." Technology Crossover Management II, L.L.C. is the General Partner of each of the Technology Crossover Entities and thus is deemed to beneficially own such shares.

(10) Includes shares issuable upon conversion of the preferred stock held by the Foundation Entities. Also includes 61,905 shares over which the Foundation Entities hold call options, which options are exercisable within 60 days of November 30, 1998 and expire upon the closing of this
      offering. Excludes up to    shares issuable on exercise of certain
      contractual rights of first offer pursuant to the Investors' Rights Agreement. See "Certain Transactions" and "Underwriting." Mr. Elmore is a Member of Foundation Capital Management, L.L.C., the General Partner and a Member of the Foundation Entities. Mr. Elmore disclaims beneficial ownership of the shares held by the Foundation Entities, except to the extent of his pecuniary interest arising from his interest in Foundation Capital Management II, L.L.C.

(11) Includes 679,922 shares issuable upon conversion of the preferred stock held by the Technology Crossover Entities. Also includes 20,000 shares over which the Technology Crossover Entities hold call options, which options are exercisable within 60 days of November 30, 1998 and expire
      upon the closing of this offering. Excludes up to    shares issuable on
      exercise of certain contractual rights of first offer pursuant to the Investors' Rights Agreement. See "Certain Transactions" and "Underwriting." Mr. Hoag is a Managing Member of Technology Crossover Management II, L.L.C., the General Partner of each of the Technology Crossover Entities. Mr. Hoag disclaims beneficial ownership of the shares held by the Technology Crossover Entities, except to the extent of his pecuniary interest therein arising from his interest in Technology Crossover Management II, L.L.C.

(12) Includes shares issuable upon conversion of the preferred stock held by the Foundation Entities. Also includes 61,905 shares over which the Foundation Entities hold call options, which options are exercisable within 60 days of November 30, 1998 and expire upon the closing of this
      offering. Excludes up to    shares issuable on exercise of certain
      contractual rights of first offer pursuant to the Investors' Rights Agreement. See "Certain Transactions" and "Underwriting." Mr. Koontz is a Member of Foundation Capital Management, L.L.C., the General Partner and a Member of the Foundation Entities. Mr. Koontz disclaims beneficial ownership of the shares held by the Foundation Entities, except to the extent of his pecuniary interest arising from his interest in Foundation Capital Management II, L.L.C.

(13) Represents shares subject to an option exercisable within 60 days of November 30, 1998.

(14) Includes 155,000 shares subject to options exercisable within 60 days of November 30, 1998. Also includes 81,905 shares over which the Foundation Entities and the Technology Crossover Entities hold call options, which options expire upon the closing of this offering. Excludes up to shares issuable on exercise of certain contractual rights of first offer pursuant to the Investors' Rights Agreement. See "Certain Transactions" and "Underwriting."

                          DESCRIPTION OF CAPITAL STOCK

  We are authorized to issue up to 40,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. The following summary of certain provisions of the common stock and preferred stock is not complete and may not contain all the information you should consider before investing in the common stock. You should read carefully our Restated Articles, which are included as an exhibit to the Registration Statement, of which this prospectus is a part.

COMMON STOCK

  As of November 30, 1998, there were 13,360,134 shares of common stock outstanding held of record by 68 shareholders. Following this offering, there
will be    shares of common stock outstanding (assuming no exercise of the
Underwriters' over-allotment option and no exercise of outstanding options). The holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Subject to preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends the Board of Directors declares out of funds legally available for the payment of dividends. See "Dividend Policy." If ONYX is liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued following this offering will be fully paid and nonassessable.

PREFERRED STOCK

  Upon the closing of this offering, all outstanding shares of preferred stock will be converted into 3,533,925 shares of common stock. Thereafter, pursuant to our Restated Articles, the Board of Directors will have the authority, without further action by the shareholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The Board of Directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms that could delay or prevent a change in control of ONYX or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. We have no plans to issue any preferred stock.

REGISTRATION RIGHTS

  After this offering, the holders of 11,462,158 shares of common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act, pursuant to the Amended and Restated Investors' Rights Agreement among such holders and ONYX, dated March 31, 1997 (the "Investor Rights Agreement"). Under the terms of the Investor Rights Agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of the registration and to include shares of common stock in the registration at our expense. Additionally, such holders are entitled to certain demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock. Further, such holders may require us to file additional registration statements on Form S-3 at our expense. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and our right to decline to effect such a registration before the earlier of March 31, 2000 and six months after the closing of the initial public offering.

ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF RESTATED ARTICLES, RESTATED BYLAWS AND WASHINGTON LAW

  As noted above, our Board of Directors, without shareholder approval, has the authority under our Restated Articles to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of ONYX or make removal of management more difficult.

  Election and Removal of Directors. Effective with the first annual meeting of shareholders following this offering, the Company's Restated Articles provide for the division of our Board of Directors into three classes, as nearly as equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our shareholders. Directors may be removed only for cause. Because this system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of the Board of Directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of ONYX and may maintain the incumbency of the Board of Directors.

  Approval for Certain Business Combinations. Our Restated Articles require that certain business combinations (including a merger, share exchange and the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of a substantial part of our assets other than in the usual and regular course of business) be approved by the holders of not less than two-thirds of the outstanding shares, unless such business combination has been approved by a majority of the Board of Directors, in which case the affirmative vote required shall be a majority of the outstanding shares.

  Shareholder Meetings. Under our Restated Articles and Restated Bylaws, our shareholders may call a special meeting only upon the request of holders of at least 25% of the outstanding shares. Additionally, the Board of Directors, the Chairman of the Board and the President may call special meetings of shareholders.

  Requirements for Advance Notification of Shareholder Nominations and Proposals. Our Restated Bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee thereof.

  Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the WBCA prohibits a "target corporation," with certain exceptions, from engaging in certain significant business transactions with a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation (an "Acquiring Person") for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things,

  . a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person;

  . termination of 5% or more of the employees of the target corporation as a result of the Acquiring Person's acquisition of 10% or more of the shares; or

  . allowing the Acquiring Person to receive any disproportionate benefit as a shareholder.

  After the five-year period, a "significant business transaction" may occur, as long as it complies with certain "fair price" provisions of the statute. A corporation may not "opt out" of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of ONYX.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C., Ridgefield Park, New Jersey.

NASDAQ NATIONAL MARKET LISTING

  We have applied to have the common stock listed for quotation on the Nasdaq National Market under the symbol "ONXS."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the common stock. We cannot provide any assurances that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for the common stock or our future ability to raise capital through an offering of equity securities.

  After this offering, we will have outstanding    shares of common stock. Of
these shares, the    shares that we expect to sell in this offering (   shares
if the Underwriters' over-allotment option is exercised in full) will be freely tradable in the public market without restriction under the Securities Act, unless such shares are held by "Affiliates" of ONYX, as that term is defined in Rule 144 under the Securities Act.

  The remaining 13,360,134 shares of common stock that will be outstanding after this offering will be Restricted Shares. We issued and sold the Restricted Shares in private transactions in reliance on exemptions from registration under the Securities Act. Restricted Shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below.

  Pursuant to certain "lock-up" agreements, all the executive officers, directors and certain shareholders of ONYX, who collectively hold an aggregate of 13,277,825 Restricted Shares, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of 180 days from the date of this prospectus. We also have entered into an agreement with the Underwriters that we will not offer, sell or otherwise dispose of common stock for a period of 180 days from the date of this prospectus.

  Ninety days after the date of this prospectus, 82,309 shares that are not subject to lock-up agreements will be eligible for sale in the public market in accordance with Rules 144 and 701. On the date of the expiration of the lock-up agreements, an additional 13,035,597 Restricted Shares will be eligible for immediate sale (of which 8,418,470 shares will be subject to certain volume, manner of sale and other limitations under Rule 144). The remaining 242,228 Restricted Shares will be eligible for sale pursuant to Rule 144 on the expiration of various one-year holding periods over the six months following the expiration of the lock-up period.

  Following the expiration of such lock-up periods, certain shares issued upon exercise of options we granted prior to the date of this prospectus will also be available for sale in the public market pursuant to Rule 701 under the Securities Act. Rule 701 permits resales of such shares in reliance upon Rule 144 under the Securities Act but without compliance with certain restrictions, including the holding-period requirement, imposed under Rule 144. In general, under Rule 144 as in effect at the closing of this offering, beginning 90 days after the date of this prospectus, a person (or persons whose shares of ONYX are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner who is not an Affiliate of ONYX) would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) 1% of the then-outstanding
shares of common stock (approximately    shares immediately after this
offering) and (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about ONYX. Under Rule 144(k), a person who is not deemed to have been an Affiliate of ONYX at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner who is not an Affiliate of ONYX) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  We intend to file, after the effective date of this offering, a Registration Statement on Form S-8 to register approximately 9,158,650 shares of common stock reserved for issuance under the 1994 Plan, the 1998 Plan and the ESPP. The Registration Statement will become effective automatically upon filing. Shares issued under the foregoing Plans, after the filing of a Registration Statement on Form S-8, may be sold in the open market, subject, in the case of certain holders, to the Rule 144 limitations applicable to Affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by us.

  In addition, following this offering, the holders of 11,462,158 shares of outstanding common stock will, under certain circumstances, have rights to require us to register their shares for future sale. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

  Under the terms and subject to the conditions contained in an Underwriting
Agreement dated      , 1999 (the "Underwriting Agreement"), the underwriters
named below (the "Underwriters"), for whom Credit Suisse First Boston Corporation, SG Cowen Securities Corporation and Piper Jaffray Inc. are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from ONYX the following respective numbers of shares of common stock:

                           UNDERWRITER                          NUMBER OF SHARES
                           -----------                          ----------------
   Credit Suisse First Boston Corporation......................
   SG Cowen Securities Corporation.............................
   Piper Jaffray Inc...........................................
                                                                      ---
     Total.....................................................
                                                                      ===

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the shares of common stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  ONYX has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of this prospectus to purchase up to additional shares at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this prospectus. Such option may be exercised only to cover over-allotments in the sale of shares of common stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as it was obligated to purchase pursuant to the Underwriting Agreement.

  ONYX has been advised by the Representatives that the Underwriters propose to offer the shares to the public initially at the public offering price set forth on the cover page of this prospectus and, through the Representatives, to certain dealers at such price less a concession of $ per share, and the Underwriters and such dealers may allow a discount of $ per share on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

  The following table summarizes the compensation to be paid to the Underwriters by ONYX, and the expenses payable by ONYX.

                                                               TOTAL
                                                      ------------------------
                                                 PER  WITHOUT OVER- WITH OVER-
                                                SHARE   ALLOTMENT   ALLOTMENT
                                                ----- ------------- ----------
Underwriting discounts and commissions paid by
 ONYX.......................................... $         $            $
Expenses payable by ONYX....................... $         $            $

  The Representatives have informed ONYX that they do not expect discretionary sales by the Underwriters to exceed 5% of the shares being offered hereby.

  ONYX, its officers and directors and certain other shareholders have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of common stock or securities convertible into or exchangeable or exercisable for any shares of ONYX without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in the case of ONYX issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

  Of the     shares of common stock to be sold in this offering, the
Underwriters have reserved for sale, at the price to public set forth on the
cover page of this prospectus, up to     shares as follows: (1) at the
Company's request, up to     shares for the Company's directors, officers,
employees and business associates and (2) up to an additional     shares for
the Preferred Shareholders in connection with a preexisting contractual right between the Company and the Preferred Shareholders. See "Certain Transactions" and "Principal Shareholders." As a result, the number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase the reserved shares. The Underwriters will offer to the general public (on the same basis as the other shares to be sold in this offering) any reserved shares that are not so purchased.

  ONYX has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the Underwriters may be required to make in respect thereof.

  We have applied to list the shares of common stock on the Nasdaq National Market.

  Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between ONYX and the Representatives. The principal factors to be considered in determining the public offering price include: the information set forth in this prospectus and otherwise available to the Representatives; the history and the prospects for the industry in which ONYX will compete; the ability of ONYX's management; the prospects for future earnings of ONYX; the present state of ONYX's development and its current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

  The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that ONYX prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to ONYX and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (2) where required by law, such purchaser is purchasing as principal and not as agent, and (3) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

  All of the issuer's directors and officers, as well as the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from ONYX. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

  Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

  Certain legal matters will be passed on for ONYX by Perkins Coie llp, Seattle, Washington. Certain legal matters will be passed on for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in this prospectus and Registration Statement for the years ended December 31, 1995, 1996 and 1997 and the nine months in the period ended September 30, 1998, as set forth in their reports, which are included in this prospectus and Registration Statement. Our consolidated financial statements are included herein in reliance on their reports, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  We have filed with the Commission a Registration Statement on Form S-1. This prospectus, which forms a part of the Registration Statement, does not contain all the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of ONYX, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including exhibits and schedule filed therewith, at the Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as ONYX, that file electronically with the Commission.

                           ONYX SOFTWARE CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young, Independent Auditors............................... F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-4
Consolidated Statements of Shareholders' Equity............................. F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements.................................. F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Onyx Software Corporation

  We have audited the accompanying consolidated balance sheets of ONYX Software Corporation as of December 31, 1996 and 1997 and September 30, 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997 and the nine months ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ONYX Software Corporation at December 31, 1996 and 1997 and September 30, 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 and the nine months ended September 30, 1998, in conformity with generally accepted accounting principles.

Seattle, Washington
November 16, 1998, except for Note
 12 as to which the date is

--------------------------------------------------------------------------------

  The foregoing report is in the form that will be signed upon the completion of the recapitalization described in Note 12 to the consolidated financial statements.

                                                  ERNST & YOUNG LLP

Seattle, Washington
December 8, 1998

                           ONYX SOFTWARE CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                    PRO FORMA
                                                                  SHAREHOLDERS'
                                    DECEMBER 31,    SEPTEMBER 30,   EQUITY AT
                                   ---------------  ------------- SEPTEMBER 30,
                                    1996    1997        1998          1998
                                   ------  -------  ------------- -------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents........ $1,356  $ 3,512     $   177
 Securities available-for-sale....  2,024    2,064         --
 Accounts receivable, less
  allowances of $317, $553, and
  $402 in 1996, 1997, and 1998,
  respectively....................  3,207    7,650       9,355
 Income tax receivable............    --       963         963
 Deferred tax asset...............     54      --          --
 Prepaid expense and other........    215      397       1,132
                                   ------  -------     -------
Total current assets..............  6,856   14,586      11,627
Property and equipment, net.......  1,104    1,264       1,613
Purchased technology..............    --       --        2,920
Goodwill..........................    --       --          514
Other assets......................     44      102         424
                                   ------  -------     -------
Total assets...................... $8,004  $15,952     $17,098
                                   ======  =======     =======
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current liabilities:
 Accounts payable................. $  315  $   574     $   893
 Salary and benefits payable......    242      476         608
 Accrued liabilities..............    140      902       1,911
 Income taxes payable.............    535       65         205
 Current portion of capital lease
  obligations.....................    322      475         295
 Current portion of long-term
  debt............................    --       --          625
 Deferred revenue.................  1,014    2,787       5,461
                                   ------  -------     -------
Total current liabilities.........  2,568    5,279       9,998
Capital lease obligations, less
 current portion..................    356      155         223
Long-term debt, net of current
 portion..........................    --       --          469
Redeemable convertible preferred
 stock, issued and outstanding
 shares -- 2,174,082 in 1996 and
 3,433,925 in 1997 and 1998,
 respectively;
 Liquidation value of $11,000
  (Note 6)........................  3,202   12,070      12,981
Commitments and contingencies
Shareholders' equity (deficit):
 Preferred stock, $1.00 par
  value:
   Authorized shares -- 10,000,000
   Designated shares -- 3,433,925
    in 1998 (none pro forma)......    --       --          --        $   --
 Common stock, $0.01 par value:
   Authorized shares -- 40,000,000
   Issued and outstanding
    shares -- 8,010,000,
    8,137,876, and 9,823,709 in
    1996, 1997 and 1998,
    respectively (13,357,634 pro
    forma)........................    (24)    (769)        (79)       12,902
 Notes receivable from officers
  for common stock................    --       --         (212)         (212)
 Deferred stock-based
  compensation....................    --      (140)       (161)         (161)
 Retained earnings (accumulated
  deficit)........................  1,902     (642)     (6,136)       (6,136)
 Accumulated other comprehensive
  income (loss)...................    --        (1)         15            15
                                   ------  -------     -------       -------
Total shareholders' equity
 (deficit)........................  1,878   (1,552)     (6,573)      $ 6,408
                                   ------  -------     -------       =======
Total liabilities and
 shareholders' equity............. $8,004  $15,952     $17,098
                                   ======  =======     =======

                            See accompanying notes.

                           ONYX SOFTWARE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            NINE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                               --------------------------  -------------------
                                1995     1996      1997       1997      1998
                               -------  -------  --------  ----------- -------
                                                           (UNAUDITED)
Revenues:
  License....................  $ 1,665  $ 6,797  $ 13,191    $ 8,408   $15,153
  Support and service........      533    2,848     6,246      3,869     8,851
                               -------  -------  --------    -------   -------
                                 2,198    9,645    19,437     12,277    24,004
Cost of revenues:
  License....................       10       52       250         90       607
  Support and service........      300    2,062     5,022      3,060     5,880
                               -------  -------  --------    -------   -------
                                   310    2,114     5,272      3,150     6,487
                               -------  -------  --------    -------   -------
Gross margin.................    1,888    7,531    14,165      9,127    17,517
Operating expenses:
  Sales and marketing........      583    3,187    11,026      7,278    13,615
  Research and development...      255    1,170     4,729      2,931     6,705
  General and
   administrative............      249    1,109     2,156      1,490     2,593
                               -------  -------  --------    -------   -------
Total operating expenses.....    1,087    5,466    17,911     11,699    22,913
                               -------  -------  --------    -------   -------
Income (loss) from
 operations..................      801    2,065    (3,746)    (2,572)   (5,396)
Interest income..............       11      136       370        272       146
Interest expense.............       (1)     (18)      (56)       (41)      (51)
                               -------  -------  --------    -------   -------
                                    10      118       314        231        95
                               -------  -------  --------    -------   -------
Income (loss) before income
 taxes.......................      811    2,183    (3,432)    (2,341)   (5,301)
Income tax provision
 (benefit)...................      288      789      (888)      (606)      193
                               -------  -------  --------    -------   -------
Net income (loss)............      523    1,394    (2,544)    (1,735)   (5,494)
Preferred stock accretion....      --      (225)     (923)      (642)     (911)
                               -------  -------  --------    -------   -------
Income (loss) available to
 common shareholders.........  $   523  $ 1,169  $ (3,467)   $(2,377)  $(6,405)
                               =======  =======  ========    =======   =======
Earnings (loss) per share:
  Basic......................  $  0.07  $  0.15  $  (0.43)   $ (0.30)  $ (0.78)
  Diluted....................  $  0.06  $  0.14  $  (0.43)   $ (0.30)  $ (0.78)
  Pro forma basic and
   diluted...................                    $  (0.23)             $ (0.47)
Shares used in calculation of
 earnings (loss) per share:
  Basic......................    8,000    8,008     8,068      8,045     8,205
  Diluted....................    8,322    8,390     8,068      8,045     8,205
  Proforma basic and
   diluted...................                      11,262               11,739

                            See accompanying notes.

                           ONYX SOFTWARE CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                               NOTES
                                             RECEIVABLE                             ACCUMULATED
                                                FROM                    RETAINED       OTHER         TOTAL
                            COMMON STOCK    OFFICERS FOR   DEFERRED     EARNINGS   COMPREHENSIVE SHAREHOLDERS'
                          ----------------     COMMON    STOCK-BASED  (ACCUMULATED    INCOME        EQUITY
                           SHARES   AMOUNT     STOCK     COMPENSATION   DEFICIT)      (LOSS)       (DEFICIT)
                          --------- ------  ------------ ------------ ------------ ------------- -------------
Balance at January 1,
 1995...................  8,000,000 $  200     $ --         $ --        $   (15)       $--          $   185
 Net income.............        --     --        --           --            523         --              523
                          --------- ------     -----        -----       -------        ----         -------
Balance at December 31,
 1995...................  8,000,000    200       --           --            508         --              708
 Exercise of stock
  options...............     10,000      1       --           --            --          --                1
 Preferred stock
  accretion.............        --    (225)      --           --            --          --             (225)
 Net income.............        --     --        --           --          1,394         --            1,394
                          --------- ------     -----        -----       -------        ----         -------
Balance at December 31,
 1996...................  8,010,000    (24)      --           --          1,902         --            1,878
 Exercise of stock
  options...............    127,876     24       --           --            --          --               24
 Stock options exchanged
  for services..........        --      14       --           --            --          --               14
 Deferred stock
  compensation..........        --     140       --          (140)          --          --              --
 Cumulative translation
  adjustment............        --     --        --           --            --           (1)             (1)
 Preferred stock
  accretion.............        --    (923)      --           --            --          --             (923)
 Net loss...............        --     --        --           --         (2,544)        --           (2,544)
                          --------- ------     -----        -----       -------        ----         -------
Balance at December 31,
 1997...................  8,137,876   (769)      --          (140)         (642)         (1)         (1,552)
 Exercise of stock
  options, net of
  shareholder loans.....  1,452,500    237      (212)         --            --          --               25
 Stock options exchanged
  for services..........        --       9       --           --            --          --                9
 Deferred stock
  compensation..........        --      98       --           (98)          --          --              --
 Amortization of
  deferred stock
  compensation..........        --     --        --            77           --          --               77
 Issuance of common
  stock and options in
  connection with
  acquisition (Note 2)..    233,333  1,257       --           --            --          --            1,257
 Cumulative translation
  adjustment............        --     --        --           --            --           16              16
 Preferred stock
  accretion.............        --    (911)      --           --            --          --             (911)
 Net loss...............        --     --        --           --         (5,494)        --           (5,494)
                          --------- ------     -----        -----       -------        ----         -------
Balance at September 30,
 1998...................  9,823,709 $  (79)    $(212)       $(161)      $(6,136)       $ 15         $(6,573)
                          ========= ======     =====        =====       =======        ====         =======

                            See accompanying notes.

                           ONYX SOFTWARE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31        SEPTEMBER 30
                               --------------------------  -------------------
                                1995     1996      1997       1997      1998
                               ------- --------  --------  ----------- -------
                                                           (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss) available
 to common shareholders......  $  523  $  1,169  $ (3,467)   $(2,377)  $(6,405)
Adjustments to reconcile net
 income (loss) to net cash
 provided by (used in)
 operating activities:
  Preferred stock accretion..     --        225       923        642       911
  Depreciation and
   amortization..............      38       213       689        505       691
  Accretion of discounts on
   investments...............     --        (28)      (95)       (44)       (9)
  Deferred income taxes......      18       (54)       54        --        --
  Noncash stock-based
   compensation expense......     --        --         14        --         86
  Changes in operating assets
   and liabilities:
    Accounts receivable......    (416)   (2,728)   (4,443)    (2,431)   (1,509)
    Other assets.............     (30)     (229)     (188)      (335)   (1,059)
    Accounts payable and
     accrued liabilities.....     144       526     1,255        992     1,158
    Deferred revenue.........     188       813     1,773      1,052     2,576
    Income taxes.............     119       416    (1,487)    (1,222)      139
                               ------  --------  --------    -------   -------
Net cash provided by (used
 in) operating activities....     584       323    (4,972)    (3,218)   (3,421)
INVESTING ACTIVITIES
Purchases of securities......     --     (1,996)   (4,989)    (4,989)      --
Proceeds from maturity of
 securities..................     --        --      5,045      2,045     2,073
Acquisition of EnCyc.........     --        --        --         --       (750)
Purchases of property and
 equipment...................    (302)     (196)     (410)      (261)     (681)
                               ------  --------  --------    -------   -------
Net cash provided by (used
 in) investing activities....    (302)   (2,192)     (354)    (3,205)      642
FINANCING ACTIVITIES
Proceeds from exercise of
 stock options...............     --          1        24         24        25
Proceeds from issuance of
 short-term notes............       5       --        --         --        --
Payments on capital lease
 obligations.................     --       (130)     (486)      (357)     (429)
Payments on long-term debt...     --        --        --         --       (156)
Net proceeds from issuance of
 Series A preferred stock....     --      2,977       --         --        --
Net proceeds from issuance of
 Series B preferred stock....     --        --      7,945      7,945       --
                               ------  --------  --------    -------   -------
Net cash provided by (used
 in) financing activities....       5     2,848     7,483      7,612      (560)
Effect of exchange rate
 changes on cash.............     --        --         (1)       --          4
                               ------  --------  --------    -------   -------
Net increase (decrease) in
 cash and cash equivalents...     287       979     2,156      1,189    (3,335)
Cash and cash equivalents at
 beginning of period.........      90       377     1,356      1,356     3,512
                               ------  --------  --------    -------   -------
Cash and cash equivalents at
 end of period...............  $  377  $  1,356  $  3,512    $ 2,545   $   177
                               ======  ========  ========    =======   =======
SUPPLEMENTAL CASH FLOW
 DISCLOSURE
Interest paid................  $    1  $     18  $     62    $    41   $    42
Income taxes paid............     151       426       565        565         7
Fixed assets financed through
 capital lease obligations...     --        808       439        320       317
Technology purchased through
 long-term debt..............     --        --        --         --      1,250
Acquisition purchased with
 common stock and stock
 options.....................     --        --        --         --      1,257

                            See accompanying notes.

                           ONYX SOFTWARE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of the Company

  ONYX Software Corporation and subsidiaries (Company), is a leading provider of Enterprise Relationship Management (ERM) solutions. The ONYX ERM solution automates the key functions that enable enterprises to more effectively acquire, manage and retain customers, partners and other relationships. The majority of the Company's revenues are from the ONYX Customer Center product family. The Company was incorporated in the State of Washington on February 13, 1994 under the name "Renaissance Software, Inc." and maintains its headquarters in Bellevue, Washington.

  Operating results for the nine months ended September 30, 1998 are not necessarily indicative of results that may be expected for the entire year.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its foreign subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements. Changes in these estimates and assumptions may have a material impact on the financial statements. The Company has used estimates in determining certain provisions, including uncollectible trade accounts receivable, useful lives for fixed assets and intangibles, and tax liabilities.

 Unaudited Interim Financial Information

  The financial information for the nine months ended September 30, 1997 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of its financial position at such date and its operating results and cash flows for that period.

 Revenue Recognition

  Statement of Position 97-2, Software Revenue Recognition (SOP 97-2), was issued in October 1997 by the American Institute of Certified Public Accountants and was amended by Statement of Position 98-4 (SOP 98-4). The Company adopted SOP 97-2 effective January 1, 1998. Based upon their interpretation of SOP 97-2 and SOP 98-4, the Company believes their current revenue recognition policies and practices are consistent with SOP 97-2 and SOP 98-4. However, full implementation guidelines for this standard have not yet been issued. Once available, such implementation guidance could lead to unanticipated changes in current revenue accounting practices, and such changes could materially adversely affect the Company's future revenues and earnings.

  The Company generates revenues through two sources: (i) software license revenues and (ii) service revenues. Software license revenues are generated from licensing the rights to use the Company's products directly to end-users and indirectly through sublicense fees from resellers and, to a lesser extent, through third-party products the Company distributes. Service revenues are generated from sales of post-contract support, consulting and training services performed for customers that license the Company's products.

                           ONYX SOFTWARE CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)


  Revenues from software license agreements are recognized upon delivery of software if persuasive evidence of an arrangement exists, collection is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. Elements included in multiple element arrangements could consist of software products, upgrades, enhancements, customer support services, or consulting services. If an acceptance period is required, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period. The Company enters into reseller arrangements that typically provide for sublicense fees based on a percentage of list price. Sublicense fees are generally recognized as reported by the reseller upon relicensing of the Company's products to end-users.

  Revenues from customer support services are recognized ratably over the term of the contract, typically one year. Consulting revenues are primarily related to implementation services performed on a time-and-materials basis under separate service arrangements related to the installation of the Company's software products. Revenues from consulting and training services are recognized as services are performed. If a transaction includes both license and service elements, license fee revenues are recognized on shipment of the software, provided services do not include significant customization or modification of the base product, and the payment terms for licenses are not subject to acceptance criteria. In cases where license fee payments are contingent on the acceptance of services, the Company defers recognition of revenues from both the license and the service elements until the acceptance criteria are met.

 Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at purchase to be cash equivalents. The Company's cash equivalents consist of banker's acceptances with a maturity of three months or less and money market funds.

 Fair Values of Financial Instruments

  At September 30, 1998, the Company has the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, capital lease obligations and longterm debt. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature. The carrying value of capital lease obligations approximates fair value based on the market interest rates available to the Company for debt of similar risk and maturities. The carrying value of long-term debt is $1.1 million; the estimated fair value of these obligations is $1.0 million based on the market interest rates available to the Company for debt of similar risk and maturities.

 Property and Equipment

  Property and equipment is stated at cost less accumulated depreciation. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the related assets (or over the lease term if it is shorter for leasehold improvements), which range from two to seven years. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life.

 Purchased Technology and Goodwill

  Purchased technology represents software source code and software licenses acquired from third parties. Amortization of purchased technology is provided on a product-by-product basis over the estimated economic

                           ONYX SOFTWARE CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

life of the software, generally three to five years, using the straight-line method. Unamortized capitalized costs determined to be in excess of the net realizable value of a product are expensed at the date of such determination.

  Goodwill represents the excess of the purchase price over the fair value of identifiable tangible and intangible assets acquired and is amortized using the straight-line method over its estimated life of five years. Adjustments to the carrying value of goodwill are made if the sum of expected future net cash flows from the business acquired is less than book value.

 Research and Development

  Research and development costs, which consist primarily of software development costs, are expensed as incurred. Financial accounting standards provide for the capitalization of certain software development costs after technological feasibility of the software is established. Under the Company's current practice of developing new products and enhancements, the technological feasibility of the underlying software is not established until substantially all product development is complete, including the development of a working model. No such costs have been capitalized because the impact of capitalizing such costs would not be material.

 Concentration of Credit Risk and Major Customers

  Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company's customer base is dispersed across many different geographic areas throughout North America, Europe, Asia Pacific and Latin America and consists of companies in a variety of industries. During 1995, one customer accounted for 15% of total revenues. During 1996, 1997 and for the nine months ended September 30, 1997 and 1998, no single customer accounted for 10% or more of total revenues. The Company does not require collateral or other security to support credit sales, but provides an allowance for bad debts based on historical experience and specifically identified risks.

 Foreign Currency Translation

  The functional currency of the Company's foreign subsidiaries is the local currency in the country in which the subsidiary is located. Assets and liabilities denominated in foreign currencies are translated to U.S. dollars at the exchange rate in effect on the balance sheet date. Revenues and expenses are translated at the average rates of exchange prevailing during the year. The translation adjustment resulting from this process is shown within accumulated other comprehensive income (loss) as a component of shareholders' equity. Gains and losses on foreign currency transactions are included in the consolidated statement of operations as incurred. To date, gains and losses on foreign currency transactions have not been significant.

 Income Taxes

  The Company accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

                           ONYX SOFTWARE CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)


 Stock-Based Compensation

  The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations, in accounting for its employee stock options rather than the alternative fair value accounting allowed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123 (refer to Note 7).

 Advertising

  Advertising costs are expensed as incurred. Advertising expense was $170,000, $704,000, and $1.6 million during the years ended December 31, 1995, 1996, 1997, respectively, and $1.0 million and $1.2 million for the nine months ending September 30, 1997 and 1998, respectively.

 Earnings Per Share and Pro Forma Earnings Per Share

  Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other common stock equivalents, including stock options and convertible preferred stock, in the weighted average number of common shares outstanding for a period, if dilutive.

  Pro forma earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding and the weighted average redeemable convertible preferred stock outstanding as if such shares were converted into common stock at the time of issuance.

 Other Comprehensive Income

  In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income (SFAS No. 130), which establishes standards for reporting and display of comprehensive income and its components in the financial statements. The only item of other comprehensive income (loss) which the Company currently reports is foreign currency translation adjustments. There was no significant difference between net income (loss) as reported versus other comprehensive income (loss).

 Business Segments

  In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131), which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Information related to SFAS No. 131 is contained in Note 11.

 Derivatives

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivatives and Hedging Activities (SFAS No. 133), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Because the Company has never used nor currently intends to use derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

                           ONYX SOFTWARE CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)


2. ACQUISITION

  On September 14, 1998, the Company acquired EnCyc, Inc. (EnCyc), a privately-held marketing encyclopedia software developer. In exchange for all the outstanding shares of EnCyc, the Company issued 233,333 shares of its common stock, paid $500,000 to EnCyc shareholders, and liquidated $250,000 of EnCyc's existing long-term debt. In addition, in connection with the acquisition, the Company issued options to EnCyc employees to purchase up to 75,000 shares of common stock. These options have been treated as part of the purchase price, resulting in a total purchase price of $2.3 million, including direct costs of the acquisition. The acquisition was accounted for using the purchase method of accounting, and, accordingly, the results of EnCyc's operations are included in the Company's condensed consolidated financial statements from the date of acquisition.

  A summary of the purchase price for the acquisition is as follows (in thousands):

   Common stock......................................................... $1,167
   Stock options........................................................     90
   Cash paid to shareholders............................................    500
   Cash paid to liquidate notes payable.................................    250
   Accrued direct acquisition costs.....................................    280
                                                                         ------
                                                                         $2,287
                                                                         ======

  The purchase price was allocated as follows (in thousands):

   Assets acquired...................................................... $  248
   Liabilities assumed..................................................   (145)
   Purchased technology.................................................  1,670
   Goodwill.............................................................    514
                                                                         ------
                                                                         $2,287
                                                                         ======

  To determine the value of the developed technology, the expected future cash flows of the existing technology products were discounted, taking into account risks related to the characteristics and applications of each product, existing and future markets, and assessments of the life cycle stage of each product. Based on this analysis, the existing technology that had reached technological feasibility was capitalized. Amounts attributable to purchased technology and goodwill will be amortized over their estimated useful life of five years on a straight-line basis.

  The unaudited pro forma combined historical results of operations, as if EnCyc had been acquired on January 1, 1997, are as follows:

                                         YEAR ENDING       NINE MONTHS ENDED
                                      DECEMBER 31, 1997   SEPTEMBER 30, 1998
                                     -------------------- --------------------
                                     ACTUAL    PRO FORMA  ACTUAL    PRO FORMA
                                     -------  ----------- -------  -----------
                                              (UNAUDITED)          (UNAUDITED)
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
   Revenues......................... $19,437    $19,776   $24,004    $24,381
   Net loss available to common
    shareholders....................  (3,467)    (3,946)   (6,405)    (6,790)
   Net loss per share (basic and
    diluted)........................ $ (0.43)   $ (0.48)  $ (0.78)   $ (0.81)

  The pro forma information does not purport to be indicative of the results that would have been attained had these events occurred at the beginning of the period presented and is not necessarily indicative of future results.

                           ONYX SOFTWARE CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)


3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                 DECEMBER 31,
                                                 --------------  SEPTEMBER 30,
                                                  1996    1997       1998
                                                 ------  ------  -------------
                                                       (IN THOUSANDS)
   Computer and office equipment................ $1,167  $1,755     $ 2,362
   Purchased software...........................     77     170         434
   Furniture and fixtures.......................     55     129         246
   Leasehold improvements.......................     69     163         215
                                                 ------  ------     -------
                                                  1,368   2,217       3,257
   Less accumulated depreciation and
    amortization................................   (264)   (953)     (1,644)
                                                 ------  ------     -------
                                                 $1,104  $1,264     $ 1,613
                                                 ======  ======     =======

  Included in property and equipment are assets acquired under capital lease obligations with an original cost of approximately $788,000, $1.2 million, and $1.5 million as of December 31, 1996, 1997, and September 30, 1998, respectively. Accumulated amortization on the leased assets was approximately $124,000, $635,000, and $1.1 million as of December 31, 1996 and 1997, and
September 30, 1998, respectively.

4. LINE OF CREDIT

 Accounts Receivable Line of Credit

  In August 1998, the Company entered into a revolving credit agreement with a financial institution. The agreement allows the Company to borrow up to $8.0 million, with maximum borrowings not to exceed 80% of eligible receivables as defined by the agreement. Interest on borrowings is, at the Company's discretion, at the lender's prime rate or LIBOR plus 2.0%. Among other provisions, the Company is required to maintain certain financial covenants, and the agreement restricts the payment of dividends. The line of credit agreement expires in June 2000. At September 30, 1998, there were no borrowings outstanding under this credit facility.

 Equipment Term Loan Facility

  In August 1998, the Company entered into an agreement with a financial institution providing a $3.0 million term loan facility, with maximum borrowings not to exceed invoice amounts for equipment purchased after June 1, 1998, for the purpose of financing new capital equipment purchases. Interest on borrowings is at the lender's prime rate plus 0.25%. The facility provides for a twelve-month advance period with monthly payments of interest only, followed by 36 monthly payments of principal plus interest. Among other provisions, the Company is required to maintain certain financial covenants, and the agreement restricts the payment of dividends. The equipment term loan facility expires in August 2002. At September 30, 1998, there were no borrowings outstanding under this credit facility.

  Both credit facilities are cross-collateralized by liens against accounts receivable and specific assets financed by lender, with a negative pledge on other assets. The Company was in compliance with all financial covenants of the credit facility at September 30, 1998.

                           ONYX SOFTWARE CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)


5. LONG-TERM DEBT, COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases its facilities under noncancelable operating lease agreements that expire on various dates through June 2006. The Company leases certain equipment under noncancelable capital and operating leases that expire on various dates through July 2001.

  Minimum future lease payments under noncancelable capital and operating leases for the periods ended December 31 pursuant to leases outstanding as of September 30, 1998 are summarized as follows:

                                                               CAPITAL OPERATING
                                                               LEASES   LEASES
                                                               ------- ---------
                                                                (IN THOUSANDS)
   Three months ending December 31, 1998......................  $ 122   $   665
   Year ending December 31:
     1999.....................................................    234     2,999
     2000.....................................................    156     2,746
     2001.....................................................     61     2,353
     2002.....................................................    --      2,109
     2003.....................................................    --      2,095
     Thereafter...............................................    --      4,921
                                                                -----   -------
                                                                  573   $17,888
                                                                        =======
   Less amount representing interest..........................    (55)
                                                                -----
   Present value of minimum capital lease obligations.........    518
   Less current portion.......................................   (295)
                                                                -----
   Capital lease obligations, less current portion............  $ 223
                                                                =====

  Rental expense was approximately $46,000, $232,000, and $1.1 million in 1995, 1996, and 1997 and $701,000 and $1.7 million for the nine months ending September 30, 1997 and 1998, respectively.

  In June 1998, the Company signed a seven-year lease for a new corporate headquarters in Bellevue, Washington, which is expected to commence July 1999. The minimum lease payments associated with this lease are included in the commitments above. The Company has the option to extend the lease for two additional three-year terms. The Company must provide a $750,000 letter of credit as security for the lease. If certain working capital requirements are not met on the commencement date, the Company must provide an additional $250,000 letter of credit. The letter of credit may be reduced annually by specified amounts in the lease agreement upon the Company's achieving certain economic goals. At September 30, 1998, there were no letters of credit outstanding.

 Purchased Technology Obligation

  In June 1998, the Company entered into a non-cancelable agreement with a third party software developer to license certain technology which will be embedded in a future release of the Company's core product. The agreement calls for eight quarterly payments of $156,000 totaling $1.25 million through January 2000. The initial cost of this technology of $1.25 million has been recorded as purchased technology and as long-term debt ($625,000 as a current liability) in the accompanying balance sheet. In addition to the installment

                           ONYX SOFTWARE CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

payments, the agreement calls for per user royalty payments. There are no minimum per user royalty commitments in connection with this agreement.

  Upon release of the product embedded with the third party technology, the intangible will be expensed on the higher of a per user basis over the projected product life or straight-line amortization of two years from date of release.

 Other Third-Party License Agreements

  The Company has entered into various agreements that allow the Company to incorporate licensed technology into its products or that allow the Company the right to sell separately the licensed technology. The Company incurs royalty fees under these agreements that are based on a predetermined fee per license sold. Royalty costs incurred under these agreements are recognized as products are licensed and are included in cost of license revenues. These amounts totaled $0, $5,000, and $156,000 in 1995, 1996 and 1997 and $64,000 and
$470,000 for the nine months ended September 30, 1997 and 1998. As of September 30, 1998, future commitments under these arrangements were not significant.

 Contingencies

  The Company is subject to legal proceedings and claims in the ordinary course of business. Onyx Computers, Inc. has filed a lawsuit against the Company alleging trademark infringement in Canada. The Company is attempting to negotiate a settlement, but any amount of loss is not estimable and no accrual has been recorded in the financial statements. An adverse outcome could have a material adverse effect on the Company's financial position, liquidity, and results of operations.

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK

  The redeemable convertible preferred stock outstanding at December 31, 1996 and 1997 and September 30, 1998 is as follows:

                                          DECEMBER 31,
                                      ------------------------  SEPTEMBER 30,
                                        1996         1997            1998
                                      ----------- ------------ ------------------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
   Series A, par value $1.38 per
    share, issued and outstanding
    2,174,082 shares; net of $23,000
    in offering costs, plus accretion
    to redemption value.............. $     3,202 $      3,525    $      3,791
   Series B, par value $6.35 per
    share, issued and outstanding
    1,259,843 shares; net of $55,000
    in offering costs, plus accretion
    to redemption value..............         --         8,545           9,190
                                      ----------- ------------    ------------
                                           $3,202 $     12,070    $     12,981
                                      =========== ============    ============

 Series A Redeemable Convertible Preferred Stock

  In March 1996, the Company sold 2,174,082 shares of Series A Convertible and Redeemable Preferred Stock (Series A) at $1.38 per share. Net proceeds from the financing amounted to $2,977,000. Each share of Series A is convertible into common stock at any time at the option of the holder using the formula provided in the Articles of Incorporation (Articles) (currently at a ratio of one-to-one) or automatically upon the closing of an initial public offering of the Company's common stock from which the aggregate proceeds are not less than $20 million and at a price not less than $4.14 per share.

                           ONYX SOFTWARE CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)


  Holders of Series A have preferential rights over common shareholders to dividends of $0.138 (10%) per share per annum, when and if declared, and are entitled to the number of votes equal to the number of shares of common stock into which their stock could be converted. The Company is not allowed to carry out certain events, as specified in the Articles, without the advance consent of the majority of the preferred shareholders, as specified in the Articles. In the event of liquidation, the holders of Series A have preferential rights over common shareholders to liquidation payments at the original purchase price, plus declared but unpaid dividends. The Company has not declared any Series A dividends to date. Holders of Series A have redemption rights on or after February 1, 2000 that may require the Company to redeem their stock at the original purchase price, plus declared but unpaid dividends, plus simple interest at 10% per annum from the date of original issuance of such shares.

 Series B Redeemable Convertible Preferred Stock

  In March 1997, the Company completed an $8.0 million private placement of 1,259,843 shares of Series B Convertible and Redeemable Preferred Stock (Series
B) at $6.35 per share. Net proceeds from the financing amounted to $7,945,000. In conjunction with the sales of Series B, the Company entered into amended Investors' Rights, Voting, and Co-Sale, and Right of First Offer Agreements. Each share of Series B is convertible into common stock at any time at the option of the holder, using the formula provided in the Articles (currently at a ratio of 1.079-to-one), or automatically upon the closing of an initial public offering (see Note 12).

  Under the terms of the agreement, Series B shareholders have rights in preference to, but otherwise similar to those of Series A shareholders, including dividends of $0.635 (10%) per share per annum, when and if declared. Series B shareholders also have redemption rights on or after February 1, 2000 that may require the Company to redeem their stock at the original purchase price, plus declared but unpaid dividends, plus simple interest at 10% per annum from the date of original issuance of such shares. The Company has not declared any Series B dividends to date.

7. SHAREHOLDERS' EQUITY

 Notes Receivable from Officers

  In July 1998, certain officers exercised options to purchase 1,300,000 shares of common stock and paid the exercise price by issuing promissory notes to the Company totaling $210,000. These notes, which have been offset against common stock for financial statement presentation, are due in July 2001 and bear interest at 5.39%, payable annually. These notes and the interest thereon are full recourse.

 1994 Combined Incentive and Nonqualified Stock Option Plan

  Under the terms of the 1994 Combined Incentive and Nonqualified Stock Option Plan (the Plan), the Board of Directors may grant incentive and nonqualified stock options to employees, officers, directors, agents, consultants, and independent contractors of the Company. There were 5,000,000 shares of common stock reserved under the 1994 Plan. Generally, the Company grants stock options with exercise prices equal to the fair market value of the common stock on the date of grant, as determined by the Company's Board of Directors. Options generally vest over a four and one-half year period; 25% are exercisable after 18 months, with 12.5% exercisable every six months thereafter. In December 1997, the Board of Directors made a special grant of 141,600 options to certain key employees that vest 1.67% after 18 months, and an additional 1.67% at the end of each month thereafter, with the result that 100% of the options are vested six and one-half years

                           ONYX SOFTWARE CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

from the date of grant. Options generally expire ten years from the date of grant. On October 23, 1998, the Board of Directors of ONYX suspended the 1994 Plan and determined that no further grants shall be made pursuant to the 1994 Plan (see Note 12).

  Under APB No. 25, because the exercise price of the Company's employee stock options generally equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized. Deferred compensation expense of $140,000 and $98,000 was recorded in December 1997 and during 1998, respectively, for those situations where the exercise price of an option was lower than the deemed fair value for financial reporting purposes of the underlying common stock. The deferred compensation is being amortized over the vesting period of the underlying options.

  Had the stock compensation expense for the Company's stock option plan been determined based on the minimum value model, the Company's net income (loss) would have been adjusted to these pro forma amounts:

                                           DECEMBER 31,      NINE MONTHS ENDED
                                       --------------------    SEPTEMBER 30,
                                       1995   1996   1997          1998
                                       ----- ------ -------  -----------------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
   Net income (loss) available to
    common shareholders:
     As reported.....................  $ 523 $1,169 $(3,467)      $(6,405)
     SFAS No. 123 pro forma..........  $ 513 $1,136 $(3,526)      $(6,484)
   Diluted Earnings (loss) per share:
     As reported--diluted............  $0.06 $ 0.14 $ (0.43)      $ (0.78)
     SFAS No. 123 pro forma..........  $0.06 $ 0.14 $ (0.44)      $ (0.79)

  The fair value of each option grant is estimated on the date of grant using the minimum value option pricing model with the following weighted-average assumptions:

                                             DECEMBER 31,
                                        -------------------------  SEPTEMBER 30,
                                         1995     1996     1997        1998
                                        -------  -------  -------  -------------
   Expected dividend yield.............     0.0%     0.0%     0.0%        0.0%
   Risk-free interest rate.............     6.5%     6.5%     5.3%        5.0%
   Expected life....................... 7 years  7 years  5 years     5 years

  For purposes of the pro forma disclosures, the estimated weighted average fair value of the options granted, estimated to be $0.07, $0.05, $0.15 and $0.69 at December 31, 1995, 1996, and 1997 and September 30, 1998,
respectively, is amortized to expense over the options' vesting period. Compensation expense recognized in providing pro forma disclosures may not be representative of the effects on pro forma earnings for future years because the amounts above include only the amortization for the fair value of 1995, 1996, 1997 and the nine months ended September 30, 1998 grants.

                           ONYX SOFTWARE CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)


  A summary of stock option activity follows:

                                                          OUTSTANDING OPTIONS
                                                          --------------------
                                                SHARES                WEIGHTED
                                              AVAILABLE     NUMBER    AVERAGE
                                                 FOR          OF      EXERCISE
                                                GRANT       SHARES     PRICES
                                              ----------  ----------  --------
   Balance at January 1, 1995................  4,175,000     825,000   $0.10
     Options granted.........................   (638,000)    638,000   $0.20
                                              ----------  ----------
   Balance at December 31, 1995
    (exercisable--165,000)...................  3,537,000   1,463,000   $0.14
     Options granted......................... (1,730,800)  1,730,800   $0.20
     Options canceled........................     75,000     (75,000)  $0.16
     Options exercised.......................        --      (10,000)  $0.12
                                              ----------  ----------
   Balance at December 31, 1996
    (exercisable--656,267)...................  1,881,200   3,108,800   $0.18
     Options granted......................... (1,091,400)  1,091,400   $0.65
     Options canceled........................    241,248    (241,248)  $0.26
     Options exercised.......................        --     (127,876)  $0.19
                                              ----------  ----------
   Balance at December 31, 1997
    (exercisable--1,163,672).................  1,031,048   3,831,076   $0.31
     Options granted......................... (1,373,760)  1,373,760   $3.20
     Options canceled........................    400,209    (400,209)  $0.60
     Options exercised.......................        --   (1,452,500)  $0.16
                                              ----------  ----------
   Outstanding at September 30, 1998
    (exercisable--380,683)...................     57,497   3,352,127   $1.52
                                              ==========  ==========

  The following table summarizes information concerning currently outstanding and exercisable options at September 30, 1998:

                           OUTSTANDING          EXERCISABLE
                      ---------------------- ------------------
                                  WEIGHTED
                                  AVERAGE              WEIGHTED
          RANGE OF               REMAINING             AVERAGE
          EXERCISE    NUMBER OF CONTRACTUAL  NUMBER OF EXERCISE
           PRICES      OPTIONS  LIFE (YEARS)  OPTIONS   PRICE
          --------    --------- ------------ --------- --------
        $0.10--$0.12    188,500     5.83       36,000   $0.12
        $0.20--$0.40  1,066,817     7.78      280,432    0.21
         $0.70          767,500     8.31       22,376    0.70
        $1.20--$1.50    168,400     9.46          --      --
        $2.50--$3.50    686,910     9.69          --      --
         $5.00          474,000     9.98       41,875    5.00
                      ---------               -------
        $0.10--$5.00  3,352,127     8.58      380,683   $0.76
                      =========               =======

 Common Shares Reserved for Future Issuance

  The Company has reserved shares of common stock as of September 30, 1998 as follows:

   Stock options...................................................... 3,409,624
   Conversion of redeemable convertible preferred stock:
     Series A......................................................... 2,174,082
     Series B......................................................... 1,259,843
                                                                       ---------
                                                                       6,843,549
                                                                       =========

                           ONYX SOFTWARE CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

8. EARNINGS PER SHARE

  The following represents the calculations for earnings per share:

                                                                                    NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                                         -------------------------  ------------------
                                                          1995    1996      1997      1997      1998
                                                         ------- -------  --------  --------  --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
   Net income (loss) (A)...............................  $   523 $ 1,394  $ (2,544) $ (1,735) $ (5,494)
   Preferred stock accretion...........................      --     (225)     (923)     (642)     (911)
                                                         ------- -------  --------  --------  --------
   Income (loss) available to common shareholders (B)..  $   523 $ 1,169  $ (3,467) $ (2,377) $ (6,405)
                                                         ======= =======  ========  ========  ========
   Weighted average number of common shares (1)(C).....    8,000   8,008     8,068     8,045     8,205
    Effect of dilutive securities:
    Stock options......................................      322     382        **        **        **
   Convertible preferred stock.........................      --       **        **        **        **
                                                         ------- -------  --------  --------  --------
   Adjusted weighted average shares and assumed
    conversions (D)....................................    8,322   8,390     8,068     8,045     8,205
                                                         ======= =======            ========
   Pro forma adjustment for convertible preferred
    stock..............................................                      3,194               3,534
                                                                          --------            --------
   Pro forma weighted average shares (E)...............                     11,262              11,739
                                                                          ========            ========
   Earnings (loss) per share:
    Basic (B)/(C)......................................  $  0.07 $  0.15  $  (0.43) $  (0.30) $  (0.78)
    Diluted (B)/(D)....................................  $  0.06 $  0.14  $  (0.43) $  (0.30) $  (0.78)
    Pro forma basic and diluted (A)/(E)................                   $  (0.23)           $  (0.47)

--------
(1) For purposes of determining the weighted average number of common shares outstanding, 1,300,000 shares of common stock acquired through the July 1998 exercise of stock options in exchange for promissory notes to the Company are only considered in the calculation of diluted earnings per share.

** Excluded from the computation of diluted earnings per share given the effects are antidilutive. Outstanding stock options to purchase 799,764 and 3,831,076 shares of common stock at December 31, 1996 and 1997, respectively, and 3,198,402 and 4,652,127 shares of common stock at September 30, 1997 and 1998, respectively, were excluded from the computation of diluted earnings per share because their effect was anti-dilutive (see Note 7 for additional stock option information).

                           ONYX SOFTWARE CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)


9. INCOME TAXES

  Income (loss) before taxes consists of the following:

                                                             NINE MONTHS ENDED
                                          DECEMBER 31,         SEPTEMBER 30,
                                       -------------------  -------------------
                                       1995  1996   1997       1997      1998
                                       ---- ------ -------  ----------- -------
                                                            (UNAUDITED)
                                                   (IN THOUSANDS)
   Current:
     U.S. ............................ $811 $2,159 $(3,601)   $(2,456)  $(5,746)
     Foreign..........................  --      24     169        115       445
                                       ---- ------ -------    -------   -------
                                       $811 $2,183 $(3,432)   $(2,341)  $(5,301)
                                       ==== ====== =======    =======   =======

  The provision (benefit) for income taxes consists of the following:

                                                         NINE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                               ------------------------  ----------------------
                                1995   1996     1997         1997      1998
                               -------------- ---------  ------------  --------
                                                         (UNAUDITED)
                                             (IN THOUSANDS)
   Current:
     Federal.................    $255   $800    $(1,007)        $(708) $    --
     State and local.........      15     37          5             3       --
     Foreign.................     --       6         60            45       193
                               ------ ------  ---------     ---------  --------
   Total current income
    taxes....................     270    843       (942)         (660)      193
   Deferred--federal.........      18    (54)        54            54       --
                               ------ ------  ---------     ---------  --------
   Income tax provision (ben-
    efit)....................  $  288   $789    $  (888)        $(606) $    193
                               ====== ======  =========     =========  ========

  The effective rate differs from the U.S. federal statutory rate as follows:

                                                           NINE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                               -------------------------  -------------------
                                1995    1996     1997        1997      1998
                               ------- ------- ---------  ----------- -------
                                                          (UNAUDITED)
                                             (IN THOUSANDS)
   Income tax expense
    (benefit) at statutory
    rate of 34%..............    $276    $742  $  (1,167)    $(796)   $(1,802)
   State taxes, net of fed-
    eral benefit.............      10      24          3         1        --
   Losses producing no cur-
    rent tax benefit.........     --      --         276       189      1,995
   Research and development
    tax credit...............     (13)    (22)       --        --         --
   Other items, net..........      15      44        --        --         --
                               ------  ------  ---------     -----    -------
   Income tax provision (ben-
    efit)....................    $288    $788    $  (888)    $(606)   $   193
                               ======  ======  =========     =====    =======

  At September 30, 1998, the Company had a domestic net operating loss and research and development carryforwards of $6.1 million and $453,000, respectively, which begin to expire in 2017. Utilization of these carryforwards depends on the recognition of future taxable income. The Company's ability to utilize net operating loss carryforwards may be limited in the event that a change in ownership, as defined in the Internal Revenue Code, occurs in the future. To the extent that any single-year loss is not utilized to the full amount of the limitation, such unused loss is carried forward to subsequent years until the earlier of its utilization or the expiration of the relevant carryforward period.

                           ONYX SOFTWARE CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)


  Deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                  DECEMBER 31,
                                                  -------------  SEPTEMBER 30,
                                                  1996    1997       1998
                                                  ------ ------  -------------
                                                        (IN THOUSANDS)
   Deferred tax assets:
     Book accruals in excess of tax.............. $ 144  $  246     $   209
     Research and development credit
      carryforward...............................   --      100         453
     Net operating loss carryforward.............   --      170       2,084
                                                  -----  ------     -------
   Total gross deferred tax assets...............   144     516       2,746
   Less valuation allowance......................   --     (315)     (2,587)
                                                  -----  ------     -------
                                                    144     201         159
   Deferred tax liability--deductible basis in
    fixed assets.................................   (90)   (201)       (159)
                                                  -----  ------     -------
   Net deferred tax assets....................... $  54  $  --      $   --
                                                  =====  ======     =======

  Since the Company's utilization of these deferred tax assets is dependent on future profits, which are not assured, a valuation allowance equal to the net deferred tax assets has been provided. The valuation allowance for deferred tax assets increased $315,000 and $2.3 million during the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.

10. EMPLOYEE BENEFIT PLAN

  The Company maintains a profit-sharing retirement plan for eligible employees under the provisions of Internal Revenue Code Section 401(k). Participants may defer up to 15% of their annual compensation on a pretax basis, subject to maximum limits on contributions prescribed by law. Contributions by the Company are at the discretion of the Board of Directors. No discretionary contributions have been made by the Company to date.

11. INTERNATIONAL OPERATIONS

  The Company licenses and markets its products through direct and indirect channels throughout the world. Information regarding revenues in different geographic regions is as follows:

                                                              NINE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                    ------------------------ -------------------
                                     1995    1996     1997      1997      1998
                                    ------- ------- -------- ----------- -------
                                                             (UNAUDITED)
                                                   (IN THOUSANDS)
   North America................... $ 2,196 $ 9,297 $ 18,272   $11,578   $19,850
   Rest of World...................       1     348    1,165       699     4,154
                                    ------- ------- --------   -------   -------
   Total Revenues.................. $ 2,197 $ 9,645 $ 19,437   $12,277   $24,004
                                    ======= ======= ========   =======   =======

                           ONYX SOFTWARE CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)


  The Company reports operating results based on geographic areas. A summary of key financial data by segment is as follows:

                               NORTH   REST OF
                              AMERICA   WORLD    TOTAL
                              -------  -------  -------
                                  (IN THOUSANDS)
   NINE MONTHS ENDED
    SEPTEMBER 30, 1998:
     Revenues................ $19,850  $ 4,154  $24,004
     Operating income
      (loss).................  (3,421)  (1,975)  (5,396)
     Interest, net...........      95      --        95
     Depreciation and
      amortization...........     666       25      691
     Purchases of property
      and equipment..........     562      119      681
     Long-lived assets.......   5,032      439    5,471
     Total assets............  16,150      948   17,098
   NINE MONTHS ENDED
    SEPTEMBER 30, 1997
    (UNAUDITED):
     Revenues................ $11,578  $   699  $12,277
     Operating income
      (loss).................  (1,892)    (680)  (2,572)
     Interest, net...........     231      --       231
     Depreciation and
      amortization...........     495       10      505
     Purchases of property
      and equipment..........     215       46      261
     Long-lived assets.......   1,225       63    1,288
     Total assets............  14,828      196   15,024

12. SUBSEQUENT EVENTS

 Initial Public Offering

  On December 4, 1998, the Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to offer its common stock to the public. On December 4, 1998, the Board also approved, subject to shareholder approval, the amendment of the Company's Articles and Bylaws, which included, among other things, an increase in the capitalization of the Company to 40,000,000 shares of common stock and 10,000,000 shares of preferred stock, each with a par value of $0.01 per share, effective upon the filing with the Secretary of State of Washington, and an increase in the number of shares of common stock issuable upon conversion of the Series B Redeemable Convertible Preferred Stock. The accompanying financial statements reflect the increase in the capitalization of the Company. If the offering is consummated under terms presently anticipated, each outstanding share of redeemable convertible preferred stock will convert into 3,533,925 shares of common stock. Unaudited pro forma shareholders' equity reflects the assumed conversion of the redeemable convertible preferred stock outstanding at September 30, 1998 into common stock.

 1998 Stock Incentive Compensation Plan

  On October 23, 1998, the Board adopted the 1998 Stock Incentive Compensation Plan (1998 Plan), which was approved by the Company's shareholders on November 24, 1998. The 1998 Plan provides for both stock options and restricted stock awards to employees, officers, directors, agents, advisors, consultants and independent contractors of the Company. Options granted under the 1998 plan generally vest and become exercisable 25% 18 months after the date of grant, and additional 12.5% shall vest at the end of each six-month period thereafter, with the result that 100% of the options are vested four and one-half years from the initiation date. As of November 30, 1998, the Company has reserved a total of (i) 4,907,124 shares of common stock

                           ONYX SOFTWARE CORPORATION

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

(1,518,872 shares of common stock from the 1998 Plan plus 3,388,252 shares issuable upon exercise of options that were outstanding but unexercised under the 1994 Plan), and (ii) an annual increase to be added on the first day of each fiscal year beginning in 2000 equal to the lesser of 1,675,763 shares or 5% of the average common shares outstanding used to calculate fully diluted earnings per share, as reported for the preceding year. Any shares returned to the 1994 Plan as a result of termination of options or repurchase of shares by the Company become available for future grant from the 1998 Plan. In conjunction with the adoption of the 1998 Plan, the Company granted options to acquire 66,700 shares of common stock at an exercise price of $9.00 per share to employees from the 1994 Plan's remaining stock option pool, and options to acquire 16,200 shares of common stock at an exercise price of $9.00 per share to employees from the 1998 Plan.

 1998 Employee Stock Purchase Plan

  On December 4, 1998, the Board approved the 1998 Employee Stock Purchase Plan (the ESPP), subject to approval by the Company's shareholders. If the ESPP is approved by the shareholders, the Company will implement it upon the effectiveness of the initial public offering. The ESPP permits eligible employees of ONYX and its subsidiaries to purchase common stock through payroll deductions of up to 10% of their compensation. Under the ESPP, no employee may purchase common stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. In addition, owners of 5% or more of ONYX's or a subsidiary's common stock may not participate in the ESPP. The Company authorized the issuance under the ESPP of a total of 500,000 shares of common stock, plus an automatic annual increase, to be added on the first day of the fiscal year beginning in 2000, equal to the lesser of (a) 200,000 shares and (b) 1.2% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in the Annual Report for the preceding year, or a lesser amount determined by the Board of Directors. Any shares from increases in previous years that are not actually issued shall be added to the aggregate number of shares available for issuance under the ESPP.

  We will implement the ESPP with six-month offering periods. The first offering period will commence on the effectiveness of this offering. Subsequent offering periods will begin on each January 1 and July 1. The price of the common stock purchased under the ESPP will be the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period, except that the purchase price for the first offering period will be equal to the lesser of 100% of the initial public offering price of the common stock and 85% of the fair market value on June 30, 1999. The ESPP does not have a fixed expiration date, but ONYX's Board of Directors may terminate it at any time. The Company has not yet issued any shares of common stock under the ESPP.

          ERM
             Enterprise Relationship Management
             Front-office solutions for the real world

                                   [ARTWORK]

Today's businesses increasingly face competitive and operational challenges such as:

 .  Intense competition

 .  Constantly changing technologies

 .  Rapid growth

 .  High costs of customer acquisition and retention

ONYX ERM Solutions enable businesses to address these issues by:

 .  Improving the effectiveness of marketing, sales and service efforts

 .  Organizing data around relationships--not functional departments

 .  Leveraging recent technological developments.

                          [LOGO OF ONYX SOFTWARE(R)]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

     Securities and Exchange Commission registration fee.............. $  9,911
     NASD filing fee..................................................    4,065
     Nasdaq National Market listing fee...............................   95,000
     Blue Sky fees and expenses.......................................   10,000
     Printing and engraving expenses..................................  150,000
     Legal fees and expenses..........................................  200,000
     Accounting fees and expenses.....................................  175,000
     Transfer Agent and Registrar fees................................   10,000
     Miscellaneous expenses...........................................   96,024
                                                                       --------
       Total.......................................................... $750,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 10 of the registrant's Restated Bylaws (Exhibit 3.2 hereto) provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose.

  Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Section 5.2 of the registrant's Fourth Amended and Restated Articles of Incorporation (Exhibit 3.1 hereto) contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

  The registrant has entered into certain indemnification agreements with its officers and directors, the form of which is attached as Exhibit 10.11 to this Registration Statement and incorporated herein by reference. The indemnification agreements provide the registrant's officers and directors with indemnification to the maximum extent permitted by the WBCA.

  The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the registrant and its executive officers and directors, and by the registrant of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in this Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since its inception in February 1994, the registrant has issued and sold unregistered securities as follows:

    1. On March 29, 1996, the registrant issued 2,174,082 shares of Series A Preferred Stock, which are convertible into 2,174,082 shares of common stock, to two investors, Foundation Capital, L.P. and Foundation Capital Entrepreneurs Fund, L.L.C., for a consideration of $1.38 per share of Series A Preferred Stock, or an aggregate of $3,000,233. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

    2. On March 31, 1997, the registrant issued 1,259,843 shares of Series B Preferred Stock, which are convertible into 1,359,843 shares of common stock, to eight investors, Foundation Capital, L.P., Foundation Capital Entrepreneurs Fund, L.L.C., TCV II, V.O.F., Technology Crossover Ventures II, L.P., TCV II (Q), L.P., TCV II Strategic Partners, L.P., Technology Crossover Ventures II, C.V. and Hillman/Dover Limited Partnership, for a consideration of $6.35 per share of Series B Preferred Stock, or an aggregate of $8,000,003. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

    3. From December 1995 through November 1998, the registrant granted stock options to purchase 5,725,660 shares of common stock, with exercise prices ranging from $.20 to $9.00 per share, to employees, consultants and directors pursuant to its Amended and Restated 1994 Combined Incentive and Nonqualified Stock Option Plan. Of these options, options for 744,532 shares have been canceled without being exercised, options for 1,592,876 shares have been exercised and options for 3,388,252 shares remain outstanding. From October 23, 1998 through November 30, 1998, the registrant granted stock options to purchase 16,200 shares of the registrant's common stock, with an exercise price of $9.00 per share, to employees and consultants pursuant to its 1998 Stock Incentive Compensation Plan. Of these options, none have been canceled without being exercised, none have been exercised and options for 16,200 shares remain outstanding.

    4. In September 1998, pursuant to an Agreement and Plan of Merger by and among the registrant, EnCyc Acquisition, Inc., EnCyc, Inc. ("EnCyc") and the shareholders of EnCyc, the registrant issued 233,333 shares of common stock in connection with the registrant's acquisition of all the issued and outstanding shares of EnCyc. The form of the transaction was a merger, whereby a wholly owned subsidiary of the registrant was merged with and into EnCyc. The recipients of the common stock were the former shareholders of EnCyc. The issuance of these securities was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

  The sales and issuances of these securities were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701, or pursuant to Section 4(2) of the Securities Act on the basis that the transactions did not involve a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

     NUMBER                             DESCRIPTION
     ------                             -----------
      1.1*  Form of Underwriting Agreement.
      3.1   Third Amended and Restated Articles of Incorporation of the
            registrant, as further amended by Form of Articles of Amendment.
      3.2   Form of Amended and Restated Bylaws of the registrant.
      5.1*  Opinion of Perkins Coie LLP as to the legality of the shares.
     10.1*  Amended and Restated Investors' Rights Agreement, dated as of March
            31, 1997, by and among the registrant, Foundation Capital, L.P.,
            Foundation Capital Entrepreneurs Fund, L.L.C., TCV II, V.O.F.,
            Technology Crossover Ventures II, L.P., TCV II (Q), L.P., TCV II
            Strategic Partners, L.P., Technology Crossover Ventures II, C.V.,
            Hillman/Dover Limited Partnership, Brent Frei, Brian Janssen, Todd
            Stevenson, Mary Forler, Ronald Frei, Glenda Frei, Barbara
            Stevenson, Leon Stevenson, Michael Racine, Mary Winifred Racine,
            Bettie Ruzicka, Larry L. Ruzicka, Colleen Chmelik, James Chmelik,
            J. Michael Ellis and Barbara S. Ellis.
     10.2   Lease Agreement, dated as of June 26, 1998, by and between WRC
            Sunset North LLC and the registrant.
     10.3   Sublease Agreement, as amended, dated as of March 6, 1996, by and between WWC Holding Co., Inc. and the registrant.
     10.4   Lease, as amended, dated as of February 4, 1997, by and between WRC
            Properties, Inc. and the registrant.
     10.5   Lease, dated as of February 19, 1998, by and between Teachers
            Insurance & Annuity Association of America, Inc. and the
            registrant.
     10.6   Loan and Security Agreement, dated as of September 3, 1998, between
            Silicon Valley Bank and the registrant.
     10.7   Amended and Restated 1994 Combined Incentive and Nonqualified Stock
            Option Plan.
     10.8   1998 Stock Incentive Compensation Plan.
     10.9   1998 Employee Stock Purchase Plan.
     10.10* Offer of Employment, dated as of June 11, 1998, from the registrant to Sarwat H. Ramadan.
     10.11* Offer of Employment, dated as of September 14, 1997, from the registrant to Keith Brown.
     10.12  Form of Indemnification Agreement between the registrant and each of its directors and executive officers.
     21.1   Subsidiaries of the registrant.
     23.1   Consent of Ernst & Young LLP, Independent Auditors.
     23.2*  Consent of Perkins Coie LLP (contained in the opinion filed as
            Exhibit 5.1 hereto).
     24.1   Power of Attorney (contained on signature page).
     27.1   Financial Data Schedule.
     99.1   Report of Ernst & Young LLP, Independent Auditors, on Financial
            Statement Schedule

--------
* To be filed by amendment.

  (b) Financial Statement Schedules

  The following financial statement schedule is filed herewith:

    Section II--Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 8th day of December, 1998.


                                          ONYX SOFTWARE CORPORATION

                                                  /s/  Brent R. Frei
                                          By: _________________________________
                                                       Brent R. Frei,
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  Each person whose individual signature appears below hereby authorizes and appoints Brent R. Frei and Sarwat H. Ramadan, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 8th day of December, 1998.

              SIGNATURE                                   TITLE
              ---------                                   -----

          /s/  Brent R. Frei           President, Chief Executive Officer and
______________________________________  Chairman of the Board (Principal Executive
            Brent R. Frei               Officer)

        /s/  Sarwat H. Ramadan         Vice President, Chief Financial Officer,
______________________________________  Secretary and Treasurer (Principal
          Sarwat H. Ramadan             Financial and Accounting Officer)

        /s/  Todd A. Stevenson         Director
______________________________________
          Todd A. Stevenson

        /s/ William B. Elmore          Director
______________________________________
          William B. Elmore

           /s/  Jay C. Hoag            Director
______________________________________
             Jay C. Hoag

          /s/ Paul G. Koontz           Director
______________________________________
            Paul G. Koontz

        /s/ Daniel R. Santell          Director
______________________________________
          Daniel R. Santell


                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                           ONYX SOFTWARE CORPORATION
                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

        COLUMN A          COLUMN B         COLUMN C          COLUMN D     COLUMN E
        --------          --------         --------          --------     --------
                                          ADDITIONS
                                    ----------------------
                                               CHARGED TO
                         BALANCE OF CHARGED TO    OTHER
                         BEGINNING  COSTS AND  ACCOUNTS -- DEDUCTION --  BALANCE AT
        DESCRIPTION      OF PERIOD   EXPENSES   DESCRIBE   DESCRIBE(1)  END OF PERIOD
        -----------      ---------- ---------- ----------- ------------ -------------
Year ended December 31,
 1995 Deducted from
 asset accounts:
  Allowance for doubtful
   accounts.............   $ --       $  30       $ --        $ --          $  30
Year ended December 31,
 1996 Deducted from
 asset accounts:
  Allowance for doubtful
   accounts.............      30        314         --          (27)          317
Year ended December 31,
 1997 Deducted from
 asset accounts:
  Allowance for doubtful
   accounts.............     317        525         --         (289)          553
Nine months ended
 September 30, 1998
 Deducted from asset
  accounts:
  Allowance for doubtful
   accounts.............     553        400         --         (551)          402

--------
(1)  Uncollectible accounts written off, net of recoveries.

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                                 EXHIBITS
 -------                                --------
  1.1*   Form of Underwriting Agreement.
  3.1    Third Amended and Restated Articles of Incorporation of the
         registrant, as further amended by Form of Articles of Amendment.
  3.2    Form of Amended and Restated Bylaws of the registrant.
  5.1*   Opinion of Perkins Coie LLP as to the legality of the shares.
 10.1*   Amended and Restated Investors' Rights Agreement, dated as of March
         31, 1997, by and among the registrant, Foundation Capital, L.P.,
         Foundation Capital Entrepreneurs Fund, L.L.C., TCV II, V.O.F.,
         Technology Crossover Ventures II, L.P., TCV II (Q), L.P., TCV II
         Strategic Partners, L.P., Technology Crossover Ventures II, C.V.,
         Hillman/Dover Limited Partnership, Brent Frei, Brian Janssen, Todd
         Stevenson, Mary Forler, Ronald Frei, Glenda Frei, Barbara Stevenson,
         Leon Stevenson, Michael Racine, Mary Winifred Racine, Bettie Ruzicka,
         Larry L. Ruzicka, Colleen Chmelik, James Chmelik, J. Michael Ellis and
         Barbara S. Ellis.
 10.2    Lease Agreement, dated as of June 26, 1998, by and between WRC Sunset
         North LLC and the registrant.
 10.3    Sublease Agreement, as amended, dated as of March 6, 1996, by and between WWC Holding Co., Inc. and the registrant.
 10.4    Lease, as amended, dated as of February 4, 1997, by and between WRC
         Properties, Inc. and the registrant.
 10.5    Lease, dated as of February 19, 1998, by and between Teachers
         Insurance & Annuity Association of America, Inc. and the registrant.
 10.6    Loan and Security Agreement, dated as of September 3, 1998, between
         Silicon Valley Bank and the registrant.
 10.7    Amended and Restated 1994 Combined Incentive and Nonqualified Stock
         Option Plan.
 10.8    1998 Stock Incentive Compensation Plan.
 10.9    1998 Employee Stock Purchase Plan.
 10.10*  Offer of Employment, dated as of June 11, 1998, from the registrant to
         Sarwat H. Ramadan.
 10.11*  Offer of Employment, dated as of September 14, 1997, from the registrant to Keith Brown.
 10.12   Form of Indemnification Agreement between the registrant and each of its directors and executive officers.
 21.1    Subsidiaries of the registrant.
 23.1    Consent of Ernst & Young LLP, Independent Auditors.
 23.2*   Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit
         5.1 hereto).
 24.1    Power of Attorney (contained on signature page).
 27.1    Financial Data Schedule.
 99.1    Report of Ernst & Young LLP, Independent Auditors, on Financial
         Statement Schedule.

--------
* To be filed by amendment.